SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.         )

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

GOLFSMITH INTERNATIONAL HOLDINGS, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies: Golfsmith International Holdings, Inc. Common Stock, $0.001 par value.

(2)

Aggregate number of securities to which transaction applies:

18,931,675 shares of Common Stock, which includes 15,932,186 shares of Common Stock outstanding, 2,490,625 shares of Common Stock subject to options with exercise prices below $6.10 per share and 508,864 deferred stock units, performance shares and restricted stock units granted pursuant to the company’s equity plans.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) 15,932,186 shares of Common Stock outstanding multiplied by $6.10 per share; (b) 2,490,625 shares of Common Stock subject to options with exercise prices below $6.10 per share multiplied by $3.40 (which is the difference between $6.10 and the weighted average exercise price of such options of $2.70 per share); and (c) 508,864 deferred stock units, performance shares and restricted stock units granted pursuant to the company’s equity plans multiplied by $6.10 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001146 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $108,758,530.00

	(5)	Total fee paid:

$12,463.73

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

11000 North IH-35

Austin, TX 78753

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Fellow Stockholders:

This Notice of Action by Written Consent and Appraisal Rights and Information Statement is being furnished to the holders of common stock, par value $0.001 per share (“Common Stock”), of Golfsmith International Holdings, Inc., which we refer to as “Golfsmith,” in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 11, 2012, among Golfsmith, Golf Town USA Holdings Inc., a Delaware corporation (“Golf Town”) and Major Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Golf Town (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Golfsmith and the separate corporate existence of Merger Sub will cease (the “Merger”). At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than shares owned by Golf Town or any of its direct or indirect subsidiaries, shares owned by Golfsmith or any of its direct or indirect wholly-owned subsidiaries and shares owned by any stockholder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), will be converted into the right to receive $6.10 per share in cash, without interest (the “Per Share Merger Consideration”, and the aggregate amount for all such shares, the “Merger Consideration”). A copy of the Merger Agreement is attached as Annex A to the accompanying Information Statement.

The Transaction Committee (the “Transaction Committee”) formed by Golfsmith’s Board of Directors (the “Golfsmith Board”) to consider and evaluate a potential sale of Golfsmith, unanimously adopted resolutions (i) approving and declaring advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement and (ii) recommending the Golfsmith Board approve the Merger and the Merger Agreement and the other transactions contemplated by the Merger Agreement. The Golfsmith Board, having considered the recommendation of the Transaction Committee and having reviewed and evaluated the merits of the Merger, unanimously adopted resolutions (i) approving and declaring advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, (ii) resolving that the adoption of the Merger Agreement be submitted to Golfsmith’s stockholders for a vote and (iii) resolving to recommend to Golfsmith’s stockholders that they adopt the Merger Agreement.

The adoption of the Merger Agreement required the affirmative vote or written consent of the holders of a majority of our issued and outstanding shares of Common Stock. On May 11, 2012, Atlantic Equity Partners III, L.P. (“AEP”), Martin Hanaka, Chief Executive Officer and Chairman of Golfsmith, and Sue Gove, President, Chief Operating Officer and Chief Financial Officer of Golfsmith (collectively, the “Supporting Stockholders”), together owning approximately 51.1% of our issued and outstanding shares of Common Stock on such date, each delivered a written consent, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. As a result, no further action by any other Golfsmith stockholder is required to adopt the Merger Agreement or to authorize the transactions contemplated thereby. Additionally, on May 23, 2012, each of Carl Paul, Franklin Paul and trusts of, and certain members of, their family (collectively, the “Paul Stockholders”, and, collectively with the Supporting Stockholders, the “Consenting Stockholders”) executed and delivered a written consent, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. The Consenting Stockholders together own approximately 60.8% of our issued and outstanding shares of Common Stock as of the date of the accompanying Information Statement. Golfsmith has not solicited and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to convene a stockholders meeting for the purposes of voting on the authorization and adoption of the Merger Agreement. Accordingly, your vote in favor of the adoption of the Merger Agreement is not required and is not being requested. This notice and the accompanying Information Statement constitute notice to you from Golfsmith of the action by written consent taken by the Supporting Stockholders, as contemplated by Section 228 of the DGCL.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock, other than the Consenting Stockholders, will have the right to seek an appraisal for the “fair value” of their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must demand in writing appraisal by June [    ], 2012, which is the date that is 20 days following the date of mailing of the accompanying Information Statement and comply with the procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying Information Statement. A copy of Section 262 of the DGCL is attached to the accompanying Information Statement as Annex C.

This notice and the accompanying Information Statement constitute notice to you from Golfsmith of the availability of appraisal rights under Section 262 of the DGCL. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

We urge you to read the entire Information Statement and its annexes carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of Common Stock.

By Order of the Golfsmith Board.

/s/ Martin Hanaka

Martin Hanaka

Chief Executive Officer and Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the information contained in this notice or the accompanying Information Statement. Any representation to the contrary is a criminal offense.

This Information Statement is dated [            ] [    ], 2012 and is first being mailed to our stockholders on [            ] [    ], 2012.

SUMMARY

The following summary highlights selected information from this information statement (this “Information Statement”) and may not contain all of the information that is important to you. Accordingly, we encourage you to read this entire Information Statement and its annexes carefully, as well as those additional documents to which we refer you. Items in this summary include a page reference directing you to a more detailed description of that item in this Information Statement. You may obtain the information incorporated by reference into this Information Statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 102.

Unless we otherwise indicate or unless the context requires otherwise, all references in this Information Statement to Golfsmith, “we,” “our” and “us” refer to Golfsmith International Holdings, Inc. and, where appropriate, its subsidiaries; all references to “Golf Town” refer to Golf Town USA Holdings Inc.; all references to “Merger Sub” refer to Major Merger Sub, Inc.; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of May 11, 2012, among Golfsmith, Golf Town and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this Information Statement; all references to the “Merger” refer to the merger of Merger Sub with and into Golfsmith, with Golfsmith as the surviving corporation, as contemplated by the Merger Agreement; all references to the “Per Share Merger Consideration” refer to the consideration of $6.10 per share in cash, without interest and subject to any required withholding taxes, to be delivered to the holders of our Common Stock pursuant to the Merger Agreement; all references to the “Golfsmith Board” refer to Golfsmith’s Board of Directors; all references to the “Transaction Committee” refer to the Transaction Committee of the Golfsmith Board as constituted as of the date of such reference; and all references to “Common Stock” refer to Golfsmith’s common stock, par value $0.001 per share.

Parties to the Merger (Page 18)

Golfsmith International Holdings, Inc.

Golfsmith, a Delaware corporation, has been in business for 45 years and is a specialty retailer of golf equipment and related apparel and accessories. Golfsmith operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in 88 retail locations across the United States, through its internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Our mailing address is 11000 North IH-35, Austin, Texas 78753, and our telephone number is (512) 837-8810.

Golf Town USA Holdings Inc.

Golf Town and its affiliates are a 13-year-old specialty golf equipment, apparel and accessories retailer. Golf Town and its affiliates are Canada’s largest golf retailer and have 54 stores throughout the country. Golf Town and its affiliates expanded into the US market in 2011 and 2012 by opening 7 stores in the Greater Boston area. Golf Town and its affiliates offer a superior selection of brand names as well as proprietary brands. Golf Town and its affiliates were acquired by OMERS Private Equity Inc. (“OMERS”) in September 2007.

Golf Town’s mailing address is 90 Allstate Parkway, Suite 800, Markham, Ontario, Canada, and its telephone number is (416) 864-3227.

Major Merger Sub, Inc.

Merger Sub is a wholly-owned subsidiary of Golf Town formed solely for the purpose of completing the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Merger Sub’s mailing address is c/o Golf Town, 90 Allstate Parkway, Suite 800, Markham, Ontario, Canada, and its telephone number is (416) 864-3227.

The Merger (Page 18)

On May 11, 2012, Golfsmith entered into the Merger Agreement with Golf Town and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Golfsmith, with Golfsmith continuing as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Golf Town. We expect to complete the Merger in the third quarter of 2012; however, because the Merger is subject to conditions which are beyond our control, the precise timing for completion of the Merger cannot be predicted with certainty. After the Merger is completed, each Golfsmith stockholder (other than as set forth below under the heading “Merger Consideration”) will have the right to receive the Per Share Merger Consideration for each share held by such stockholder, but will no longer have any rights as a Golfsmith stockholder or any ongoing interest in the continuing operations of Golfsmith. We urge you to read the entire Merger Agreement, which is attached to this Information Statement as Annex A.

Merger Consideration

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than shares owned by Golf Town or any of its direct or indirect subsidiaries, shares owned by Golfsmith or any of its direct or indirect wholly-owned subsidiaries and shares owned by any stockholder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), will be converted into the right to receive the Per Share Merger Consideration of $6.10 in cash, without interest, less any applicable withholding taxes.

Treatment of Company Options and Awards

At the Effective Time:

•

each outstanding option to purchase shares granted under Golfsmith’s 2006 Incentive Compensation Plan and Golfsmith’s 2002 Incentive Plan (collectively, the “Stock Plan”), whether vested or unvested (each, a “Company Option”), will be cancelled and will only entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares subject to such Company Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share under such Company Option, less applicable taxes required to be withheld with respect to such payment; and

•

each (i) outstanding deferred stock unit issued pursuant to a Deferred Stock Unit Award Agreement, (ii) performance share award issued pursuant to a Performance Share Award Agreement (a “Performance Share Award Agreement”) and (iii) outstanding restricted stock unit award issued pursuant to a Restricted Stock Award Agreement, in each case under the Stock Plan (each, a “Company Award” and collectively, the “Company Awards”), will be cancelled and will only entitle the holder thereof to receive an amount in cash equal to the product of (x) the number of shares subject to such Company Award immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration (or, if such Company Award contemplates the payment of a specified exercise price, the excess, if any, of the Per Share Merger Consideration over such exercise price), less applicable taxes required to be withheld with respect to such payment.

The Transaction Committee (Page 18)

The Transaction Committee was formed in June 2011 by the Golfsmith Board (i) to manage and supervise the process of soliciting and considering potential business combinations or similar transactions involving a sale of all or a substantial portion of the assets or equity securities of Golfsmith (a “Sale Transaction”) on a day-to-day basis, with the advice and assistance of Golfsmith’s counsel, (ii) to review and evaluate any proposals for Sale Transactions and, if the Transaction Committee deems advisable, to negotiate the terms and conditions of the best available Sale Transaction and (iii) to make recommendations to the Golfsmith Board with respect to any potential Sale Transaction arising from the conduct of the process described above. From the earliest stages of the process, the Transaction Committee included two members not affiliated with AEP or management (such two members, the “Unaffiliated Members”) and the vote of both such Unaffiliated Members was required for the Transaction Committee to recommend a Sale Transaction to the Golfsmith Board. For further discussion of the Transaction Committee, see the section entitled “The Merger—The Transaction Committee” beginning on page 18.

Reasons for the Merger; Recommendation of the Transaction Committee and Golfsmith Board (Page 41)

After consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Transaction Committee and Golfsmith Board,” beginning on page 41, both the Transaction Committee (comprised at that time entirely of the Unaffiliated Members) and the Golfsmith Board unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interest of Golfsmith’s stockholders. The Transaction Committee unanimously adopted resolutions (i) approving and declaring advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement and (ii) recommending the Golfsmith Board approve the Merger and the Merger Agreement and the other transactions contemplated by the Merger Agreement. The Golfsmith Board, having considered the recommendation of the Transaction Committee and having reviewed and evaluated the merits of the Merger, unanimously adopted resolutions (i) approving and declaring advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, (ii) resolving that the adoption of the Merger Agreement be submitted to Golfsmith’s stockholders for a vote and (iii) resolving to recommend to Golfsmith’s stockholders that they adopt the Merger Agreement.

For a discussion of the material factors considered by the Transaction Committee and Golfsmith Board in reaching its conclusions, see the section entitled “The Merger—Reasons for the Merger; Recommendation of the Transaction Committee and Golfsmith Board” beginning on page 41.

Stockholder Action by Written Consent (Page 85)

The adoption of the Merger Agreement required the affirmative vote or written consent of the holders of a majority of our issued and outstanding shares of Common Stock. On May 11, 2012, Atlantic Equity Partners III, L.P. (“AEP”), Martin Hanaka, Chief Executive Officer and Chairman of Golfsmith, and Sue Gove, President, Chief Operating Officer and Chief Financial Officer of Golfsmith (collectively, the “Supporting Stockholders”), together owning approximately 51.1% of the 15,927,536 shares of Common Stock issued and outstanding on such date, each delivered a written consent, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger (such written consents collectively, the “Written Consent”). As a result, no further action by any other Golfsmith stockholder is required to adopt the Merger Agreement or to authorize the transactions contemplated thereby. Additionally, on May 23, 2012, each of Carl Paul, Franklin Paul and trusts of, and certain members of, their family (collectively, the “Paul Stockholders”, and, collectively with the Supporting Stockholders, the “Consenting Stockholders”) executed and delivered a written consent, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. The Consenting Stockholders together own approximately 60.8% of our issued and outstanding shares of Common Stock as of [                    ], 2012. Golfsmith has not solicited and will not be soliciting your adoption of the Merger Agreement and does not intend to convene a stockholders meeting for the purpose of voting on the adoption of the Merger Agreement.

Opinion of Lazard Middle Market LLC (Page 50)

On May 11, 2012, Lazard Middle Market LLC (“LMM”) delivered its oral opinion (subsequently confirmed in writing, dated May 11, 2012) to the Transaction Committee and the Golfsmith Board that, subject to and based upon the assumptions, qualifications and limitations set forth therein, as of May 11, 2012, the Per Share Merger Consideration to be paid to the holders of the shares of Common Stock in the Merger (other than shares of Common Stock held by (i) Golf Town or any of its subsidiaries, (ii) Golfsmith or any of its subsidiaries and, (iii) holders who are entitled to and properly demand an appraisal of their shares of Common Stock ((i) through (iii) collectively, the “Excluded Shares”) is fair, from a financial point of view, to holders of Common Stock (other than holders of the Excluded Shares and the Supporting Stockholders (holders of Excluded Shares and the Supporting Stockholders are collectively referred to as the “Excluded Holders”)).

The full text of the written opinion of LMM, dated May 11, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. LMM provided its opinion for the information and assistance of the Transaction Committee and the Golfsmith Board in connection with its consideration of the Merger. LMM’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto. For a further discussion of LMM’s opinion, see “The Merger—Opinion of Lazard Middle Market LLC” beginning on page 50.

Interests of Certain Persons in the Merger (Page 62)

You should be aware that certain of our directors and officers may have interests in the Merger that may be different from, or in addition to, your interests as a holder of Common Stock. The Golfsmith Board and the Transaction Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of Golfsmith. These interests include:

•	the vesting and cash-out of all Company Options and Company Awards held by our officers and directors resulting in aggregate payments of $5,987,849;

•

potential payments pursuant to current employment agreements with Mr. Hanaka, Ms. Gove and Mr. Larkin of up to $9,773,381, in the aggregate, payable to Mr. Hanaka, Ms. Gove and Mr. Larkin if they are terminated by Golfsmith after consummation of the Merger without cause or by the executive, in the case of Mr. Hanaka, or by the executive for good reason in the case of Ms. Gove);

•	non-binding offer letters between OMERS and Messrs. Hanaka, Larkin and Getson and Ms. Gove:

•	providing that such officers shall remain employed by the combined Golf Town and Golfsmith business after the closing of the Merger;

•	setting forth the salary, bonus, equity incentives (as applicable) and other terms of employment; and

•	establishing terms by which certain officers will invest in, and participate in the potential increase in value of, the combined Golf Town and Golfsmith business following the Merger; and

•

continued indemnification, exculpation and officers’ and directors’ liability insurance coverage for our directors and executive officers following the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time.

For a more detailed description of such interests, see “The Merger—Interests of Certain Persons in the Merger” beginning on page 62.

Financing (Page 70)

The merger is not conditioned on Golf Town obtaining financing. Omers Administration Corporation (“OAC”) has provided an equity commitment letter in the amount of $117,370,000 (the “Equity Commitment Letter”) to fund all of the Merger Consideration, make payments with respect to Company Options and Company Awards and pay all transaction expenses of Golf Town and Golfsmith not previously paid prior to the Effective Time. The Equity Commitment Letter is conditioned only on the closing of the Merger. Golfsmith has obtained an amendment and waiver from General Electric Capital Corporation with respect to the existing credit facility by and among Golfsmith International, L.P., Golfsmith NU, L.L.C. and Golfsmith USA, L.L.C., as borrowers, Golfsmith and its subsidiaries identified as credit parties and General Electric Capital Corporation, as administrative agent and lender (the “Revolving Credit Facility”) that consents to the Merger and waives any default that would otherwise result from the consummation of the Merger (the “Waiver”). The Waiver is not subject to any conditions and became effective immediately upon execution of the Merger Agreement. OAC has provided to Golfsmith a limited guarantee (the “Limited Guarantee”) guaranteeing payment of any termination fees payable by Golf Town, should such fees become payable under the Merger Agreement.

Merger Agreement (Page 74)

Restrictions on Solicitation (Page 82)

Golfsmith has agreed not to, and not to permit or authorize its directors, officers, employees or representatives to, solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any acquisition proposal, participate in any discussions or negotiations or furnish information with respect to any acquisition proposal or otherwise knowingly cooperate with any acquisition proposal, effect a change of recommendation, enter into an agreement with respect to an alternative transaction or amend or terminate confidentiality or standstill provisions with third parties. Golfsmith may however:

•	amend or terminate confidentiality or standstill provisions if the failure to do so could reasonably be expected to be inconsistent with the Golfsmith Board’s fiduciary duties;

•	engage in discussions and provide information in response to an unsolicited acquisition proposal that constitutes or could reasonably be expected to lead to a superior proposal;

•

change its recommendation if it receives a superior proposal or becomes aware of any material fact or circumstance unrelated to an acquisition proposal and, in either case, the Golfsmith Board determines that failure to change its recommendation would reasonably be expected to be inconsistent with its fiduciary duties, subject to the payment of a termination fee of $3,800,000 and provided Golfsmith provides Golf Town with notice and the opportunity to submit an offer at least as favorable to Golfsmith’s stockholders as such superior proposal; and

•

terminate the Merger Agreement to enter into a transaction with respect to a superior proposal after following the procedures set forth in the Merger Agreement as described in more detail in “The Merger Agreement—Termination” beginning on page 90 and payment of a termination fee of $3,800,000.

Conditions to the Merger (Page 88)

Each of Golfsmith’s, Golf Town’s and Merger Sub’s obligations to complete the Merger is subject to the satisfaction or waiver of the following conditions, among other things:

•	the distribution of this Information Statement to our stockholders and the passage of at least 20 calendar days following such distribution;

•

the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any required approvals thereunder having been obtained; and

•	no laws or injunctions restraining or otherwise prohibiting consummation of the Merger are in effect.

In addition, Golf Town’s and Merger Sub’s obligations to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Golfsmith being true and correct in the manner described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 88; and

•	Golfsmith having performed, in all material respects, all of its obligations under the Merger Agreement.

In addition, Golfsmith’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Golf Town and Merger Sub being true and correct in the manner described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 88; and

•	Golf Town and Merger Sub having performed, in all material respects, all of their obligations under the Merger Agreement.

The obligations of Golfsmith, Golf Town and Merger Sub are not subject to the approval of Golfsmith’s stockholders because such stockholder approval has already been obtained from the Supporting Stockholders.

Termination; Termination Fees (Page 90)

The Merger Agreement may be terminated by Golfsmith or Golf Town and the Merger may be abandoned at any time prior to the Effective Time under the circumstances described in the section entitled “The Merger Agreement—Termination” beginning on page 90. Such termination may be subject to the payment of termination fees, which are summarized below.

Golfsmith must pay Golf Town a fee of $3,800,000 (the “Company Termination Fee”) under the following circumstances:

•	Golf Town terminates the Merger Agreement because the Golfsmith Board has made a change of recommendation;

•

Golfsmith terminates the Merger Agreement because the Golfsmith Board, subject to complying with certain obligations (including its obligations described under “The Merger Agreement—Restrictions on Solicitation” beginning on page 82), authorizes Golfsmith to enter into a written agreement to effectuate a superior proposal; or

•

Golf Town terminates the Merger Agreement because an intentional breach of the Merger Agreement by Golfsmith causes the failure of the conditions to Golf Town’s or Merger Sub’s obligations under the Merger Agreement, such breach is not curable or cured prior to the earlier of (i) 20 days after written notice is given by Golf Town to Golfsmith or (ii) November 12, 2012 (the “Outside Date”), and prior to the earlier of the date of such termination or the Effective Time, an acquisition proposal is publicly announced or communicated to Golfsmith’s stockholders and within one year following such termination, Golfsmith enters into a definitive agreement with respect to or completes the acquisition proposal.

Golf Town must pay Golfsmith a fee of $8,200,000 (the “Purchaser Breach Termination Fee”) under the following circumstances:

•

The Merger Agreement is terminated by Golfsmith because either Golf Town or Merger Sub causes the failure of the conditions to Golfsmith’s obligations under the Merger Agreement and such breach is not curable or cured prior to the earlier of (i) 20 days after written notice is given by Golfsmith to Golf Town or (ii) the Outside Date; or

•

Golfsmith is ready, willing and able to consummate the Merger and all applicable conditions under the Merger Agreement have been satisfied or waived, but Golfsmith terminates the Merger Agreement because (i) Golf Town and Merger Sub fail to consummate the Merger despite the fact that the Waiver is in full force and effect or alternative financing is available, or (ii) the Waiver is not in full force and effect, and alternative financing is unavailable, due to a breach by Golf Town or Merger Sub.

Golf Town must pay Golfsmith a fee of $6,500,000 (the “Purchaser Financing Termination Fee”) under the following circumstances:

•

Golfsmith is ready, willing and able to consummate the Merger and all applicable conditions under the Merger Agreement have been satisfied or waived, but Golfsmith terminates the Merger Agreement because Golf Town and Merger Sub fail to consummate the Merger and the Waiver is not in full force and effect.

Regulatory Filings Required in Connection with the Merger (Page 70)

Completion of the Merger is conditioned on the expiration or termination of the applicable waiting period relating to the Merger under the HSR Act and any required approvals thereunder having been obtained.

Golfsmith and Golf Town each filed its required HSR notification and report form with respect to the Merger on May 18, 2012. Early termination of the waiting period under the HSR Act was granted on May 29, 2012.

Material U.S. Federal Income Tax Consequences of the Merger (Page 71)

The exchange of shares of our Common Stock for cash pursuant to the Merger or due to the exercise of appraisal rights will be treated as a taxable sale for U.S. federal income tax purposes (and also may be taxed under applicable state, local and foreign tax laws), so that stockholders who are U.S. Holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71) will generally recognize capital gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger or due to the exercise of appraisal rights and their adjusted tax basis in their shares of Common Stock. Any such gain will be long-term capital gain subject to tax at capital gain rates if you have held the Common Stock for more than one year or as short term capital gain subject to tax at ordinary income rates if you have held the Common Stock for one year or less.

You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71 for a more detailed discussion of the U.S. federal income tax consequences of the Merger. We urge you to consult your own tax advisor to determine the particular U.S. federal, state, local and foreign tax consequences to you of the receipt of the aggregate merger consideration in exchange for shares of our Common Stock pursuant to the Merger or pursuant to exercising appraisal rights in connection with the Merger.

Appraisal Rights of Existing Stockholders (Page 95)

Under the DGCL, stockholders who do not wish to accept the Per Share Merger Consideration are entitled to appraisal rights in connection with the Merger, provided that such stockholders demand in writing appraisal by June [    ], 2012, which is the date that is 20 days following the date of mailing of this Information Statement, and meet all of the other conditions set forth in Section 262 of the DGCL. This means that you are entitled to elect not to accept the Per Share Merger Consideration and instead seek the fair value of your shares of Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Court of Chancery of the State of Delaware (the “Delaware Court”) and to receive payment for your shares based on that valuation. The ultimate amount that you receive in an appraisal proceeding may be less than, equal to or more than the amount that you would have received under the Merger Agreement.

To exercise your appraisal rights, you must demand in writing appraisal by June [    ], 2012, which is the date that is 20 days following the date of mailing of this Information Statement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 95 and the text of the Delaware appraisal rights statute, which is reproduced in its entirety as Annex C to this Information Statement and incorporated by reference herein. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Market Price of Our Common Stock (Page 94)

The closing price of our Common Stock on the NASDAQ Stock Market (“NASDAQ”), on May 11, 2012, the last trading day prior to public announcement of the execution of the Merger Agreement, was

$4.71 per share. On [                    ], 2012, the most recent practicable date before this Information Statement was mailed to our stockholders, the closing price of our Common Stock on NASDAQ was $[    ] per share. You are encouraged to obtain current market quotations for our Common Stock.

Litigation Related to the Merger (Page 73)

A putative stockholder class action lawsuit challenging the Merger has been filed in the District Court of Travis County, Texas. Among other things, the lawsuit alleges that the Golfsmith Board breached its fiduciary duties to Golfsmith’s stockholders. This lawsuit is described in more detail under “The Merger—Litigation Related to the Merger” beginning on page 73.

Delisting and Deregistration of Our Common Stock

If the Merger is completed, Golfsmith’s Common Stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we would no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) on account of our Common Stock or otherwise.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Golfsmith stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement, each of which you should read carefully. You may obtain the information incorporated by reference in this Information Statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 102.

Q: What is the proposed transaction?

A: The proposed transaction is the acquisition of Golfsmith by Golf Town pursuant to the Merger Agreement. Upon the terms and subject to the satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub will merge with and into Golfsmith, with Golfsmith being the surviving corporation of the Merger and becoming a wholly-owned subsidiary of Golf Town.

Q: What will I be entitled to receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration of $6.10 in cash, without interest, less any applicable withholding taxes, for each share of Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under Section 262 of the DGCL, in which case you will be entitled to receive the fair value of your shares as determined by the Delaware Court. For example, if you own 100 shares of Common Stock, you will be entitled to receive $610.00 in cash in exchange for your shares of Common Stock, without interest, less any applicable withholding taxes. Upon completion of the Merger, you will not own any shares of the capital stock in the Surviving Corporation.

Q: When do you expect the Merger to be completed?

A: We are working to complete the Merger as soon as practicable and expect it to close in the third quarter of 2012, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived. However, because the Merger is subject to conditions which are beyond the control of Golf Town and Golfsmith, the precise timing for completion of the Merger cannot be predicted with certainty. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 88.

Q: When can I expect to receive the cash Merger Consideration for my shares?

A: After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging each of your shares of Common Stock for the Per Share Merger Consideration. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the aggregate merger consideration for your shares. If your shares are held in “street name” by a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares in exchange for the aggregate merger consideration for such shares.

Q: Will the Merger be a taxable transaction to me?

A: Yes. The exchange of shares of Common Stock for cash pursuant to the Merger or as a result of exercising appraisal rights in connection with the Merger generally will be a taxable transaction to U.S. Holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71) for U.S. federal income tax purposes (and may also be taxable under applicable state, local and foreign tax laws). If you are a U.S. Holder and you exchange your shares of Common Stock in the Merger or as a result of exercising appraisal rights in connection with the Merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the Merger or pursuant to the exercise of appraisal rights and your adjusted tax basis in your shares of Common Stock. Backup withholding may also apply to such cash payments made unless the U.S. Holder or other payee complies with the backup withholding rules. You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71 for a more detailed discussion of certain material U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state, local and/or foreign taxes.

Q: Did the Golfsmith Board approve and recommend the Merger Agreement?

A: Yes. The Golfsmith Board, at a meeting duly called and held, upon the recommendation of its Transaction Committee, unanimously adopted resolutions (i) approving and declaring advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein, (ii) resolving that the adoption of the Merger Agreement be submitted to the stockholders of Golfsmith for a vote and (iii) resolving to recommend to the stockholders of Golfsmith that they adopt the Merger Agreement.

Q: Has stockholder approval and adoption of the Merger Agreement been obtained?

A: Yes. Each of the Supporting Stockholders executed and delivered the Written Consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. No further action by any Golfsmith stockholder is required to adopt the Merger Agreement. Additionally, on May 23, 2012, the Paul Stockholders executed and delivered a written consent, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. The Consenting Stockholders together owned approximately 60.8% of our issued and outstanding shares of Common Stock as of May 23, 2012. For more information, see “Voting Agreement and Written Consent” beginning on page 92.

Q: Do any of Golfsmith’s directors or officers have interests in the Merger that may differ from those of Golfsmith’s stockholders?

A: Yes. You should be aware that Golfsmith’s directors and officers may have interests in the Merger that are different from, or in addition to, the interests of Golfsmith’s stockholders generally. The Transaction Committee and Golfsmith Board were aware of, and considered, these differing interests, to the extent such interests existed at the time, in evaluating and negotiating the Merger Agreement and the Merger, and in unanimously recommending that the Merger Agreement be adopted by the stockholders of Golfsmith. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 62 for a more detailed discussion of these interests.

Q: What happens if the Merger is not completed?

A: If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Golfsmith will remain a publicly-traded company and the Common Stock will continue to be listed and traded on NASDAQ. Under specified circumstances, in connection with the termination of the Merger Agreement, Golfsmith or Golf Town (or their designees) may be required to pay a termination fee, as described under “The Merger Agreement—Termination Fees” beginning on page 91.

Q: Why am I not being asked to vote on the Merger?

A: Consummation of the Merger required the adoption of the Merger Agreement by the holders of a majority of our issued and outstanding shares of Common Stock. The requisite stockholder approval has been obtained because the Supporting Stockholders have executed and delivered the Written Consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger. As a result, no further approval of the stockholders of Golfsmith is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q: Why am I receiving this Information Statement?

A: You may be receiving this Information Statement because you owned shares of Common Stock on the close of business on May 11, 2012. As a result of entering into the Merger Agreement, applicable laws and securities regulations require us to provide you with notice that the Written Consent has been delivered by the Supporting Stockholders, as well as other information regarding the Merger, even though your vote or consent will neither be required nor requested to authorize and adopt the Merger Agreement or complete the Merger. You may also be receiving this Information Statement because you owned shares of Common Stock on the close of business on the date preceding the date this Information Statement is being sent to notify stockholders of their appraisal rights under Section 262 of the DGCL, which date is the record date for determining which of our stockholders are entitled to such notification. This Information Statement constitutes notice to you of the availability of such appraisal rights under Section 262 of the DGCL, a copy of which is attached to this Information Statement as Annex C.

Q: What happens if I sell my shares before the completion of the Merger?

A: If you transfer your shares before the Effective Time, you will have transferred the right to receive the merger consideration for your shares pursuant to the Merger. In order to receive such merger consideration, you must hold your shares through completion of the Merger.

Q: Should I send in my stock certificates now?

A: No. Promptly after the Merger is completed, you will be sent a letter of transmittal with related instructions describing how you may exchange each of your shares of Common Stock for the Per Share Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of each of your “street name” shares of Common Stock in exchange for the Per Share Merger Consideration. Please do NOT return your stock certificate(s) to Golfsmith.

Q: Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of Common Stock?

A: Yes, provided that you comply with all applicable requirements and procedures. As a holder of Common Stock, you are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See the section entitled “Appraisal Rights” beginning on page 95.

Q: Who can help answer my other questions?

A: If you have more questions about the Merger or need additional copies of this Information Statement, please contact Golfsmith’s General Counsel at (512) 821-4140.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Information Statement, and the documents to which we refer you in this Information Statement, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934, including with respect to the expected completion of the transaction and expected growth of the combined business, benefits and synergies of the proposed transaction, future opportunities for the combined business, and any other statements about future expectations, beliefs, goals, plans or prospects. These forward-looking statements are based on our beliefs, assumptions, and expectations of future events, taking into account the information currently available to us. These statements may include, among others, expectations for completing the transaction, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future store openings, store remodels and capital expenditures, the likelihood of our success in expanding our business, financing plans, working capital needs and sources of liquidity. The words “may,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “potential,” “target,” “project,” “intend,” and similar statements are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance, or financial condition to differ materially from the expectations of future results, performance, or financial condition we express or imply in any forward-looking statements. We note these factors pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of performance. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this filing. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained in this Information Statement. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this Information Statement include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this Information Statement, and the following factors:

•	the state of the economy;

•	the level of discretionary consumer spending;

•	changes in consumer preferences and demographic trends;

•	the number of golf participants and spectators, and general demand for golf;

•	our ability to successfully execute our multi-channel strategy;

•	expansion into new markets;

•	the intense competition in the sporting goods industry and actions by our competitors;

•	the cost of our products;

•	adverse or unseasonal weather conditions;

•	inadequate protection of our intellectual property;

•	our ability to protect our proprietary brands and reputation;

•	credit and equity markets, availability of credit and other financing, and financial markets in general;

•	the timing, amount and composition of future capital expenditures;

•	the timing and number of new store openings and our expectations as to the costs associated with new store openings;

•	assumptions regarding demand for our products and the introduction of new product offerings;

•	the timing and completion of the remodeling of our existing stores;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay the Company Termination Fee of $3,800,000;

•	the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the Merger;

•	the failure to close or delay in consummating the Merger for any other reason;

•	risks that the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against Golfsmith and/or others relating to the Merger Agreement;

•	the diversion of our management’s attention from our ongoing business concerns;

•	the effect of the announcement, pendency or anticipated consummation of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger; and

•	other factors that we may not have currently identified or quantified.

Consequently, all of the forward-looking statements we make in this Information Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the heading “Business” and in our consolidated financial statements and notes thereto included in our most recent filings on Form 10-Q and Form 10-K filed with the SEC that are incorporated by reference herein (see the sections entitled “Where You Can Find More Information” beginning on page 102 and “Incorporation by Reference” beginning on page 102). We undertake no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

Golfsmith International Holdings, Inc.

Golfsmith, a Delaware corporation, has been in business for 45 years and is a specialty retailer of golf equipment and related apparel and accessories. Golfsmith operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in 88 retail locations across the United States, through its internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs. For more information about Golfsmith, see “Where You Can Find More Information” beginning on page 102.

Golf Town USA Holdings Inc.

Golf Town and its affiliates are a 13-year-old specialty golf equipment, apparel and accessories retailer. Golf Town and its affiliates are Canada’s largest golf retailer and have 54 stores throughout the country. Golf Town and its affiliates expanded into the US market in 2011 and 2012 by opening 7 stores in the Greater Boston area. Golf Town and its affiliates offer a superior selection of brand names as well as proprietary brands. Golf Town and its affiliates were acquired by OMERS Private Equity Inc. (“OMERS”) in September 2007.

The Merger

Merger Sub was formed by Golf Town solely for the purpose of completing the Merger. Merger Sub is a wholly-owned subsidiary of Golf Town and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Transaction Committee

The Golfsmith Board determined to form the Transaction Committee in June 2011 after discussing, together with White & Case LLP, the Golfsmith Board’s outside legal counsel (“White & Case”), the potential benefits of forming a transaction committee to manage the Golfsmith Board’s consideration of strategic alternatives and the solicitation of offers to acquire Golfsmith. The benefits considered by the Golfsmith Board included: the efficiency of having an active and experienced committee of directors facilitating decision making in a potentially fast-paced deal environment without the potentially cumbersome need for frequent meetings of the full Golfsmith Board; ensuring that directors with valuable transactional and financial experience were available on a day-to-day basis to our management and advisors; ensuring that directors who were independent of management comprised a majority of such a committee in light of the potential that management could be retained by a potential buyer who would request or require them to invest in the business (although there was no expectation at the time of formation of the Transaction Committee that management would participate in any transaction as investors); ensuring that directors who were independent of AEP comprised a majority of such a committee in light of the potential need for AEP to generate a liquidity event for its Golfsmith investment and the potential that AEP could be requested or required to invest in the business by a potential buyer (although Mr. Buaron, who is an affiliate of AEP, had informed the Golfsmith Board that he did not expect AEP would participate as an investor in any transaction); ensuring that the views of AEP (whose approval would be needed in light of AEP’s significant shareholdings) with respect to any proposed transaction would be taken into account during negotiations; and the ability to obtain independent advice from legal, financial and other advisors that could be retained directly by such a committee. Initially, the Transaction Committee consisted of Mr. Martin Hanaka (Chairman and Chief Executive Officer), Mr. Roberto Buaron and Mr. Robert Allen. Messrs. Hanaka and Allen are not affiliates of AEP and Messrs. Buaron and Allen are not members of Golfsmith’s management. In July 2011, the Transaction Committee was expanded to include Ms. Glenda Flanagan because the Golfsmith Board considered Ms. Flanagan’s financial and public company experience to be a valuable resource for the Transaction Committee. Ms. Flanagan is not affiliated with either Golfsmith’s management or AEP. Coincident with Ms. Flanagan’s appointment, the Golfsmith Board resolved that the Golfsmith Board could not approve a Sale Transaction unless first recommended by the Transaction Committee and the Transaction Committee could not approve or recommend a Sale Transaction except by action of a majority of its members, including both Mr. Allen and Ms. Flanagan. Therefore, from the earliest stages of the process, the Transaction Committee included two Unaffiliated Members and the vote of both such Unaffiliated Members was required for the Transaction Committee to recommend a Sale Transaction to the Golfsmith Board. The Unaffiliated Members had the opportunity to, and did, meet separately with the financial and legal advisors during the course of negotiations with Golf Town.

The purpose of the Transaction Committee was (i) to manage and supervise the process of soliciting and considering a potential business combination or Sale Transaction on a day-to-day basis, with the advice and assistance of Golfsmith’s counsel, (ii) to review and evaluate any proposals for Sale Transactions and, if the Transaction Committee deems advisable, to negotiate the terms and conditions of the best available Sale Transaction and (iii) to make recommendations to the Golfsmith Board with respect to any potential Sale Transaction arising from the conduct of the process described above.

The Transaction Committee was granted all the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain and terminate outside legal, financial, accounting or other experts and advisors without seeking the approval of the Golfsmith Board or management, and was granted the full authority of the Golfsmith Board while acting within the scope of its purposes. Accordingly, the Transaction Committee engaged LMM and its parent, Lazard Frères & Co. LLC (“LFC” and, together with LMM, “Lazard”), in July 2011 to serve as its financial advisor.

The size of the Transaction Committee was decreased by the Golfsmith Board from four members to three members on January 17, 2012, following Mr. Hanaka’s resignation from the Transaction Committee on December 4, 2011, after Golf Town requested, and Mr. Hanaka agreed, that he would be part of Golfsmith’s management post-closing of the Merger. Following his resignation on December 2011, Mr. Hanaka did not participate in the negotiations between the Transaction Committee and Golf Town, although he continued to attend Transaction Committee meetings at the invitation of the Transaction Committee to provide the Transaction Committee with important information concerning Golfsmith’s business and operations.

As described in more detail under “Background of the Merger” beginning on page 20, in January 2012, Golf Town and Golfsmith had reached an impasse in negotiations regarding the amount of the Per Share Merger Consideration. In an effort to resolve the price difference, in late January, Golf Town first proposed to Mr. Buaron a possible transaction structure that would require AEP to forego cash consideration on a portion of its shareholdings in Golfsmith in order to roll over a portion of its investment in Golfsmith and make an investment in the combined Golf Town and Golfsmith business, thereby reducing the number of shares on which the Per Share Merger Consideration would be paid. Such reduction in the AEP shares participating in the Merger Consideration might have enabled Golf Town to offer an increase in the cash merger consideration that Golf Town was prepared to pay at such time. After several discussions between Golf Town and Golfsmith regarding such structure, Mr. Buaron indicated to the Transaction Committee at its meeting on February 4, 2012 that AEP would be willing to accept such a structure subject to negotiating specific terms. Consequently, Mr. Buaron immediately resigned from the Transaction Committee and thereafter did not participate in the negotiations between the Transaction Committee and Golf Town (although he did engage in discussions with OMERS on behalf of AEP in an attempt to negotiate the proposed alternative structure). Ultimately, the proposed alternative structure could not be agreed between Golfsmith, Golf Town and AEP. Mr. Buaron continued to attend Transaction Committee meetings at the invitation of the Transaction Committee to inform the Transaction Committee about the progress of discussions on the alternative structure and to provide the Transaction Committee with his insights and experience as well as his deep knowledge of Golfsmith and its operations. Neither Mr. Hanaka nor Mr. Buaron participated in the Transaction Committee’s decision to recommend the Merger to the Golfsmith Board. Thus, at the time it made its determination, the Transaction Committee was comprised only of the Unaffiliated Members.

The Merger

If the Merger is consummated, the Merger Agreement provides that at the Effective Time, Merger Sub will merge with and into Golfsmith. Golfsmith will be the surviving corporation of the Merger and will continue as a wholly-owned subsidiary of Golf Town. Golfsmith will cease to be an independent publicly-traded company. You will not own any shares of the capital stock of the Surviving Corporation.

The Per Share Merger Consideration

At or immediately prior to the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Golf Town or any of its direct or indirect subsidiaries, shares owned by Golfsmith or any of its direct or indirect wholly-owned subsidiaries and shares owned by any stockholder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Per Share Merger Consideration of $6.10 in cash, without interest, less any applicable withholding taxes.

Background of the Merger

As part of its normal strategic review process as well as in response to inquiries from interested third parties regarding a potential sale of the business, the Golfsmith Board together with Golfsmith’s senior management assesses Golfsmith’s competitive position and direction on an ongoing basis and, from time-to-time, has considered Golfsmith’s financial and strategic alternatives, including a potential sale of Golfsmith.

During 2009 and 2010, Golfsmith engaged in various exploratory discussions and meetings with OMERS, Golf Town, and other parties interested in pursuing a potential transaction with Golfsmith, including a major competitor of Golfsmith.

In March 2009, Martin Hanaka, Golfsmith’s Chief Executive Officer, met with the then-Chief Executive Officer of Golf Town, Stephen Bebis, in Naples, Florida for the purpose of discussing a potential licensing arrangement with respect to one of Golfsmith’s proprietary brands. During the meeting, Mr. Bebis raised the possibility of considering a strategic combination transaction between the two companies. No terms were discussed and no commitments were made. The conversation between the parties was conceptual in nature. Subsequent communications between John Young of OMERS and James Grover, a director of Golfsmith and representative of AEP, resulted in a meeting on May 14, 2009 between Mr. Hanaka, Mr. Grover, Mr. Bebis and Mr. Young in Toronto, Ontario, at which meeting the parties had further conceptual discussions about a potential strategic business combination. Golf Town Canada Inc. and Golfsmith executed a mutual confidentiality and non-disclosure agreement on May 26, 2009 to facilitate an exchange of information. After initial information exchanges, the parties did not pursue further meaningful discussions until a telephone call in late December 2009 among Mr. Young and various representatives of Golfsmith during which the parties had further conceptual discussions regarding a potential strategic combination. It was clear from the information exchanges and discussion that OMERS and Golf Town valued Golfsmith at a level that was well below any price that Golfsmith would entertain and well below the Per Share Merger Consideration. Consequently, the parties did not engage in further exploration of a potential transaction in 2009 and most of 2010.

In the fall of 2010, a representative of OMERS contacted Mr. Grover seeking to determine if Golfsmith would be willing to resume discussions about a strategic business combination. This initial outreach resulted in a telephone call on December 7, 2010 during which representatives of Golfsmith, including Mr. Grover and Roberto Buaron, a director of Golfsmith and a representative of AEP, presented certain financial information to Benson Li and Don Morrison of OMERS that they believed would support a valuation of Golfsmith that was higher than that which OMERS had preliminarily discussed during the 2009 conversations. The discussion was exploratory in nature. Subsequently, Mr. Buaron received a request from Mr. Bebis of Golf Town for a meeting with Golfsmith to discuss a potential strategic business combination. Mr. Buaron informed the Golfsmith Board of the request, but the Golfsmith Board determined not to pursue the overture at that time.

In early 2011, Mr. Bebis contacted Mr. Hanaka to again propose that Golf Town and Golfsmith discuss a potential business combination. This initial contact resulted in further exploratory conversations between Mr. Buaron and Mr. Grover, on the one hand, and Mr. Morrison and Mr. Bebis, on the other hand. During these conversations Mr. Morrison indicated that OMERS would have to conduct a more comprehensive investigation of Golfsmith to determine if it could justify an increase in Golf Town’s valuation of Golfsmith. Golf Town sought to arrange further meetings with Golfsmith’s management to facilitate this exploration.

In February 2011, the Golfsmith Board met and discussed the contacts between representatives of Golf Town and Golfsmith and Golf Town’s continuing interest in additional meetings and information. The Golfsmith Board determined that it would be appropriate to pursue further discussions with Golf Town and to facilitate Golf Town’s investigation of Golfsmith to determine if there was a basis for pursuing a strategic transaction at a valuation that Golfsmith could support. Consequently, it was determined that Golfsmith should engage a financial advisor to assist in this effort and Mr. Buaron was asked to oversee that task.

On May 20, 2011, the Golfsmith Board met and discussed Golfsmith’s progress with respect to evaluating and hiring a financial advisor to assist Golfsmith in its consideration of a potential sale of Golfsmith. The Golfsmith Board reviewed several potential advisors that had been contacted, and discussed the qualifications and potential interest of other financial advisors, including Lazard. The Golfsmith Board was focused on ensuring that any financial advisor Golfsmith might engage would devote sufficient resources to the assignment, in light of Golfsmith’s market capitalization, in addition to being highly skilled and experienced in advising public company boards with respect to strategic alternatives. Additionally, the Golfsmith Board discussed and considered how to respond to Golf Town’s outstanding request for a meeting with Golfsmith and the best means by which Golfsmith could encourage Golf Town to improve its valuation of Golfsmith. In light of these issues, the Golfsmith Board discussed and considered direct negotiations for a sale transaction with a very small number of potential buyers, a broad solicitation of indications of interest for a sale transaction and a more targeted solicitation process. The Golfsmith Board determined that a broad solicitation process would ensure maximum competition among potential bidders for Golfsmith (including Golf Town) and a comprehensive market check of all parties likely to have an interest in Golfsmith. The Golfsmith Board reviewed with its legal counsel, White & Case, the fiduciary duties and responsibilities of the Golfsmith Board in considering and pursuing a sale transaction, including the potential benefits of establishing a committee of the Golfsmith Board to oversee the consideration of potential transactions involving a sale of Golfsmith.

In light of the fact that the May 26, 2009 mutual confidentiality and non-disclosure agreement was expiring by its terms, on June 8, 2011, Golfsmith entered into a second mutual confidentiality and non-disclosure agreement with Golf Town Canada Inc., which included a customary mutual standstill provision. On that same day and on June 9, 2011, Mr. Hanaka, Sue E. Gove, Golfsmith’s Chief Financial Officer and Chief Operating Officer at that time, Mr. Buaron and Mr. Grover met with Mr. Bebis and David Spence of Golf Town and Mr. Morrison, Benson Li and Michael Lank, of OMERS, in Atlanta, Georgia to discuss financial and operational matters related to Golfsmith. Mr. Bebis indicated that Golf Town expected to make a proposal for the acquisition of Golfsmith. The participants discussed additional information about Golfsmith that would be necessary to structure the proposal.

On June 14, 2011, Mr. Hanaka, Mr. Grover, Mr. Buaron, James Long, a director of Golfsmith, and for portions of the meetings, Thomas Hardy, a director of Golfsmith, reviewed presentations from five potential financial advisors, including Lazard.

On June 17, 2011, the Golfsmith Board met and discussed the meetings with Golf Town on June 8 and June 9, 2011. The Golfsmith Board also discussed potential financial advisors. Additionally, the Golfsmith Board further discussed, together with White & Case, the benefit of forming a committee of the Golfsmith Board to oversee the consideration of potential transactions involving a sale of Golfsmith and resolved to form the Transaction Committee. The Golfsmith Board determined that Mr. Hanaka, Mr. Buaron and Robert Allen, a director of Golfsmith, would serve as the initial members of the Transaction Committee. Mr. Hanaka had informed the Golfsmith Board that he did not intend to continue to serve as an officer of Golfsmith following consummation of a sale transaction if one were to be completed and did not otherwise intend to remain as part of the combined business. For a more detailed discussion regarding the factors considered by the Golfsmith Board in its determination to form the Transaction Committee see “The Merger—The Transaction Committee” beginning on page 18.

On June 20, 2011, Mr. Grover delivered to OMERS certain non-public financial and operating information about Golfsmith.

On June 25, 2011, the Transaction Committee met and determined to retain Lazard, subject to negotiation of a satisfactory engagement letter, to act as its financial advisor because of its qualifications, experience, reputation and familiarity with Golfsmith and its business. In particular, the Transaction Committee determined that Lazard would devote experienced and skilled resources to any potential transaction regardless of the size of the potential transaction.

On July 1 and July 5, 2011, the Transaction Committee met and reviewed the potential process for pursuing a sale of Golfsmith. In particular, the Transaction Committee discussed with Lazard and White & Case at the July 5, 2011 meeting the breadth of the market solicitation process and determined to seek indications of interest from a broad group of strategic and financial purchasers to maximize competition and to ensure a comprehensive market check. In light of this, the Transaction Committee and its advisors discussed the importance of maximizing confidentiality to mitigate the possibility that the uncertainty caused by a market solicitation process could result in employee departures and have a negative impact on others with commercial relationships with Golfsmith. Following the July 5, 2011 Transaction Committee meeting, Lazard contacted Messrs. Morrison and Li of OMERS to acknowledge Golf Town’s previously expressed interest in Golfsmith and to inform OMERS of the market solicitation process being pursued by Golfsmith. In that meeting, a representative of OMERS inquired as to how OMERS could preempt the market solicitation process and instead pursue exclusive negotiations with Golfsmith. Lazard informed such representative that Golfsmith would pursue its market solicitation process and encouraged OMERS to be competitive in the process.

On July 7, 2011, upon completion of the negotiation of Lazard’s engagement letter, the Transaction Committee met and officially engaged Lazard as its financial advisor. Additionally, the Golfsmith Board met and approved the engagement letter with Lazard. The Transaction Committee updated the Golfsmith Board on its deliberations regarding the manner and scope of the market solicitation process, the type of potential purchasers that would be approached and the potential timing of the process. The Golfsmith Board adopted a charter for the Transaction Committee to formalize its role and added Glenda Flanagan, a director of Golfsmith, to the Transaction Committee because the Golfsmith Board considered Ms. Flanagan’s financial and public company experience to be a valuable resource for the Transaction Committee. Mr. Allen was appointed chairman of the Transaction Committee. Therefore, from the earliest stages of the process, the Transaction Committee included two Unaffiliated Members and, according to the Transaction Committee charter, the vote of both such Unaffiliated Members was required for the Transaction Committee to recommend a Sale Transaction to the Golfsmith Board. For a more detailed discussion regarding the Transaction Committee see “The Merger—The Transaction Committee” beginning on page 18.

In early July 2011, Messrs. Morrison, Li and Bebis requested a meeting with representatives of Golfsmith at Golfsmith’s headquarters in Austin, Texas, but such request was denied at that time.

On July 10 and July 15, 2011, the Transaction Committee met to discuss and provide comments on drafts of a Confidential Information Memorandum to be used in the solicitation of indications of interest for a possible acquisition of Golfsmith. On July 11, 2011, at the direction of the Transaction Committee, Lazard sent to Golf Town a draft of the Confidential Information Memorandum. The Transaction Committee also authorized representatives of Golfsmith to attend a meeting requested by OMERS to discuss Golfsmith and a potential transaction so as to maintain Golf Town’s interest in Golfsmith while allowing the market solicitation process to develop.

From July 13 through August 29, 2011, at the direction of the Transaction Committee, Lazard distributed preliminary solicitation materials, containing only public information with respect to Golfsmith (without identifying Golfsmith by name), to 62 potential bidders, including 25 strategic and 37 financial bidders, to determine if each such bidder would be interested in entering into a confidentiality and non-disclosure agreement and considering an initial indication of interest with respect to a potential purchase of Golfsmith. Golfsmith, together with its counsel, negotiated and executed confidentiality and non-disclosure agreements with 30 potential bidders (in addition to Golf Town). Each bidder who executed a confidentiality and non-disclosure agreement received from Golfsmith a copy of the Confidential Information Memorandum.

On July 26, 2011, representatives of Golfsmith, including Mr. Hanaka, Ms. Gove, Mr. Larkin, Senior Vice President, Direct, and Mr. Getson, Senior Vice President, General Merchandise Manager, together with representatives of Lazard, engaged in due diligence meetings with Messrs. Morrison and Li of OMERS as well as Mr. Bebis and other Golf Town executives and representatives of BMO Capital Markets, Golf Town’s financial advisor, in New York. The meetings included management presentations and discussions regarding Golfsmith’s operating and financial performance, strategic initiatives, competition and opportunities. During these meetings the representatives of OMERS did not have any individual meetings with Mr. Hanaka or Ms. Gove or any other member of Golfsmith’s management.

Following these meetings, Mr. Li of OMERS and David Solomon, of Lazard, arranged for Golf Town and OMERS to tour Golfsmith’s facilities and conduct additional due diligence with respect to Golfsmith in Austin, Texas on August 15, 2011.

From August 5 through August 22, 2011, at the direction of the Transaction Committee, Lazard distributed the Confidential Information Memorandum to the 30 potential bidders who had entered into confidentiality and non-disclosure agreements with Golfsmith at that time and also distributed it to OMERS. Additionally, Lazard delivered, together with the Confidential Information Memorandum, a letter asking the recipients of the Confidential Information Memorandum to submit to Lazard written, non-binding preliminary indications of interest in a possible transaction no later than August 23, 2011. On August 3 and August 12, 2011, the Transaction Committee met with Lazard and White & Case to discuss the status of the market solicitation process.

On August 15, 2011, Mr. Morrison, Mr. Lank and Mr. Li met with representatives of Golfsmith, including Mr. Hanaka and Ms. Gove, with representatives of Lazard present, and toured Golfsmith’s headquarters in Austin, Texas to conduct due diligence. Following the tour and due diligence meeting, the representatives of OMERS, Golfsmith and Lazard engaged in further discussions over dinner, primarily with respect to the business, key personnel and the challenges of integrating the two companies.

On August 19, 2011, the Transaction Committee met to discuss with Lazard and White & Case the progress being made in negotiating confidentiality and non-disclosure agreements with potential bidders and to review the outcome of the tour recently completed by OMERS. The Transaction Committee also received an update from Lazard on the progress of the market solicitation process.

On August 22, 2011, Lazard had a review call with a representative of Bidder B, who indicated that Bidder B would participate in the first round bids. Lazard discussed valuation drivers and possible synergies with Bidder B and the expectation of other interest in the process.

On August 23, 2011, the initial deadline for submissions of preliminary indications of interest, three potential strategic bidders (Golf Town, “Bidder B” and “Bidder C”) submitted preliminary indications of interest. OMERS offered a range of $6.00-6.50 per share, Bidder B offered $5.50-$7.00 per share and Bidder C did not indicate a price per share, but rather offered a multiple of 6.5-7.5 times Golfsmith’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) over the preceding twelve months. The OMERS proposal included a request for a period of exclusive negotiations with Golfsmith. As of that date, two potential financial bidders had not yet completed negotiating an acceptable confidentiality agreement and ten potential financial bidders continued to review the Confidential Information Memorandum because they had only recently executed confidentiality and non-disclosure agreements. One potential strategic bidder who did not submit an initial indication of interest continued to discuss with Lazard a potential bid for Golfsmith.

On August 25, 2011, the Transaction Committee discussed, together with White & Case and Lazard, the three preliminary indications of interest that had been received and the status of discussions with other potential bidders. The Transaction Committee determined to continue discussions with all three bidders and compared various strategies to achieve that objective while also improving the prices offered. Additionally, the Transaction Committee determined to allow the potential bidders who had recently completed or were still negotiating confidentiality and non-disclosure agreements more time to submit an indication of interest. Ultimately, however, no other party submitted an indication of interest.

Following the Transaction Committee meeting, at the direction of the Transaction Committee, Mr. Solomon of Lazard called Messrs. Morrison and Li of OMERS to discuss OMERS’s preliminary indication of interest and understand the basis and rationale for the pricing. Mr. Solomon informed Messrs. Morrison and Li that their proposed price was insufficient and that, as a result, Golfsmith would not move forward in the process with OMERS and requested that OMERS return all confidential information that Golfsmith had provided to OMERS (although, in light of subsequent discussions, this request was not pursued). Additionally, Mr. Solomon contacted each of Bidder B and Bidder C to discuss their respective preliminary indications of interest and understand the basis and rationale for their pricing. During those discussions, Mr. Solomon also informed Bidder B and Bidder C that their indicated value ranges were unsatisfactory and encouraged them to rethink their valuations. Later that day, Mr. Bebis called Mr. Hanaka and expressed Golf Town’s interest in remaining in the bidding process and inquired as to what actions OMERS should take to preempt Golfsmith’s market solicitation process and gain exclusivity of negotiations. Mr. Hanaka indicated to Mr. Bebis that he would advise the Transaction Committee of his request.

On August 26, 2011, at the direction of the Transaction Committee and in response to OMERS’s inquiry of August 25th, Mr. Solomon of Lazard called Messrs. Morrison and Li of OMERS and informed them that the Transaction Committee would consider Golf Town’s exclusivity request, but only at a price level significantly in excess of Golf Town’s proposed range, premised on completing a definitive merger agreement within twenty business days.

On August 29, 2011, the Golfsmith Board met and received an update from the Transaction Committee, Lazard and White & Case regarding the progress of the market solicitation process. The

Golfsmith Board discussed the preliminary indications of interest of the three bidders and the management presentations scheduled for these bidders. Additionally, Mr. Hanaka provided an update to the Golfsmith Board with respect to Golfsmith’s recent financial and operating performance.

On August 30, 2011, OMERS responded to the August 26, 2011 proposal by indicating that they will not be willing to entertain such proposal and instead delivered to Lazard a revised indication of interest in the range of $7.50-$8.50 per share.

On August 31, 2011, Don Morrison and Benson Li of OMERS called Mr. Solomon of Lazard to discuss OMERS’s revised bid and next steps. Mr. Solomon indicated that the Transaction Committee determined to allow OMERS to move forward at the higher value range. OMERS anticipated undertaking extensive due diligence activities and in light of the lack of exclusivity, requested that Golfsmith reimburse OMERS for some or all of the expenses expected to be incurred by OMERS in connection with its consideration of a potential acquisition of Golfsmith.

On August 31, 2011 and September 8, 2011, the Transaction Committee met with Lazard to discuss the status of the market solicitation process, Lazard’s communications with potential bidders regarding expectations for final bids and the ongoing due diligence activities of the active bidders.

Between September 13 and September 20, 2011, representatives of each of Golf Town, OMERS and Bidders B and C attended management presentations by Golfsmith’s senior management, including Mr. Hanaka, Ms. Gove and Messrs. Larkin and Getson, as part of their due diligence investigation in preparation for submitting offers for the acquisition of Golfsmith. Lazard was present at all such meetings. Additionally, as part of their due diligence, each of OMERS, Bidder B and Bidder C reviewed additional information made available to them by Golfsmith.

On September 16, 2011, the Transaction Committee met with Lazard and discussed OMERS’s request for expense reimbursement and determined not to accede to such request at that time. The Transaction Committee also discussed certain due diligence matters including how and when Golfsmith would make available to potential bidders certain commercially sensitive information such as vendor pricing data. Golf Town had indicated that this information was important for valuation purposes.

On September 22, 2011, the Transaction Committee met with Lazard and White & Case to discuss the status of discussions with the three potential bidders. The Transaction Committee decided to extend the date by which final bids were due until October 25, 2011 at the request of OMERS to allow time for final bids to be more completely developed. The Transaction Committee discussed the potential timing and structure of a transaction in the context of White & Case’s discussion regarding a draft merger agreement. White & Case described for the Transaction Committee differences between proceeding with a transaction as a tender offer or a one-step merger so that the Transaction Committee could provide guidance on the proposed merger agreement that would be presented to the three potential bidders. The determination was made that the merger agreement would reflect a two-step tender offer followed by a merger on the expectation that this structure would potentially require less time to complete the acquisition of Golfsmith and any impact on one or more of the bidders’ abilities to finance such a structure could be managed.

On September 23, 2011, Messrs. Morrison and Li of OMERS and senior executives of Golf Town, including Mr. Bebis, met with Mr. Hanaka, Ms. Gove and Ryan Hays of Lazard in New York, to discuss potential synergies that could be achieved by a combination of Golf Town and Golfsmith, as well as

Golfsmith’s potential opportunities in Korea. The participants also discussed means by which Golf Town and OMERS could access important commercial information as part of its due diligence process without compromising Golfsmith’s competitive position with Golf Town. There was a suggestion to provide access to OMERS’s consultant, Bain Consulting (“Bain”), on a confidential basis so that Bain could prepare a financial analysis that could be shared with OMERS and Golf Town that reflected, but did not disclose, such sensitive information.

On September 27, 2011, Golfsmith and Golf Town USA Inc. entered into an agreement with Bain, pursuant to which Bain would be provided access to certain competitively sensitive data of Golfsmith for the purpose of conducting various due diligence financial analyses, including with respect to store growth. The agreement provided that reports of Bain’s analysis could be shared with OMERS only if approved by Golfsmith and if the data in the report was sufficiently aggregated so as not to be competitively sensitive. This agreement was a means by which Golfsmith could make competitively sensitive information available to OMERS so that OMERS could factor it into its valuation analysis without compromising Golfsmith’s competitive position.

On September 28, 2011, at the direction of the Transaction Committee, Lazard delivered to each of OMERS, Bidder B and Bidder C an instruction letter requiring the potential bidders to submit their final offers for an acquisition of Golfsmith no later than October 25, 2011. The instruction letter indicated that Golfsmith would provide to the bidders a draft merger agreement and bidders were requested to propose any changes to the merger agreement that they would require by October 18, 2011. The draft merger agreement was made available to OMERS, Bidder B and Bidder C on September 30, 2011.

On September 30, October 7 and October 13, 2011, the Transaction Committee met with Lazard and Lazard provided updates on the due diligence activities of each of the remaining bidders and their perceived levels of interest arising from such activities.

On October 3, 2011, Lazard and senior management of Golfsmith met with senior management of Bidder B for an all-day due diligence session at Golfsmith’s headquarters in Austin, Texas. Functional area teams from both Golfsmith and Bidder B were present, including human resources, distribution, information technology, finance/accounting and legal.

On October 11, 2011, a representative of Bidder B called Lazard and indicated that Bidder B did not intend to proceed in Golfsmith’s market solicitation process, noting that its diligence suggested lower potential synergies, a longer post-merger integration timeframe and greater execution risk than previously believed.

On October 17, 2011, Mr. Solomon of Lazard and Mr. Hanaka met with Messrs. Morrison and Li of OMERS and Mr. Bebis of Golf Town for dinner in Toronto, Ontario. The participants at the dinner discussed the status of OMERS’s due diligence activities and Mr. Morrison expressed OMERS’s concern that Golfsmith would not meet its fourth quarter forecasted results. Mr. Solomon and Mr. Hanaka sought to reassure Messrs. Morrison and Li about certain factors that had contributed to recent weakness in Golfsmith’s financial performance. Mr. Morrison signaled that the offer OMERS intended to submit might be below the range reflected in its preliminary indication of interest. Mr. Solomon engaged in a discussion with the other participants at the dinner regarding the basis for OMERS’s views and highlighted information that would support a higher bid and reinforce the value of Golfsmith as presented in the market solicitation process.

On October 18, 2011, in accordance with Lazard’s September 28, 2011 instruction letter, OMERS delivered to Lazard a draft merger agreement proposed by Weil, Gotshal & Manges LLP, Golf Town’s counsel (“Weil”), reflecting changes to the draft merger agreement made available to all bidders, pursuant to which Golf Town would be prepared to acquire Golfsmith. Although Bidder C did not timely deliver mark-ups of the draft merger agreement, on October 20, 2011, a representative of Bidder C called Lazard and indicated that Bidder C would deliver a mark-up of the draft merger agreement together with Bidder C’s final offer for an acquisition of Golfsmith on October 25, 2011.

On October 21, 2011, the Transaction Committee met with White & Case and Lazard to discuss the status of the market solicitation process, issues raised in Weil’s mark-up of the proposed merger agreement and OMERS’s expressed concerns about Golfsmith’s recent financial performance. White & Case described and discussed with the Transaction Committee the material issues raised by the merger agreement proposed by OMERS, namely: OMERS’s preference to proceed with the transaction as a one-step merger with a written consent to the transaction signed by AEP upon execution of the merger agreement; OMERS’s requirements in the event the transaction were to be structured as a tender offer, including indefinite extensions to the tender offer and limitations on Golfsmith’s ability to require Golf Town to extend in certain circumstances; the requirement to have additional significant stockholders execute a voting agreement in support of the transaction; the absence of acceptable debt commitment letters in support of OMERS’s financing requirements and inadequacy of the equity commitment; the deletion of the Golfsmith Board’s ability to change its recommendation in favor of the transaction if circumstances changed that would make Golfsmith more valuable; Golfsmith’s obligation to reimburse OMERS’s and Golf Town’s expenses in certain circumstances; changes that sought to allocate some of the antitrust risk of the proposed transaction to Golfsmith; the level and circumstances of the termination fees and reverse termination fees and the limitation of Golfsmith’s remedies; and the addition of a condition to Golf Town’s obligations that AEP shall not have breached its voting agreement. The Transaction Committee authorized White & Case to discuss these and other issues with Weil in advance of the submission of OMERS’s final offer.

On October 22, 2011, White & Case called Weil to express the Transaction Committee’s concerns regarding Golf Town’s proposed changes to the draft merger agreement and suggest improvements that needed to be made when OMERS submitted its final offer.

On October 25, 2011, the final offers were due from the remaining bidders. Golfsmith received two final bids; one from OMERS at $6.50 per share and the second from Bidder C at a price that was not competitive with the offer from OMERS and included a suggested mark-up of the draft merger agreement that contained numerous suggested changes. OMERS’s final offer included certain adjustments to their required merger agreement provisions, including: proposing a termination fee of 3.9% payable by Golfsmith and a reverse termination fee of 6.0% payable by OMERS in certain circumstances; removal of the condition to Golf Town’s obligations that AEP shall not have breached its voting agreement; the reinsertion of the Golfsmith Board’s ability to change its recommendation in favor of the transaction if circumstances changed that would make Golfsmith more valuable; and allocation of antitrust risk primarily to Golf Town.

On October 26, 2011, the Transaction Committee met with Lazard and White & Case to review the final offers. The Transaction Committee engaged in extensive discussions regarding the results of the solicitation process. It was agreed that Bidder C’s offer was not competitive. The Transaction Committee discussed extensively the material elements of OMERS’s offer, including the price, contingencies, structure and the timing of the transaction. The Transaction Committee also discussed whether determining not to sell Golfsmith and, instead, to pursue a strategy of independence was advisable in light of the price proposed by OMERS. The Transaction Committee discussed with Lazard and White & Case the numerous contingencies contained in OMERS’s proposal, including: further due diligence that would require at least an additional twenty business days; a requirement that Golfsmith’s senior management agree to reinvest 50% of their after-tax proceeds from the transaction and enter into employment agreements with Golf Town; additional internal approvals; and that further development of OMERS’s financing commitments would be required. The Transaction Committee also discussed OMERS’s request for a period of exclusive negotiations while it completed its due diligence and negotiated a definitive merger agreement. The Transaction Committee weighed these issues against the risk of losing the bid by OMERS if Golfsmith decided to terminate the auction at that time and the risks involved in continuing to operate the business and pursue a strategic transaction at some point in the future. The Transaction Committee discussed the competitive and operational risks faced by Golfsmith in continuing to pursue its business plan and the uncertainty that a strategic transaction would be available in the future at a more attractive price. Additionally, the Transaction Committee discussed the synergies to be achieved by Golf Town in a merger with Golfsmith and the possibility of convincing OMERS to increase its offer price. Mr. Allen and Ms. Flanagan, the Unaffiliated Members, then met separately with Lazard and White & Case and discussed Lazard’s preliminary financial perspective with respect to the price proposed by OMERS. After extensive discussion, the Unaffiliated Members determined to recommend to the full Transaction Committee that the Transaction Committee revert to OMERS with a counterproposal.

On October 27, 2011, the Transaction Committee met with Lazard and White & Case and after further discussion and consideration of the bid by OMERS and the position of Bidder C, determined that Lazard should inform OMERS that the Transaction Committee was not prepared to recommend the bid by OMERS, but that it would be prepared to recommend a transaction at a price of $7.50 per share (subsequently increased to $7.75 per share following further discussions among Lazard and the members of the Transaction Committee following the meeting). Additionally, the Transaction Committee instructed Lazard to contact Bidder C and B and make the same proposal to each of them. The Transaction Committee also discussed OMERS’s request for exclusivity and determined to decline that request in light of the valuation concerns with OMERS’s bid.

On October 29, 2011, Mr. Solomon called Messrs. Morrison and Li of OMERS and relayed Golfsmith’s counterproposal of $7.75 per share. OMERS promptly rejected the counterproposal and indicated that OMERS would not increase its offer of $6.50 per share. On that same day, Mr. Solomon called a representative of Bidder B and a representative of Bidder C and suggested that they should each consider submitting an offer at $7.75 per share. Bidder C immediately rejected the $7.75 proposal.

On October 31, 2011, a representative of Bidder B called Mr. Solomon and indicated that Bidder B was not going to change its position and was still not interested in making an offer.

On November 1, 2011, the Transaction Committee met with Lazard and White & Case to discuss OMERS’s offer. The Transaction Committee discussed at length the execution risks and competition risks facing Golfsmith if it continued to pursue its business plan. This discussion included Golfsmith’s prospects for the next several years in the absence of a transaction; how the stock price might reflect such prospects; risks to Golfsmith’s financial plans (arising from both general economic circumstances and from anticipated competitive developments within Golfsmith’s industry, including new store openings by a major competitor); valuations attributed to other public companies and other transactions, and the possibility of a follow-on offering of Golfsmith’s stock. The Transaction Committee noted the significant uncertainties associated with these issues as compared to the certainty of OMERS’s cash proposal. The Transaction Committee discussed with Lazard and White & Case certain terms of OMERS’s offer and potential responses if Golfsmith were to continue negotiating with OMERS, including: (a) reducing the size of Golfsmith’s termination fee to 3%; (b) increasing the reverse termination fee payable by OMERS to 10%; (c) the need to provide customary debt commitment letters with close alignment between the commitment conditions and the conditions contained in the merger agreement; (d) the scope of the definition of “material adverse effect”; (e) the request to reimburse OMERS’s expenses; (f) limiting the officers with whom OMERS would be permitted to engage prior to signing a definitive merger agreement; and (g) granting a short exclusive negotiation period in light of the extensive market solicitation process undertaken and the absence of proposals competitive with OMERS’s proposal. The Transaction Committee authorized Lazard and White & Case to negotiate these points to see if an acceptable transaction with OMERS could be reached on the valuation parameters proposed by OMERS. The Transaction Committee authorized Lazard to first make an additional counterproposal to each of OMERS, Bidder B and Bidder C for a transaction at $7.00 per share in cash.

After the Transaction Committee’s meeting, the Golfsmith Board met to discuss the results of the market solicitation process and OMERS’s proposal. The Transaction Committee reported to the Golfsmith Board that OMERS’s proposal was within parameters that the Transaction Committee could ultimately recommend to the Golfsmith Board subject to negotiating certain important matters. Later that day, Lazard called Mr. Morrison of OMERS to convey the Transaction Committee’s views and the counterproposal. Additionally, Lazard called representatives of each of Bidder B and Bidder C to propose to each of them a transaction at $7.00 per share. Bidder B and Bidder C rejected the counterproposal that same day.

On November 3, 2011, Messrs. Morrison and Li of OMERS called Mr. Solomon to inform him that OMERS had rejected the counterproposal of $7.00 per share. Mr. Morrison reiterated OMERS’s proposal of $6.50 per share and insisted OMERS had no flexibility to increase its offer price. Mr. Morrison stated that OMERS also proposed to reduce Golfsmith’s termination fee to 3.5%, indicated its willingness to relent on its request for expense reimbursement in certain circumstances, agreed to the definition of “material adverse effect” proposed by Golfsmith and agreed to tighten the financing conditions in the debt financing commitment to track the conditions in the merger agreement as closely as possible. Additionally, Mr. Morrison proposed a two-tier reverse termination fee, pursuant to which the reverse termination fee in the event OMERS could not close the merger because financing was unavailable would be reduced to 5% while permitting a higher reverse termination fee of 7.5% if OMERS breached the merger agreement. OMERS continued to insist on twenty business days of exclusive negotiations.

On November 3, 2011, the Transaction Committee (other than Ms. Flanagan) met with Lazard and White & Case and discussed the revised terms proposed by OMERS. The Transaction Committee instructed Lazard to pursue a transaction with OMERS on such revised terms except that the reverse termination fee, if financing was unavailable, should be 6% and not 5%; this would include OMERS’s preference for a one-step merger to be approved by a written consent executed by AEP. The Transaction Committee also discussed the possibility that OMERS might still try to negotiate a lower price at the end of the exclusivity period based on further due diligence. Consequently, the Transaction Committee believed it was important to withhold commercially sensitive information about vendor pricing until such time as the Transaction Committee was convinced that OMERS was prepared to execute on its proposal. The Transaction Committee later confirmed with Ms. Flanagan that she was in agreement with the proposed course of action. Before contacting OMERS, as instructed by the Transaction Committee, Mr. Solomon of

Lazard participated in a call with a representative of Bidder B to inquire again if Bidder B was interested in pursuing a transaction with Golfsmith at $6.50 per share. Bidder B’s representative indicated that he would discuss the matter internally and revert to Lazard. Subsequently, Bidder B informed Lazard that its position had not changed. On November 3, 2011, Lazard contacted Bidder C to inquire as to their interest in pursuing a transaction at $6.50 per share. Bidder C indicated that the price would need to be below $5.00 per share to re-engage.

On November 4, 2011, Mr. Solomon called Messrs. Morrison and Li of OMERS and informed them that the Transaction Committee had agreed to work with OMERS in an effort to reach a deal at $6.50 per share and informed them of their acceptance of the revised terms that OMERS had proposed, except for the proposed reverse termination fee of 6% if financing was not available. Mr. Solomon also conveyed that Golfsmith would accept the single-step structure and exclusivity for 20 business days, starting November 7, 2011, with a “fiduciary out” that would allow Golfsmith to terminate to pursue a superior proposal.

Lazard and White & Case negotiated the terms of the exclusivity agreement with OMERS and Weil over the course of the succeeding week. On November 7 and November 11, 2011, the Transaction Committee met with Lazard and White & Case to discuss the negotiations. During the November 7, 2011 meeting, the Transaction Committee also discussed Golf Town’s request to meet with Golfsmith’s senior management to negotiate the terms of their participation in management of the combined company. The Transaction Committee weighed the risk that such discussions would cause a conflict and distraction for such officers against Golf Town’s insistence that such discussions and agreements were a critical component of any final agreement. The Transaction Committee determined to allow the negotiations with management subject to oversight by Lazard. On November 14, 2011, Golfsmith entered into an exclusivity agreement providing for exclusive negotiations with OMERS through December 5, 2011 and expense reimbursement for OMERS up to $1,000,000 if Golfsmith terminated the exclusivity agreement in certain limited circumstances to pursue an alternative transaction. The exclusivity agreement also permitted Golfsmith to terminate the exclusivity period if Golf Town changed any of the key deal terms.

During the next several weeks, representatives of OMERS and Golf Town continued OMERS’s due diligence review of Golfsmith, including with respect to operational, financial and information technology matters.

On November 9 and 10, 2011, Ms. Gove, together with Lazard, met individually with Mr. Li and Mr. Bebis of OMERS in Naples, Florida to discuss existing roles and responsibilities of Ms. Gove and Mr. Larkin, the possible investment by Ms. Gove, Mr. Getson and Mr. Larkin in the combined company and potential future roles and responsibilities with the combined company.

On November 17, 2011, the Chief Executive Officer of a competitor of Golfsmith called Mr. Hanaka to explore Golfsmith’s interest in acquiring that competitor. Mr. Hanaka indicated that Golfsmith was not in a position to entertain such an investment at that time.

On November 19, 2011, White & Case delivered to Weil a revised draft of the merger agreement, reflecting the revised structure of a one-step merger to be approved by written consent and other terms reflecting the negotiations with OMERS.

On November 21, 2011, OMERS met with Mr. Hanaka, Golfsmith’s management team and Lazard to discuss the organizational structure of the combined company following the proposed merger and potential reinvestment by Golfsmith’s management. OMERS did not provide Golfsmith’s management with written proposals at that time. Following this meeting, representatives of OMERS continued to meet with Ms. Gove, Mr. Larkin and Mr. Getson to discuss the terms of their future employment and equity participation in the combined company.

Prior to the expiration of the initial exclusivity period, OMERS contacted Lazard to request an extension of the exclusivity period by two weeks to facilitate additional due diligence, including a review of sensitive vendor pricing data.

On November 25, 2011, White & Case engaged in negotiations with Weil regarding the terms of the merger agreement reflected in the November 19, 2011 draft previously delivered by White & Case, including: carve outs from the definition of “material adverse effect” and the requirement that the representation regarding the absence of a material adverse effect on Golfsmith be brought down to the closing of the merger; parameters around Golfsmith’s year-end compensation and bonus award process; Golfsmith’s obligation not to solicit alternative transactions; OMERS’s financing plans, which no longer contemplated new debt financing, but instead entailed agreement from Golfsmith’s existing lender to waive defaults under the Revolving Credit Facility related to a change of control of Golfsmith; OMERS’s obligation to provide director and officer insurance and indemnification; and the termination provisions, termination fees and related remedies.

On November 28, 2011, the Transaction Committee met with Lazard and White & Case to consider OMERS’s requests. The Transaction Committee determined that, because of the competitive sensitivity of the vendor pricing data and the continuing risk that a deal might not be reached, the vendor data should not be made available until OMERS reached agreements in principle with Golfsmith’s management team with respect to employment and equity participation arrangements post-closing. In light of the progress made and the absence of alternative competitive offers, the Transaction Committee agreed to accept OMERS’s request for a two-week extension of exclusivity. The Transaction Committee also discussed a request by OMERS to amend the confidentiality and non-disclosure agreement to allow OMERS to share Golfsmith’s confidential information with potential high yield lenders who might provide financing to Golfsmith following the closing of a merger (not to finance the merger transaction itself). The Transaction Committee decided to allow such amendment, subject to the Transaction Committee’s prior approval of the recipients of such confidential information and instructed White & Case to negotiate the terms of the extension. White & Case reviewed with the Transaction Committee the status of negotiations with respect to the merger agreement.

Between November 28 and December 2, 2011, White & Case negotiated the terms of the revised confidentiality and non-disclosure agreement with OMERS, including a six-month extension of the standstill provision in light of the time elapsed since the original confidentiality and non-disclosure agreement with OMERS was executed.

On December 2, 2011, the Transaction Committee met with Lazard and White & Case and discussed the status of OMERS’s negotiations with management. On that day, Golfsmith entered into an amendment to the confidentiality and non-disclosure agreement between Golfsmith and Golf Town, for the purpose of allowing Golf Town to share confidential information with potential high yield lenders. The amendment further provided for a six-month extension of the standstill and non-solicitation provisions of such agreement.

On December 3, 2011, Mr. Morrison of OMERS called Mr. Hanaka and asked him to consider becoming the chief executive officer of the combined company on an interim basis so as to oversee the transition to a new chief executive officer post-merger. Mr. Morrison indicated to Mr. Hanaka that OMERS viewed Mr. Hanaka’s involvement post-closing as critical to the transaction. On December 4, 2011, Mr. Hanaka informed Mr. Allen of such development and immediately resigned from the Transaction Committee because he indicated he would be willing to fulfill the requested role to facilitate the transaction. On December 4, 2011, Mr. Morrison of OMERS also spoke with Ms. Gove about this development.

On December 5, 2011, the Transaction Committee met to discuss this development. Mr. Hanaka informed the Transaction Committee that he was willing to continue as interim chief executive because of OMERS’s view of the critical importance of his participation to the success of the merger. The Transaction Committee accepted his resignation but, because of Mr. Hanaka’s knowledge of Golfsmith and the industry, the Transaction Committee agreed that he would continue to be invited as necessary to future Transaction Committee meetings. At this meeting, Mr. Buaron expressed a desire to contact OMERS, on behalf of AEP as a stockholder, to exert pressure for a price increase in light of Golf Town’s reliance on the Golfsmith management team and OMERS’s high yield financing plans which suggested to AEP that OMERS may be willing to provide additional value to Golfsmith’s stockholders. The Transaction Committee discussed this request with Mr. Buaron, White & Case and Lazard, at which point, Mr. Buaron, and two other directors who had been invited to the meeting, Mr. Long and Mr. Grover, excused themselves from the meeting. Mr. Allen and Ms. Flanagan then further discussed this request with White & Case and Lazard and determined that they would have no objection to Mr. Buaron’s initiative so long as he kept the Transaction Committee fully informed, but instructed the legal and financial advisors to continue seeking resolution of an agreement with OMERS on the existing parameters despite the recent development. The Transaction Committee also agreed to allow further meetings between OMERS, Mr. Hanaka and Ms. Gove, subject to oversight by Lazard.

On December 6 and December 7, 2011, Mr. Hanaka and Ms. Gove met with representatives of OMERS in Toronto, Ontario. Mr. Hanaka and Ms. Gove delivered a management presentation to various OMERS representatives. The parties also discussed the post-merger management team. At the conclusion of such discussions, OMERS reached an agreement in principle with Ms. Gove regarding her employment arrangements and equity participation in the combined company. OMERS engaged in further discussions with Messrs. Larkin and Getson.

On December 7, 2011, Weil delivered to White & Case a revised draft of the merger agreement. During December 2011, White & Case and Weil had several telephone discussions to negotiate the merger agreement, the terms of OMERS’s equity commitment and limited guaranty of Golf Town’s obligations with respect to reverse termination fees and the terms of the waiver of the change of control provision in the Revolving Credit Facility. The primary issues were the scope and conditionality of the waiver, the ability to borrow under the Revolving Credit Facility in the period between signing and closing, the definition of “material adverse effect”, the size of OMERS’s equity commitment and certain provisions related to remedies in the event that Golf Town failed to close.

On December 7, 2011, the Transaction Committee met with White & Case, Lazard and Mr. Hanaka and discussed the status of ongoing discussions between OMERS and Golfsmith’s management. Mr. Hanaka reported the agreement in principle with Ms. Gove but that discussions with Mr. Getson and Mr. Larkin were not yet complete. The Transaction Committee also discussed OMERS’s high yield financing plans and the consequences of certain termination scenarios under the merger agreement.

Promptly following the public announcement by Golf Town of the departure of their Chief Executive Officer, a representative of Bidder B called Lazard seeking information about Golfsmith’s market solicitation process. In light of the exclusivity agreement in place at the time between Golf Town and Golfsmith, but without making any reference to such agreement, Mr. Solomon of Lazard declined to provide any information to Bidder B at that time.

On December 12, 2011, Messrs. Morrison and Li and James Orlando of OMERS contacted Lazard and requested a further extension of exclusivity through January 6, 2012, indicating that the departure of Golf Town’s Chief Executive Officer and additional internal issues had caused delays in their due diligence activities. On that day, the Transaction Committee met with Lazard and White & Case and discussed OMERS’s request. The Transaction Committee decided to reject OMERS’s request for the extension, but determined to continue to work with OMERS in good faith on a non-exclusive basis.

On December 13, 2011, White & Case delivered to Weil revised drafts of the merger agreement, voting agreement and equity commitment letter and on December 19, 2011, participated on a conference call with Weil to discuss the revised draft of the merger agreement and seek resolution of the remaining issues.

On December 14, 2011, Mr. Morrison of OMERS called Mr. Solomon of Lazard to discuss Golfsmith’s recent underperformance as compared to forecasted EBITDA. This issue had been identified in connection with OMERS’s due diligence investigation.

On December 16, 2011, the Transaction Committee met with Lazard and White & Case to discuss, among other things, OMERS’s concern with the identified EBITDA shortfall and the possible explanations as well as the potential impact on the negotiations with OMERS.

On December 21, 2011, Weil delivered to White & Case revised drafts of the merger agreement, the AEP voting agreement and the OMERS equity commitment letter.

On December 22, 2011, Mr. Morrison of OMERS called Mr. Solomon of Lazard and highlighted once more Golfsmith’s potential EBITDA underperformance for 2011. Additionally, Mr. Morrison indicated that Golf Town would not be prepared to sign a definitive merger agreement by January 6, 2012. OMERS requested time to complete additional financial due diligence and indicated that it would need year-end financial information before Golf Town could reach an agreement. During this conversation, Mr. Solomon emphasized that Golfsmith would not entertain a price reduction based on additional financial due diligence.

On December 23, 2011, the Transaction Committee met with Lazard and White & Case and discussed the recent developments and the possibility that OMERS would seek a price reduction. The Transaction Committee discussed OMERS’s position and its requests for extensions. The Transaction Committee also discussed strategies by which it could avert a price reduction (or perhaps increase the price) by focusing OMERS on the improvement in Golfsmith’s trailing twelve months EBITDA since

OMERS made its offer and the benefit of delivering a strong management team for the combined company in light of the recent departure of Golf Town’s chief executive officer. The Transaction Committee authorized Lazard to argue for an increase in the price based on these factors. Additionally, the Transaction Committee determined that it would not permit management to be indefinitely distracted by continuous delays and determined to schedule a meeting of the Golfsmith Board for January 17, 2012, by which time OMERS must either be prepared to agree to a transaction that could be recommended to the Golfsmith Board or abandon discussions. The Golfsmith Board would decide whether or not to support a transaction with OMERS at that meeting.

On December 28, 2011, Mr. Solomon delivered an email to Mr. Morrison conveying the Transaction Committee’s position including a request for an unspecified price increase.

Over the next week, OMERS continued its due diligence efforts and together with its accountants, KPMG, engaged in numerous telephonic meetings with Golfsmith’s management with respect to Golfsmith’s financial results through the end of November.

On January 6, 2012, the Transaction Committee met with Lazard and White & Case and Mr. Hanaka provided an update to the Transaction Committee regarding preliminary year-end financial performance. Mr. Hanaka indicated that management had informed OMERS that the December revenues and margins would be lower than the forecasted information upon which OMERS had based its offer. The Transaction Committee discussed the possibility that, based on the intensity of OMERS’s due diligence investigation of such financial information, Golf Town might seek a price reduction and discussed strategies to avoid such a reduction. Mr. Buaron revisited an earlier suggestion that he contact OMERS, on behalf of AEP as a stockholder, to seek to exert pressure for a price increase. The Transaction Committee, following discussion regarding alternatives to increase the offered price or avert a price reduction, authorized Mr. Buaron to contact Mr. Morrison and exert pressure for a price increase.

During the weeks of January 2, 2011 and January 9, 2011, representatives of OMERS worked with their accounting consultants, Mr. Hanaka, Ms. Gove and Lazard to resolve open diligence items related to Golfsmith’s December and year-end financial results.

On January 7, 2012, Mr. Buaron called Mr. Morrison and requested that OMERS consider a price increase based on Golfsmith’s overall financial performance.

On January 9, 2012, White & Case delivered to Weil a revised draft of the merger agreement. At that point the most significant unresolved issues in the merger agreement and related documents related to the definition of “material adverse effect”, the ability of Golfsmith to borrow under the Revolving Credit Facility between signing and closing, the size of OMERS’s equity commitment and the scope of the waiver of the change of control default under the existing Revolving Credit Facility. Additionally, a price reduction remained a possibility.

On January 13, 2012, Messrs. Morrison and Li of OMERS called Mr. Solomon of Lazard and informed him that OMERS would seek final internal approval on January 16, 2012 to approve the transaction with the goal of meeting Golfsmith’s deadline of January 17, 2012. Mr. Morrison indicated that OMERS would not increase the offer price despite Lazard’s request and Mr. Morrison’s conversation with Mr. Buaron and that OMERS had not yet determined its final offer price.

On January 13, 2012, the Transaction Committee met with Lazard and White & Case to discuss the status of OMERS’s due diligence efforts, the timing of OMERS’s internal approvals and the actions that would have to be taken if Golf Town and Golfsmith were to reach agreement on a transaction.

On the evening of January 16, 2012, Messrs. Morrison and Li of OMERS delivered to Lazard a revised offer, reflecting a reduction of the price per share from $6.50 to $5.75 in cash.

On January 17, 2012, the Transaction Committee met as planned. The other directors were invited to attend the initial portions of the meeting, at which Golfsmith’s recent financial progress, the market solicitation process and discussions with OMERS were discussed. The Transaction Committee then met without other directors present and determined to reject OMERS’s revised offer. The full Golfsmith Board then reconvened and Mr. Allen explained that the Transaction Committee had rejected the offer by OMERS and that, consequently, there was no transaction for the Golfsmith Board to consider. Ms. Gove and Mr. Hanaka presented Golfsmith’s December and fourth quarter results.

Later that evening, at the direction of the Transaction Committee, White & Case sent a termination letter to OMERS, notifying OMERS of the termination of all discussions regarding the transaction and requesting that OMERS and Golf Town return to Golfsmith’s possession all materials obtained in the negotiation process in accordance with the terms of the confidentiality and non-disclosure agreement.

On January 25, 2012, Ms. Gove and Ron Hornbaker of Golf Town coincidentally came across each other at an industry conference in Orlando, Florida. Mr. Hornbaker indicated to Ms. Gove that Golf Town’s board had met earlier that day and that they remained very interested in reaching a deal with Golfsmith.

On January 26, 2012, Scott Humphrey of BMO Capital Markets called Mr. Buaron and indicated that OMERS remained interested in pursuing an acquisition of Golfsmith and was likely to be willing to increase the offer price, but not to $6.50 per share. Mr. Humphrey further indicated that OMERS might consider a structure that included not only cash, but the opportunity for upside that could take the form of stock or an earn-out.

On January 27 and January 29, 2012, the Transaction Committee met with Lazard and White & Case and discussed the recent developments and considered alternative structures including a proposed merger in which Golfsmith stockholders could elect cash or a combination of cash and equity as the merger consideration.

On February 2, 2012, Mr. Buaron and Mr. Solomon met with Mr. Humphrey and Mr. Morrison in Toronto, Ontario to discuss possible transaction structures. Mr. Buaron and Mr. Solomon explained the Transaction Committee’s view that any proposed structure should enable each stockholder of Golfsmith to elect between all cash and a combination of cash and equity as the merger consideration. OMERS rejected any structure that would result in the surviving corporation remaining publicly traded and, therefore, rejected such cash and stock election for all stockholders. OMERS indicated that it would consider a structure pursuant to which stockholders other than AEP would receive cash while AEP, and possibly certain other major stockholders, could receive equity in the combined company, or a combination of cash and equity. The discussions focused on exploring a structure in which there was sufficient rollover equity such that OMERS’s blended acquisition price was acceptable to OMERS while ensuring an acceptable level of cash consideration for the non- rollover stockholders.

On February 4, February 5, and February 7, 2012, the Transaction Committee met with Lazard and White & Case to discuss the status of the discussions with OMERS arising out of the February 2, 2012 meeting and alternative transaction scenarios. Lazard updated the Transaction Committee regarding the ongoing discussions and Mr. Buaron and Lazard presented various transaction structures and discussed with the Transaction Committee the complexity of structuring a transaction providing an equity investment acceptable to AEP, acceptable cash consideration for the non-AEP stockholders and a blended acquisition price acceptable to Golf Town. At the February 4, 2012 meeting the Transaction Committee discussed with White & Case the legal considerations of the proposed structure. In light of the discussions regarding a potential equity investment by AEP in the combined company, Mr. Buaron resigned from the Transaction Committee. The Transaction Committee also established guidelines at the February 4, 2012 meeting for the participation of representatives of AEP in discussions with OMERS regarding a new structure, including: Lazard must monitor all conversations between OMERS and AEP; White & Case and Lazard were to represent only the interests of Golfsmith and not AEP; AEP would not disclose any new non-public information to OMERS or divulge any internal Golfsmith discussions and would keep such information confidential; and Golfsmith’s management would be available to assist in the discussions with OMERS, but AEP would not have any discussions with management about management’s ongoing role.

Between February 5, 2012 and February 13, 2012, representatives of AEP, together with Lazard, continued discussions with OMERS to determine if there was a transaction structure that was acceptable to AEP and OMERS. These discussions were conducted in accordance with the guidelines established by the Transaction Committee. Mr. Buaron engaged in ongoing discussions with Mr. Allen, the Chairman of the Transaction Committee, to update him on these discussions and to discuss the impact of potential transaction structures on the cash consideration to non-AEP stockholders.

On February 10, 2011, a representative of Bidder B called Mr. Solomon and inquired about the current state of Golfsmith’s sale process. In particular, Bidder B inquired about price parameters. Bidder B also asked about the intentions of Mr. Hanaka with respect to his position. Mr. Solomon refused to comment on the current state of a transaction with OMERS or price parameters but noted Golfsmith could entertain further discussions. On that same day, Mr. Hanaka called the chief executive officer of Bidder B to explore Bidder B’s interest in acquiring Golfsmith at a cash price of $6.50 per share. The chief executive officer of Bidder B inquired about how long Mr. Hanaka would be willing to remain in the chief executive officer role at Golfsmith, and indicated that Bidder B would discuss the opportunity internally, but noted that Bidder B generally lacked enthusiasm for investing further in the golf industry because it had doubts about the industry’s health.

On February 13, 2012, the Transaction Committee met with Lazard, White & Case, Mr. Buaron and Mr. Grover. Messrs. Buaron and Grover reported on the progress of AEP’s discussions with OMERS. Mr. Buaron indicated that he had sought, without success, to obtain a transaction structure that AEP could support and that would require OMERS to pay a blended price in excess of $6.00 per share. Mr. Buaron and Mr. Grover then were excused from the meeting. The Transaction Committee discussed with Lazard, White & Case and Mr. Hanaka the limited sale options available to Golfsmith and the challenges posed to Golfsmith if it were to continue as a standalone company. The Transaction Committee determined to encourage AEP to continue seeking an acceptable transaction structure that would provide a level of cash consideration for the non-AEP stockholders acceptable to the Transaction Committee.

On February 15, 2012, the Golfsmith Board met and formally reduced the size of the Transaction Committee to two members, to take into account Mr. Buaron’s resignation on February 4, 2012, requiring the unanimous approval of both Mr. Allen and Ms. Flanagan to take any action.

On February 16, 2012, the chief executive officer of Bidder B called Mr. Hanaka and indicated that Bidder B would not pursue a transaction with Golfsmith because Bidder B was not interested in further investing in the golf industry due to Bidder B’s concerns about the industry’s health. On that day, a representative of Bidder B also called Mr. Solomon and delivered the same message.

On February 16, February 17 and February 24, 2012, the Transaction Committee met with Lazard and White & Case to further discuss developments in the negotiation of the new transaction structure.

Between February 24 and March 2, 2012, OMERS and AEP, together with Lazard, continued to negotiate the terms of a transaction that would be acceptable to AEP as a stockholder of Golfsmith involving a rollover investment by AEP in the combined company. The open issues continued to relate to AEP’s rollover investment including governance, tax equalization, valuation methodology with respect to AEP’s investment, the form of AEP’s investment (debt or equity) and exit opportunities for AEP. During these discussions, OMERS raised the possibility of an all-cash transaction for all Golfsmith stockholders at a price of $6.00 per share as all parties involved had begun to conclude that the rollover investment presented a number of execution and valuation challenges.

Although AEP was not initially interested in a transaction at $6.00 per share, as these discussions continued, OMERS again proposed the more simplified transaction structure whereby OMERS would offer an all-cash transaction for all Golfsmith stockholders, but at a price of $6.10 per share. These developments were reported to the Transaction Committee at its meeting on March 2, 2012. At this meeting Mr. Buaron indicated that he would further consider the $6.10 per share proposal internally with AEP to determine if such price could be supported by AEP as a stockholder of Golfsmith.

On March 4, 2012, in a conversation between Mr. Buaron and Mr. Humphrey, with Lazard present, OMERS again offered $6.10 per share in cash for all stockholders. Mr. Buaron and Lazard indicated that the offer would be considered by the Transaction Committee. Mr. Solomon subsequently contacted Mr. Humphrey seeking a price higher than $6.10 per share, but Mr. Humphrey indicated that no higher offer would be made. Following this meeting, AEP internally discussed the potential transaction structures that had been negotiated with OMERS and determined that AEP would be willing to support the simplified all-cash proposal for $6.10 per share. This was reported to Mr. Solomon.

On March 6, 2012, the Transaction Committee met with Lazard and White & Case to review the developments in the negotiations between OMERS and AEP. Mr. Grover, a director and representative of AEP was also present. Mr. Solomon reported AEP’s willingness to support the proposed $6.10 cash consideration for all stockholders. The Transaction Committee determined to pursue the revised OMERS proposal of $6.10 per share in cash for all Golfsmith stockholders. Later that day, Mr. Solomon called Mr. Humphrey and indicated that Golfsmith would proceed at $6.10 per share in cash, with a target signing date of March 27, 2012. The parties discussed the outstanding items for completion of due diligence review and the timeline leading to a March 27, 2012 signing.

On March 12, 2012, representatives of OMERS called Mr. Hanaka and Ms. Gove and indicated that the terms of the offers of employment and, with respect to Ms. Gove, equity investment in the combined company previously communicated to each of them and to Mr. Larkin and Mr. Getson in late 2011, would not change. OMERS continued its financial due diligence with respect to Golfsmith’s 2011 year-end results.

On March 16 and March 23, 2012, the Transaction Committee met with Lazard and White & Case and discussed a potential for further delay in the targeted signing because of OMERS’s ongoing due diligence with respect to Golfsmith’s January and February financial information and the schedule for completion of Golfsmith’s audited financial statements. White & Case informed the Transaction Committee that there were limited issues remaining with respect to the merger agreement from the January 2012 discussions with OMERS’s counsel and that those issues could be resolved swiftly. Consequently, the Transaction Committee determined that further negotiations with respect to the merger agreement would await further progress on OMERS’s financial due diligence.

On March 29, 2012, Ms. Gove and Mr. Getson met with Golf Town’s management team and were provided with the opportunity to conduct due diligence regarding Golf Town in connection with their equity investments in the combined company. Ms. Gove reported to OMERS that Mr. Larkin decided that he would not be making an investment in the combined company.

On March 29, 2012, the Golfsmith Board met and among other things, the Transaction Committee provided the Golfsmith Board with an update of the status of matters related to the negotiations with OMERS. On March 30, 2012, the Transaction Committee met with Lazard and White & Case and Ms. Gove and Mr. Hanaka updated the Transaction Committee regarding OMERS’s diligence efforts and outstanding financial due diligence matters.

Over the following month, OMERS continued its financial due diligence efforts and worked with KPMG, its accounting consultant, and Ernst & Young, Golfsmith’s accountant, to answer questions and assist OMERS in completing its financial due diligence with respect to 2011 and the first quarter of 2012. On March 30, April 6, April 13 and April 20, 2012, the Transaction Committee was updated by Lazard and Golfsmith’s management with respect to the efforts of OMERS and Golfsmith to complete OMERS’s financial due diligence.

On April 27, 2012, the Transaction Committee met, and Ms. Gove and Mr. Solomon reported that there were no outstanding financial due diligence items subject to (i) KPMG’s final confirmation following a meeting with Ernst & Young and (ii) OMERS’s review of the vendor pricing data that continued to be withheld. The Transaction Committee discussed the timing for release of the vendor data in light of the challenges experienced to date with respect to completing due diligence and negotiations with OMERS, and again decided that such data would be released only after the Transaction Committee received OMERS’s confirmation of price and terms of the transaction and confirmation that no other due diligence items were outstanding.

On May 1, 2012, White & Case and Weil discussed certain open issues with respect to the merger agreement including the definition of “material adverse effect”, remedies upon OMERS’s breach and the ability of Golfsmith to borrow under its Revolving Credit Facility between signing and closing. During this discussion, White & Case indicated to Weil that AEP’s ownership had dipped slightly below a majority of the outstanding shares of Common Stock as a result of an increase in the number of outstanding shares of Common Stock and suggested that, in addition to AEP’s execution of the stockholder written consent approving the transaction, Mr. Hanaka and Ms. Gove also execute a stockholder written consent to ensure approval by a majority of the outstanding shares of Common Stock. Additionally, on May 2, 2012, Golfsmith’s and Golf Town’s respective legal counsel participated in a confirmatory due diligence call.

On May 3, 2012, White & Case and Weil negotiated the remaining material issues in the merger agreement subject to consideration and approval by OMERS and Golfsmith. Additionally, Mr. Li of OMERS called Mr. Solomon to report that OMERS had completed its financial due diligence and had confirmed that it was going to recommend to its investment transaction committee to approve the transaction at a price of $6.10 per share but that the process for obtaining such approval would take approximately one week. Following such confirmation, the Transaction Committee met with White & Case and Lazard and White & Case provided an update on the status of the merger agreement discussions and other legal documents, reporting that the merger agreement was very close to being finalized. The Transaction Committee approved the release of vendor data to OMERS.

On Friday, May 11, 2012, the Transaction Committee held a telephonic meeting. White & Case reviewed with the Transaction Committee members the terms of the transaction and the proposed post-closing management arrangements with Mr. Hanaka, Ms. Gove, Mr. Larkin and Mr. Getson. LMM reviewed with the Transaction Committee its financial analysis of the transaction and presented its oral opinion (subsequently confirmed in writing) that, subject to and based upon, the assumptions, qualifications and limitations set forth therein, as of May 11, 2012, the Per Share Merger Consideration of $6.10 per share, in cash, to be paid to the holders of Common Stock (other than holders of Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to holders of Common Stock (other than the Excluded Holders). The Transaction Committee discussed the terms of the proposed transaction and following such discussion, the Transaction Committee determined to recommend that the Golfsmith Board approve the transaction. Following the Transaction Committee meeting, the Golfsmith Board met. White & Case reviewed the fiduciary duties and responsibilities of the Golfsmith Board and the terms of the transaction, as well as the proposed post-closing management arrangements with Mr. Hanaka, Ms. Gove, Mr. Larkin and Mr. Getson. LMM reviewed with the Golfsmith Board its financial analysis of the transaction and presented its oral opinion (subsequently confirmed in writing) that, subject to and based upon, the assumptions, qualifications and limitations set forth therein, as of May 11, 2012, the Per Share Merger Consideration of $6.10 per share, in cash, to be paid to the holders of the shares of Common Stock (other than holders of Excluded Shares) in the Merger is fair, from a financial point of view, to holders of Common Stock (other than the Excluded Holders). This analysis and opinion are summarized below in the section entitled “Opinion of Lazard Middle Market LLC” beginning on page 50. The Golfsmith Board adopted resolutions approving and adopting the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the Merger.

Later that evening, the Merger Agreement was executed by Golfsmith, Golf Town and Merger Sub. Golfsmith and Golf Town issued a press release before the market opened on Monday, May 14, 2012, announcing entry into the Merger Agreement.

Following the execution of the merger agreement, AEP, Mr. Hanaka and Ms. Gove, each in its capacity as a stockholder of Golfsmith, collectively holding 51.1% of the outstanding shares of Common Stock, executed written consents adopting the Merger Agreement and the transactions contemplated thereby, including the Merger. Additionally, on May 23, 2012, the Paul Stockholders executed and delivered written consents, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. The Consenting Stockholders together own approximately 60.8% of Golfsmith’s issued and outstanding shares of Common Stock.

Reasons for the Merger; Recommendation of the Transaction Committee and Golfsmith Board

The Transaction Committee

The Transaction Committee was formed by the Golfsmith Board to consider and evaluate potential Sale Transactions. The Transaction Committee, acting with the advice and assistance of its financial advisor, Lazard, and Golfsmith’s outside legal counsel, White & Case, evaluated the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In recommending to the Golfsmith Board that it approve the Merger, the Merger Agreement and the other transactions contemplated thereby, on the terms and conditions contained therein, the Transaction Committee considered a number of factors, including, but not limited to, the following:

Financial Terms; Opinion of Financial Advisor; Certainty of Value

•	Historical market prices, volatility and trading information with respect to Common Stock, including that the Per Share Merger Consideration of $6.10 in cash:

•	was significantly higher than any of the other offers or indications of interest that Golfsmith had received in the solicitation process;

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represented a premium of approximately 29.5% over the closing price of Common Stock on May 10, 2012, which was the last day of trading prior to the Transaction Committee’s recommendation of the Merger Agreement to the Golfsmith Board;

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represented a premium of approximately 34.3%, 38.8% and 48.2% over the thirty, sixty and ninety day, respectively, volume-weighted average closing prices of Common Stock based on the May 10, 2012 closing stock price; and

•	exceeded, by approximately 16.9%, the 52-week high closing price of Common Stock for the period ending May 10, 2012.

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The uncertainty as to whether the trading price of Common Stock would reach and sustain a trading price at least equal to the Per Share Merger Consideration, particularly in light of the historically limited liquidity in the market for Common Stock.

•	The opinion of LMM. See “The Merger—Opinion of Lazard Middle Market LLC” beginning on page 50.

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The form of consideration to be paid in the Merger is cash, which provides certainty of value and immediate liquidity to Golfsmith’s stockholders without brokerage costs typically associated with market sales.

Transaction Consideration and Approval Process

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The fact that the Transaction Committee, formed by the Golfsmith Board to consider and evaluate a potential sale of Golfsmith, included the Unaffiliated Members and at the time it made its determination and recommendation regarding the Merger to the Golfsmith Board, was comprised solely of such Unaffiliated Members.

•	The fact that the vote of both of the Unaffiliated Members was required for the Transaction Committee to recommend a Sale Transaction to the Golfsmith Board.

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The fact that no member of the Transaction Committee, at the time it made its determination and recommendation, had an interest in the transaction different from that of Golfsmith’s stockholders except that (i) each member of the Transaction Committee will receive customary director and officer insurance coverage, indemnification and exculpation and (ii) certain Company Options and Company Awards held by members of the Transaction Committee will automatically vest upon a change of control. For more information, see “Interests of Certain Persons in the Merger” beginning on page 62.

•	The fact that the Transaction Committee’s recommendation was required for the Golfsmith Board to approve the Merger.

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The fact that the Transaction Committee retained Lazard as its own financial advisor, was advised by White & Case, Golfsmith’s legal counsel, and was empowered to engage its own legal and financial advisors.

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The fact that the Transaction Committee sought offers to purchase from a broad group of potential bidders, including both financial and strategic investors, 31 of which entered into confidentiality agreements with Golfsmith.

•	The fact that the Transaction Committee met, together with its outside legal and financial advisors, on a weekly basis throughout the solicitation and negotiation process.

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The fact that the Merger and Merger Agreement were supported by the Supporting Stockholders who indicated they were prepared to execute a written consent approving the Merger, the Merger Agreement and the other transactions contemplated thereby.

Financial Condition; Prospects of Company

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Golfsmith’s current and historical financial condition, results of operations, competitive position, strategic options and prospects, as well as the financial plan and prospects if Golfsmith were to remain an independent public company, and the potential impact of those factors on the trading price of Common Stock (which cannot be quantified numerically).

•	The prospective risks to Golfsmith as a stand-alone public entity, including the risks and uncertainties with respect to:

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achieving its growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the specialty sporting goods retail industry specifically;

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the potential risks facing Golfsmith in light of continuing negative trends in the golf industry, including declining rounds of golf played, declining number of golf players, greater number of golf course closures and lower expenditures on golf equipment and travel-related golf products, and the highly uncertain future growth potential in the golf industry in general; and

•	the “risk factors” set forth in Golfsmith’s Form 10-K for the fiscal year ended January 1, 2012.

•	The potential competitive risks facing Golfsmith as its competitors expand in trade areas where Golfsmith operates, potentially impacting Golfsmith’s sales in such locations.

•	Golfsmith’s share price performance over the past three years, specifically that Golfsmith’s earnings multiples did not fully reflect Golfsmith’s operational performance.

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The significant capital expenditures that are required to implement Golfsmith’s plan to enhance existing stores and open 45 new stores in the next 4 years and the risks that are associated with executing such plan.

Results of the Solicitation Process and Consideration of Other Strategic Alternatives

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The results of the comprehensive market solicitation process conducted by the Transaction Committee, with the assistance of the Transaction Committee’s financial advisor, in which 62 potential bidders, including 25 strategic bidders and 37 financial bidders were contacted regarding their interest in a transaction with Golfsmith, 31 parties entered into confidentiality agreements with Golfsmith, only two final bids were received, including the final offer from OMERS, which was the highest proposed price, and other potential bidders indicated they would not be in a position to provide a value in excess of that offered by OMERS.

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The Transaction Committee also considered the possibility of Golfsmith continuing as an independent public company or pursuing a secondary offering of Common Stock at a later time. The Transaction Committee believed that such alternatives presented significant risks in light of global economic conditions, competitive risk, execution risk of Golfsmith’s strategic plan and stock trading history. Consequently, the Transaction Committee determined that these alternatives were not reasonably expected to create superior opportunities for Golfsmith to create greater value for Golfsmith’s stockholders than the Merger, particularly in light of the cash Merger Consideration which provides immediate and certain value.

Merger Agreement Terms

Financing-Related Terms

•	Golfsmith has received the Waiver, which eliminates the need to refinance Golfsmith’s outstanding indebtedness in connection with the Merger and the risk that such refinancing might not be completed.

•	OMERS has provided the Equity Commitment Letter to fund the purchase price of the equity and transaction expenses of Golfsmith.

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The equity commitment letter is conditioned only on the satisfaction of the conditions to the Merger contained in the Merger Agreement and there are no conditions to the continued effectiveness of the Waiver.

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The fact that (i) Golf Town will be required to pay to Golfsmith the Purchaser Breach Termination Fee of $8,200,000 (equal to approximately 7.5% of the aggregate equity value of the Merger) if the Merger Agreement is terminated under certain circumstances because Golf Town has breached its obligations under the Merger Agreement or the Purchaser Financing Termination Fee of $6,500,000 (equal to approximately 6.0% of the aggregate equity value of the Merger) if the Merger Agreement is terminated because Golf Town fails to complete the Merger and the Waiver is not in full force and effect and (ii) Golfsmith will not need to prove damages as a condition to receiving the Purchaser Breach Termination Fee or the Purchaser Financing Termination Fee (collectively, the “Purchaser Termination Fees”).

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Golfsmith’s right to seek specific performance of Golf Town’s obligations under the Merger Agreement, including, under certain circumstances, specific performance of Golf Town’s obligations to fund the cash equity contribution to Golf Town pursuant to the Equity Commitment Letter.

•	OAC has provided the Limited Guarantee in favor of Golfsmith guaranteeing the payment of the Purchaser Termination Fees.

Company Stockholder Approval and Fiduciary Out

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The fact that although adoption of the Merger Agreement by the holders of a majority of the shares entitled to vote on such matter at a stockholders meeting duly called and held for such purpose or acting by written consent in lieu of a stockholders meeting (the “Company Stockholder Approval”) is a condition to closing the Merger, the Supporting Stockholders, who collectively hold approximately 51.1% of our issued and outstanding shares of Common Stock, supported the Merger and indicated to the Transaction Committee their intention to execute and deliver the Written Consent (and ultimately did execute the Written Consent).

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Notwithstanding the Written Consent, the terms of the Merger Agreement and the Voting Agreement, dated May 11, 2012, between Golf Town and AEP (the “Voting Agreement”) do not preclude third parties from making a superior proposal and the Golfsmith Board is not prohibited from considering and accepting such a superior proposal subject to compliance with the terms of the Merger Agreement.

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The fact that the Voting Agreement automatically terminates if the Merger Agreement is terminated, including in the event that the Golfsmith Board determines to terminate the Merger Agreement to accept a superior proposal.

•	Prior to the Effective Time, the Golfsmith Board can furnish information or enter into discussions with respect to an acquisition proposal if, upon the recommendation of the

Transaction Committee, it determines in good faith, after consultation with its outside legal and financial advisors, that such acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal.

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If, prior to the Effective Time, the Golfsmith Board receives an acquisition proposal that, upon the recommendation of the Transaction Committee, the Golfsmith Board determines in good faith, after consultation with its outside legal and financial advisors, constitutes a superior proposal, and the Golfsmith Board, upon the recommendation of the Transaction Committee, determines in good faith after consultation with its outside legal and financial advisors, that failure to take an action in connection with such proposal would reasonably be expected to be inconsistent with its fiduciary duties, the Golfsmith Board may change its recommendation or terminate the Merger Agreement to concurrently enter into an agreement with respect to the superior proposal, after giving Golf Town notice and opportunity to match the terms contained in the Merger Agreement to the terms of such proposal.

•

The Golfsmith Board may, upon the recommendation of the Transaction Committee, subject to the occurrence of certain intervening events, withdraw or modify its recommendation to Golfsmith’s stockholders to adopt the Merger Agreement if it determines in good faith, after consultation with its outside legal and financial advisors, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties (whether or not in response to a takeover proposal).

•

The Merger Agreement requires Golfsmith to pay a termination fee of $3,800,000 (equal to approximately 3.5% of the aggregate equity value of the Merger) if, prior to the Effective Time, (i) Golfsmith terminates the Merger Agreement to enter into an agreement with respect to a superior proposal or (ii) Golf Town terminates the Merger Agreement due to (a) an uncured intentional breach by Golfsmith, and, prior to the earlier of such termination and the Effective Time, an acquisition proposal is made by a third party and, within one year of such termination, Golfsmith enters into an agreement for such acquisition proposal or consummates that transaction or (b) a change of recommendation by the Golfsmith Board.

•	The fact that the Supporting Stockholders will be receiving the same form and amount per share of Merger Consideration as Golfsmith’s other stockholders.

•

The availability of statutory appraisal rights under Delaware law in the Merger for stockholders who do not execute the Written Consent and who comply with the requirements set forth in Section 262 of the DGCL.

•	The fact that the Merger Agreement contains customary terms and was the product of arm’s-length negotiations.

Likelihood of Consummation

•

Although the Company Stockholder Approval is a condition to closing the Merger, the Supporting Stockholders’ indication to the Transaction Committee that they would execute and deliver the Written Consent within one business day following the execution of the Merger Agreement made it highly likely that the Company Stockholder Approval would be obtained (and it subsequently was obtained).

•

The fact that the acquisition is not debt-financed by new lenders, the Waiver would be obtained simultaneously with the execution of the Merger Agreement and obtaining new financing or alternative financing is not a condition to the consummation of the Merger.

•

The Transaction Committee’s belief that the equity financing required for the Merger would be obtained, because (i) Golf Town has obtained the customary commitment for the equity financing and (ii) the limited number and nature of the conditions to such equity financing.

•

The likelihood and anticipated timing of completing the Merger in light of the limited scope of the conditions to closing the Merger and the fact that they are not within the control or discretion of Golf Town, Merger Sub or OMERS and, in the Transaction Committee’s judgment, are likely to be satisfied.

•	The fact that no significant antitrust or other regulatory issue exists that would be expected to prevent or delay the Merger.

•	The fact that there are no third party consents, the receipt of which are conditions to the transaction.

•

The likelihood, considering OMERS’s reputation, proven experience in completing similar transactions, and financial and capital resources, that the Merger would be completed in a reasonably prompt timeframe.

•

The fact that the Merger is not conditioned on any member of Golfsmith’s management entering into any employment, equity contribution, or other agreement, arrangement or understanding with Golf Town or Golfsmith.

The Transaction Committee also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•

Golfsmith’s current stockholders would not have the opportunity to participate in any possible growth and profits of Golfsmith following the completion of the transaction, including the benefits of any synergies that might be gained by combining Golfsmith with Golf Town.

•	The risk that the proposed transaction might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on:

•

The market price of Common Stock, which could be affected by many factors, including (i) the reason for which the Merger Agreement was terminated and whether such termination results from factors adversely affecting Golfsmith, (ii) the possibility that the marketplace would consider Golfsmith to be an unattractive acquisition candidate, and (iii) the possible sale of shares of Common Stock by short-term investors following an announcement of termination of the Merger Agreement.

•	Golfsmith’s operating results, particularly in light of the costs incurred in connection with the transaction.

•	The ability to retain and attract key personnel.

•	Relationships with customers, suppliers and other business partners of Golfsmith.

•

The possible disruption to Golfsmith’s business that may result from the announcement of the Merger and the resulting distraction of the attention of Golfsmith’s management and employees and the impact of the Merger on customers, suppliers and other business partners of Golfsmith.

•

The terms of the Merger Agreement, including (i) the operational restrictions imposed on Golfsmith between signing and closing (which may delay or prevent Golfsmith from undertaking business opportunities that may arise pending the completion of the transaction), and (ii) the termination fee, that could become payable by Golfsmith under certain circumstances, including if Golfsmith terminates the Merger Agreement to accept a superior proposal.

•	The restriction on soliciting acquisition proposals.

•

The fact that Golfsmith’s remedy in connection with a breach of the Merger Agreement by Golf Town, under certain circumstances, is limited to the applicable Purchaser Termination Fee, in accordance with the two-tier reverse termination fee structure and may not be sufficient to compensate Golfsmith for all losses suffered as a result of a breach of the Merger Agreement by Golf Town or Merger Sub.

•

The interests of certain members of Golfsmith’s senior management in the Merger, including certain potential change of control payments, and the understandings with OMERS regarding employment with, or the right to invest or participate in the equity of, the combined Golf Town and Golfsmith business.

•

The fact that the gains from the transactions contemplated by the Merger Agreement would generally be taxable to Golfsmith’s stockholders for U.S. federal income tax purposes, and any gains from any appraisal proceeding would generally be taxable for U.S. federal income tax purposes to stockholders who perfect their appraisal rights.

•

The fact that the Merger does not require approval of at least a majority of Golfsmith’s stockholders unaffiliated with AEP. Nevertheless, the Transaction Committee believed that sufficient procedural safeguards were and are present to permit the Transaction Committee to represent effectively the interests of Golfsmith’s unaffiliated stockholders, including:

•

The fact that, from the earliest stages of the market solicitation process, the Transaction Committee included the Unaffiliated Members, could not recommend a merger or acquisition of Golfsmith without the approval of the Unaffiliated Members, and, at the time it made its determination, was comprised only of the Unaffiliated Members and the vote of both such Unaffiliated Members was required to recommend the Merger to the Golfsmith Board. The Transaction Committee’s recommendation was required for the Golfsmith Board to approve the Merger.

•

The fact that Mr. Hanaka, who originally was a member of the Transaction Committee, promptly resigned from the Transaction Committee after Golf Town requested, and Mr. Hanaka agreed, that he would be part of Golfsmith’s management post-closing and thereafter did not participate in the negotiations between the Transaction Committee and OMERS. Additionally, Mr. Hanaka did not participate in the Transaction Committee’s decision to recommend the Merger to the Golfsmith Board.

•

The fact that Mr. Buaron, who originally was a member of the Transaction Committee, resigned from the Transaction Committee upon engaging with Golf Town in discussions with respect to a potential alternative transaction structure that was ultimately not pursued. Additionally, Mr. Buaron did not participate in the Transaction Committee’s decision to recommend the Merger to the Golfsmith Board.

•	The fact that each of the Unaffiliated Members of the Transaction Committee voted to approve and declare advisable the Merger, the Merger Agreement and the other transactions contemplated thereby.

•	The fact that the Transaction Committee was advised by its own financial advisors, was advised by Golfsmith’s legal advisors and was empowered to engage its own legal and financial advisors.

•

The fact that the Unaffiliated Members at all times had the opportunity to meet separately, and did in fact meet separately with Lazard and White & Case during the course of negotiations with OMERS to review the proposal and Golfsmith’s process for considering the proposed terms.

•

The fact that completion of the Merger would require antitrust clearance and the satisfaction of certain other closing conditions that are not within Golfsmith’s control, including that Golfsmith has not experienced a material adverse effect.

The foregoing discussion of the information and factors considered by the Transaction Committee is not intended to be exhaustive, but includes the material factors considered by the Transaction Committee. In view of the variety of factors considered in connection with its evaluation of the Merger, the Transaction Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, each of the members of the Transaction Committee applied his or her own personal business judgment to the process and may have given differing weights to different factors.

The Board of Directors

The Golfsmith Board, acting with the advice and assistance of Lazard and White & Case has approved and declared advisable the Merger and the Merger Agreement and recommended that Golfsmith’s stockholders adopt the Merger Agreement. The Golfsmith Board expressly adopted the analyses and determinations of the Transaction Committee in its evaluation of the Merger and the Merger Agreement. In determining the reasonableness of the Transaction Committee’s analysis, the Golfsmith Board considered and relied upon the following factors, among others:

•

The fact that the Transaction Committee, formed by the Golfsmith Board to consider and evaluate a potential sale of Golfsmith, included the Unaffiliated Members and, at the time it made its determination and recommendation regarding the Merger to the Golfsmith Board, was comprised solely of such Unaffiliated Members.

•	The fact that the vote of both of the Unaffiliated Members was required in order for the Transaction Committee to recommend a transaction to the Golfsmith Board.

•	The fact that the Transaction Committee’s recommendation was required in order for the Golfsmith Board to approve the Merger.

•

The Transaction Committee’s unanimous determination approving and declaring advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and its unanimous recommendation that the Golfsmith Board approve the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby, on the terms and conditions contained therein.

•

That no member of the Transaction Committee, at the time it made its determination and recommendation to the Golfsmith Board, had an interest in the transaction different from that of Golfsmith’s stockholders except that (i) each member of the Transaction Committee will receive customary director and officer insurance coverage, indemnification and exculpation and (ii) certain Company Options and Company Awards held by the members of the Transaction Committee will automatically vest upon a change of control (for more information, see “Interests of Certain Persons in the Merger” beginning on page 62).

•	The process undertaken by the Transaction Committee and Golfsmith’s advisors in connection with evaluating the transaction.

•

The oral opinion of LMM Board that, subject to and based upon the assumptions, qualifications and limitations set forth therein, as of May 11, 2012, the Per Share Merger Consideration to be paid to the holders of the shares of Common Stock in the Merger (other than holders of Excluded Shares) is fair, from a financial point of view, to holders of Common Stock (other than the Excluded Holders), which was confirmed in a written opinion dated May 11, 2012, as more fully described in “The Merger—Opinion of Lazard Middle Market LLC” beginning on page 50.

•	The availability of appraisal rights under Delaware law for Golfsmith’s stockholders who oppose the Merger.

The foregoing discussion of the information and factors considered by the Golfsmith Board is not intended to be exhaustive, but includes the material factors considered by the Golfsmith Board, including the substantive and procedural factors considered by the Transaction Committee discussed above. In view of the variety of factors considered in connection with its evaluation of the Merger, the Golfsmith Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion. In addition, each of the members of the Golfsmith Board applied his or her own personal business judgment to the process and may have given differing weights to different factors. The Golfsmith Board approved the Merger Agreement and unanimously recommended it to Golfsmith’s stockholders based on the totality of the information presented to, and considered by, it. It should be noted that this explanation of the reasoning of the Golfsmith Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page 15 of this Information Statement.

Opinion of Lazard Middle Market LLC

The Transaction Committee retained Lazard to act as its financial advisor with respect to a possible sale of Golfsmith, including in connection with the Merger as contemplated by the Merger Agreement. See “Background of the Merger” beginning on page 20 for a description of the process by which the Transaction Committee selected Lazard to act as its financial advisor. As part of the engagement, the Transaction Committee requested an opinion to the Transaction Committee and the Golfsmith Board with respect to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than Excluded Holders) of the Per Share Merger Consideration. On May 11, 2012, LMM delivered its oral opinion to the members of the Transaction Committee and the Golfsmith Board, in their capacities as such, which opinion was subsequently confirmed by the delivery of a written opinion, dated May 11, 2012, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the Per Share Merger Consideration to be paid to the holders of the shares of Common Stock (other than holders of the Excluded Shares) in the Merger was fair, from a financial point of view, to holders of Common Stock (other than the Excluded Holders).

The full text of the written opinion of LMM, dated May 11, 2012, which sets forth the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken in connection with its opinion, is attached to this Information Statement as Annex B and is incorporated herein by reference. The description of LMM’s opinion set forth in this Information Statement is qualified in its entirety by reference to the full text of LMM’s opinion attached as Annex B to this Information Statement. LMM’s opinion was not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto. Holders of shares of Common Stock are urged to read LMM’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken by LMM in connection with its opinion.

In connection with rendering its opinion described above and performing its related financial analysis, LMM:

•	Reviewed the financial terms and conditions of the Merger Agreement, dated May 11, 2012;

•	Reviewed certain publicly available historical business and financial information relating to Golfsmith;

•

Reviewed various financial Forecasts (as defined in “The Merger—Projected Financial Information” beginning on page 59) and other data provided to LMM by Golfsmith relating to the business of Golfsmith and discussed with the Golfsmith Board certain sensitivities to such Forecasts and other data;

•	Held discussions with members of senior management of Golfsmith with respect to the business and prospects of Golfsmith;

•	Reviewed public information with respect to certain other companies in lines of business that LMM believed to be generally relevant in evaluating the business of Golfsmith;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business LMM believed to be generally relevant in evaluating the business of Golfsmith;

•	Reviewed historical stock prices and trading volumes of the Common Stock; and

•	Conducted such other financial studies, analyses and investigations as LMM deemed appropriate.

LMM assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. LMM did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Golfsmith or concerning the solvency or fair value of Golfsmith, and LMM was not furnished with any such valuation or appraisal. With respect to the financial Forecasts utilized in LMM’s analyses, LMM assumed, with the consent of Golfsmith, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Golfsmith. LMM assumed no responsibility for and expressed no view as to any such Forecasts or the assumptions on which they were based.

Further, LMM’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to LMM as of, the date of its opinion. LMM assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. LMM did not express any opinion as to the price at which shares of Common Stock may trade at any time subsequent to the announcement of the Merger. LMM’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Golfsmith might engage or the merits of the underlying decision by Golfsmith to engage in the Merger.

In rendering its opinion, LMM assumed, with the consent of Golfsmith, that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. LMM also assumed, with the consent of Golfsmith, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger would not have an adverse effect on Golfsmith or the Merger. LMM did not express any opinion as to any tax or other consequences that might result from the Merger, nor did LMM’s opinion address any legal, tax, regulatory or accounting matters, as to which LMM understood that Golfsmith obtained such advice as it deemed necessary from qualified professionals. LMM expressed no view or opinion as to any terms or other aspects (other than the Per Share Merger Consideration to the extent expressly specified in LMM’s opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, LMM expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise.

In preparing its opinion, LMM performed a variety of financial and comparative analyses. The following is a summary of the material financial and comparative analyses that LMM deemed to be appropriate for this type of transaction and that were reviewed with the Transaction Committee and the Golfsmith Board by LMM in connection with rendering its opinion. The summary of LMM’s analyses described below is not a complete description of the analyses underlying LMM’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial or summary description. In arriving at its opinion, LMM considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis considered by it. Rather, LMM made its determination as to fairness based on its experience and professional judgment after considering the results of all the analyses. Accordingly, LMM believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, LMM considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Golfsmith. No company or transaction used in the below analyses as a comparison is directly comparable to Golfsmith or the Merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in LMM’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, LMM’s analyses and estimates are inherently subject to substantial uncertainty.

LMM’s opinion was one of many factors taken into consideration by the Transaction Committee and the Golfsmith Board in connection with their consideration of the Merger Agreement. Consequently, the analyses described below should not be viewed as determinative of the opinion of the Transaction Committee and the Golfsmith Board with respect to the Merger Consideration or of whether the Transaction Committee and the Golfsmith Board would have been willing to determine that a different Per Share Merger Consideration was fair. The Per Share Merger Consideration to be paid to the holders of shares of Common Stock pursuant to the Merger was determined through arm’s-length negotiations between Golfsmith and representatives of OMERS and Golf Town, and was approved by the Golfsmith Board. LMM did not recommend any specific merger consideration to the Transaction Committee or the Golfsmith Board or that any given merger consideration constituted the only appropriate consideration for the Merger.

The following is a summary of the material financial and comparative analyses that were performed by LMM in connection with rendering its opinion. LMM prepared these analyses for the purpose of providing an opinion to the Transaction Committee and the Golfsmith Board as to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than the Excluded Holders) of the Per Share Merger Consideration to be paid to such holders pursuant to the Merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon Forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, LMM does not assume any responsibility if future results are materially different from those Forecasts. The following summary does not purport to be a complete description of the financial analyses performed by LMM. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of LMM’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 10, 2012, and is not necessarily indicative of current market conditions.

Selected Public Companies Analysis

LMM performed the following selected public companies analyses. Financial data of the selected companies was based on public filings, publicly available research and financial information.

LMM reviewed certain financial and stock market information of Golfsmith and the following eight selected publicly-traded companies in the sporting goods retail industry:

•	Big 5 Sporting Goods

•	Cabela’s

•	Dick’s Sporting Goods

•	Dover Saddlery

•	The Finish Line

•	Foot Locker

•	Hibbett Sports

•	Sport Chalet

Although none of the selected companies are directly comparable to Golfsmith, the companies included are publicly-traded companies with operations, financial metrics, and/or other criteria, such as lines of business, markets, business risks or size or scale of business, which LMM considered similar to Golfsmith for purposes of analysis.

LMM calculated various multiples and ratios of the above referenced companies, including, among other things (i) the enterprise value of each company as a multiple of its earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the last twelve months based on public information available as of May 10, 2012 (“LTM”), and its projected EBITDA for calendar year 2012 and (ii) the ratio of each company’s May 10, 2012, closing share price to its LTM earnings per share (“EPS”), and its estimated EPS for calendar year 2012. The following table summarizes the results of this review:

	Enterprise Value (in millions)	Enterprise Value to LTM EBITDA(a)	Enterprise Value to 2012E EBITDA		Share Price to LTM EPS(a)		Share Price to 2012E EPS
Big 5 Sporting Goods	$215.5	6.0x	5.1x		14.8x		12.8x
Cabela’s	$4,375.9	13.2x	11.9x		16.1x		14.0x
Dick’s Sporting Goods	$5,709.1	10.4x	8.9x		23.7x		20.3x
Dover Saddlery (b)	$34.0	7.1x	NM		13.6x		NM
The Finish Line	$839.6	5.2x	5.1x		13.4x		13.5x
Foot Locker	$3,786.6	6.9x	5.7x		16.0x		12.9x
Hibbett Sports	$1,534.4	14.4x	12.8x		26.9x		23.6x
Sport Chalet (b)	$45.0	4.6x	NA	(c)	NM	(d)	NM	(d)

High	$5,709.1	14.4x	12.8x		26.9x		23.6x
75th Percentile	$3,933.9	12.5x	11.1x		21.8x		18.7x
Mean	$2,067.5	9.3x	8.2x		18.5x		16.2x
Median	$1,187.0	8.6x	7.3x		16.0x		13.8x
25th Percentile	$172.9	6.2x	5.2x		15.1x		13.1x
Low	$34.0	5.2x	5.1x		13.4x		12.8x

(a)	Represents LTM results based on public information available as of May 10, 2012
(b)

Enterprise Value to LTM EBITDA and Share Price to LTM EPS for Dover Saddlery and Sport Chalet were not included in the aggregate multiples analysis due to low trading volume, small market capitalization, and lack of equity research analyst estimates for 2012E results.

(c)	“NA” denotes data not publicly available.
(d)	“NM” denotes data not meaningful.

Based on an analysis of the range of multiples summarized above and LMM’s professional judgment, LMM selected a reference range of:

•	6.2x to 8.6x for enterprise value to LTM EBITDA;

•	5.2x to 7.3x for enterprise value to 2012 estimated EBITDA;

•	15.1x to 16.0x for share price to LTM EPS; and

•	13.1x to 13.8x for share price to 2012 estimated EPS.

LMM applied each such range of enterprise value to EBITDA multiples and share price to EPS multiples for the selected companies to LTM ended March 31, 2012, adjusted EBITDA, 2012 estimated adjusted EBITDA, LTM ended March 31, 2012, adjusted EPS, and 2012 estimated adjusted EPS of Golfsmith.

From this analysis, LMM estimated an implied price per share range for the shares of Common Stock as follows, as compared to the $6.10 Per Share Merger Consideration provided in the Merger Agreement:

Multiple	Implied Price Per Share Range
Enterprise Value to LTM ended March 31, 2012, Adjusted EBITDA	$2.40 to $4.40
Enterprise Value to 2012 Estimated Adjusted EBITDA	$3.91 to $6.52
Share Price to LTM ended March 31, 2012, Adjusted EPS	$0.50 to $0.53
Share Price to 2012 Estimated Adjusted EPS	$3.32 to $3.49

Precedent Transactions Analysis

LMM reviewed certain publicly available financial information of target companies in selected precedent merger and acquisition transactions involving selected retail companies it viewed as relevant. In performing its analyses, LMM reviewed certain financial information and transaction multiples relating to the target companies involved in the selected transactions and compared such information to the corresponding information for Golfsmith.

Although none of the selected precedent transactions or the target companies party to such transactions are directly comparable to the Merger or to Golfsmith, all of the transactions were chosen because they involve transactions that, for purposes of analysis, may be considered similar to the Merger and/or involve targets that, for purposes of analysis, may be considered similar to Golfsmith.

LMM reviewed the transactions set forth in the following table. For each of the transactions, LMM calculated and compared the implied enterprise value as a multiple of LTM EBITDA. The results of the analysis were as follows:

Announcement Date	Acquiror	Target Company	Implied Enterprise Value (in millions)	Implied Enterprise Value/LTM EBITDA
October 2011	Ares Management	99¢ Only Stores	$1,356	9.1x
May 2011	Canadian Tire Corp.	Forzani Group	$860	8.0x
December 2010	Leonard Green & Partners	Jo-Ann	$1,450	6.9x
November 2010	Leonard Green & Partners, TPG Capital	J. Crew	$2,679	8.4x
October 2010	Bain Capital Private Equity	Gymboree	$1,630	7.5x
August 2009	Advent International Corporation	Charlotte Russe	$311	6.6x
July 2009	Golden Gate Capital	Eddie Bauer	$505	10.4x
September 2007	Amscan Holdings	Factory Card & Party Outlet	$69	9.6x
September 2007	Redcats USA	United Retail Group	$147	7.1x
August 2007	OMERS Capital Partners	Golf Town	$238	9.3x
July 2007	Lee Equity Partners	Deb Shops	$260	7.8x
June 2007	Bain Capital Private Equity	Guitar Center	$2,121	12.5x
May 2007	Payless Shoesource	The Stride Rite Corp.	$834	11.1x
March 2007	Apollo Global Management	Claire’s Stores	$2,739	8.7x
November 2006	Dick’s Sporting Goods	Golf Galaxy	$226	11.8x
January 2006	Leonard Green & Partners	The Sports Authority	$1,223	6.8x

			High	12.5x
			75th Percentile	9.8x
			Mean	8.9x
			Median	8.6x
			25th Percentile	7.4x
			Low	6.6x

Based on the foregoing analyses and LMM’s professional judgment and industry knowledge, LMM applied multiples of 7.4x to 8.6x to Golfsmith’s LTM ended March 31, 2012, adjusted EBITDA to calculate an implied equity value per share range for Golfsmith of $3.38 to $4.37, compared to the $6.10 Per Share Merger Consideration provided in the Merger Agreement.

Discounted Cash Flow Analysis

LMM performed a discounted cash flow analysis of Golfsmith, deriving free cash flows via customary accounting and financial analysis from the May 2012 Projections provided by Golfsmith, to calculate the estimated present value of the standalone unlevered, after-tax free cash flows for the period of June 1, 2012 to December 31, 2012 and the fiscal years ending December 31, 2013 through 2015 based on the May 2012 Projections provided to LMM by Golfsmith’s management using an after-tax discount rate range of 17.2% to 19.2%, as determined by LMM, an assumed tax rate of 35%, and reflecting the estimated weighted average cost of capital of the selected companies listed above under “—Opinion of Lazard Middle Market LLC—Selected Public Companies Analysis.” Based upon management estimates, LMM calculated a total enterprise value reference range for Golfsmith, resulting in a range of implied equity values per share of $4.06 to $5.62 (calculated on a fully-diluted shares basis to take into account all outstanding Company Options and Company Awards that will be cancelled and converted into the right to receive a portion of the Merger Consideration in connection with the Merger).

Additional Analyses of Golfsmith

Premia Paid Analysis

LMM also performed a premia paid analysis, which is designed to provide a valuation of Golfsmith based on the premia paid in all-cash acquisition transactions involving United States targets announced from January 1, 2010 to May 10, 2012 involving a total transaction value of $50 million to $500 million. LMM’s analysis was not industry specific. The implied premia in this analysis were calculated comparing the per share acquisition prices to the relevant target companies’ closing stock prices one day, thirty days, and sixty days prior to the announcement of the respective transaction. The results of these calculations are as follows:

	High	75th Percentile	Mean	Median	25th Percentile	Low
1-Day Premia	222.9%	55.6%	46.0%	36.3%	20.4%	(8.2%)
30-Day Premia	235.0%	64.8%	53.3%	39.4%	27.2%	(3.1%)
60-Day Premia	318.8%	68.1%	55.1%	46.4%	25.2%	(33.6%)

Using the thirty-day implied premia of the aforementioned transactions, LMM, based on its experience with merger and acquisition transactions, applied a range of premia based on these transactions of 27.2% to 64.8% of Golfsmith’s closing stock price on May 10, 2012 and February 29, 2012 (the day prior to Golfsmith’s announcement that it was pursuing strategic alternatives including a possible sale of Golfsmith) to derive reference ranges of $5.99 to $7.76 per share and $5.20 to $6.74 per share, respectively.

52-Week Low to High Closing Stock Prices Analysis

LMM reviewed the historical price performance of the closing stock price of the Common Stock for the 52-week period ending May 10, 2012. During this period, the closing prices of the Common Stock ranged from $2.76 to $5.22, as compared to the Per Share Merger Consideration of $6.10 per share.

Miscellaneous

Pursuant to the terms of Lazard’s engagement letter, dated July 7, 2011, Golfsmith has agreed to pay Lazard the following fees:

(a)	a consulting fee of $80,000, to be offset against any fee subsequently payable pursuant to clause (c) below;

(b)	an additional fee of $150,000 payable upon the rendering of the fairness opinion described above, to be offset against any fee subsequently payable pursuant to clause (c); and

(c)	a fee of approximately $1.95 million, payable upon consummation of a transaction.

In addition, Golfsmith also agreed to reimburse Lazard for its reasonable expenses incurred in connection with the engagement. In a separate letter also dated July 7, 2011, Golfsmith also agreed to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws.

LFC and its affiliates (including LMM), as part of their investment banking business, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. LFC and its affiliates (including LMM) in the past (but not within the past two years) may have provided certain other investment banking services to Golfsmith, certain of Golfsmith’s affiliates, OMERS, Golf Town and certain of Golf Town’s affiliates, for which LFC and its affiliates have received compensation. In the ordinary course of their respective businesses, LFC, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of LFC) and certain of their respective affiliates may actively trade in securities of Golfsmith, certain of Golfsmith’s affiliates, OMERS, Golf Town and certain of Golf Town’s affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and also may trade and hold securities on behalf of Golfsmith, certain of Golfsmith’s affiliates, OMERS, Golf Town and certain of Golf Town’s affiliates. As of the date of LMM’s opinion, none of LFC, LFCM Holdings LLC or their respective affiliates had any proprietary holdings in Golfsmith, any of Golfsmith’s affiliates, OMERS, Golf Town or any of Golf Town’s affiliates.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as financial advisor to the Transaction Committee because of its qualifications, experience, reputation and familiarity with Golfsmith and its business.

Projected Financial Information

Golfsmith does not, as a matter of general practice, develop or publicly disclose detailed financial projections due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. In evaluating a possible transaction with Golf Town, management of Golfsmith provided certain financial forecasts to Golf Town and to the Transaction Committee, the Golfsmith Board and LMM prior to the execution of the Merger Agreement. A summary of the forecasts is included in this Information Statement. You should note that the two forecasts summarized below, the “July 2011 Projections” and the “May 2012 Projections”, constitute forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Information” on page 15.

Golfsmith’s management initially prepared financial forecasts in July 2011 for fiscal years 2011 through 2015 based on Golfsmith’s long-range plan using estimated fiscal year 2011 results. These forecasts were prepared in contemplation of the market solicitation process and were provided to the Transaction Committee, Golf Town and the Golfsmith Board in July 2011 (the “July 2011 Projections”). In May 2012, in connection with the Transaction Committee’s and the Golfsmith Board’s consideration of the Merger and LMM’s financial analysis with respect thereto, Golfsmith’s management revised the July 2011 Projections for fiscal years 2012 through 2015 (the “May 2012 Projections” and, together with the July 2011 Projections, the “Forecasts”). The projections for fiscal year 2012 in the May 2012 Projections differed from the projections for 2012 in the July 2011 Projections in that the former incorporated the actual results for Golfsmith’s first fiscal quarter of 2012 and reflected the last three fiscal quarters of 2012 based on the budget prepared by Golfsmith’s management, which had been provided to Golf Town in

March 2012 as part of Golf Town’s financial due diligence. The May 2012 Projections were provided to LMM for use in its financial analysis of the Merger presented at the May 11, 2012 meeting of the Golfsmith Board and the Transaction Committee at which LMM orally delivered its opinion described in “The Merger—Opinion of Lazard Middle Market LLC” beginning on page 50.

The Forecasts were not prepared for public disclosure. Nonetheless, a summary of the Forecasts is provided in this Information Statement only because the Forecasts were made available to the Transaction Committee, the Golfsmith Board and LMM in evaluating a potential transaction with Golf Town and the July 2011 Projections were made available to Golf Town and OMERS as part of their financial due diligence in evaluating a potential transaction with Golfsmith. The Forecasts are subjective in many respects. There can be no assurance that the Forecasts will be realized or that actual results will not be significantly higher or lower than projected. The Forecasts also cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Forecasts will be achieved. The inclusion of the Forecasts in this Information Statement does not constitute an admission or representation by Golfsmith that the information is material.

In addition, the Forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States (“GAAP”), the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Golfsmith’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The Forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Golfsmith. Golfsmith believes the assumptions that its management used as a basis for the Forecasts were reasonable at the time management prepared the Forecasts and reflected the best available estimates and judgments at the time, taking into account the relevant information available to management at the time and presented at the time, to the best of Golfsmith’s knowledge and belief, a reasonable projection of future financial performance of Golfsmith. Important factors that may affect actual results and cause the Forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 15. Accordingly, there can be no assurance that the Forecasts will be realized or that future financial results will not materially vary from the Forecasts, and the Forecasts should not be relied upon as being indicative of future results and you are cautioned not to rely on this forward-looking information.

In addition, the Forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Golfsmith’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur after the date the Forecasts were prepared and that was not anticipated at the time the Forecasts were prepared. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the Forecasts were prepared, including decisions not to pursue certain courses of action in light of the pending Merger. Except as may be required by law, Golfsmith disclaims any obligation to update or otherwise revise the Forecasts to reflect circumstances, economic conditions or other developments existing or occurring after the date the Forecasts were prepared or to reflect the occurrence of future events, even if any or all of the assumptions on which the Forecasts were based are no longer appropriate. These considerations should be taken into account in reviewing the Forecasts, which were prepared as of an earlier date.

The following is a summary of the Forecasts prepared by management of Golfsmith and given to the Golfsmith Board and LMM:

May 2012 Projections

	Fiscal Year Ending December 31, (a)
	2011A	2012E(b)	2013P	2014P	2015P
Net Revenue	$387.3	$448.1	$528.6	$613.1	$712.6
% Growth	10.1%	15.7%	18.0%	16.0%	16.2%

Gross Profit	$135.1	$158.5	$191.5	$224.7	$266.4
% Margin	34.9%	35.4%	36.2%	36.7%	37.4%
Total Operating Expenses	$133.2	$150.8	$173.6	$197.1	$223.4
OpEx % of Net Revenue	34.4%	33.6%	32.8%	32.1%	31.4%

EBIT	$1.9	$7.8	$17.9	$27.7	$43.0
% Margin	0.5%	1.7%	3.4%	4.5%	6.0%
Depreciation & Amortization	$11.9	$14.2	$12.8	$13.3	$14.0
EBITDA	$13.8	$22.0	$30.7	$41.0	$57.0
% Margin	3.6%	4.9%	5.8%	6.7%	8.0%
Adjustments(c)	$1.7	$0.5	$0.0	$0.0	$0.0

Adjusted EBITDA	$15.5	$22.5	$30.7	$41.0	$57.0
% Margin	4.0%	5.0%	5.8%	6.7%	8.0%

Capital Expenditures	$11.7	$16.2	$13.1	$12.1	$13.9
Change in Working Capital	$(0.5)	$(13.0)	$(6.9)	$(7.1)	$(7.9)

(a)	Fiscal year ends on the Saturday closest to December 31 and consists of either 52 weeks or 53 weeks.
(b)

Except Change in Working Capital and Capital Expenditures, calculated as first quarter 2012 actual results plus the last three quarters of the 2012E management budget; adjusted for one-time charges in first quarter 2012.

(c)	Adjusted for one-time charges.

July 2011 Projections

	Fiscal Year Ending December 31, (a)
	2011E(b)	2012P	2013P	2014P	2015P
Net Revenue	$386.4	$450.3	$525.0	$608.6	$708.0
%Growth	9.8%	16.5%	16.6%	15.9%	16.3%

Gross Profit	$134.4	$159.7	$188.8	$222.5	$263.5
% of Margin	34.8%	35.5%	36.0%	36.6%	37.2%
Total Operating Expenses	$131.5	$148.0	$167.8	$189.6	$215.4
OpEx % of Revenue	34.0%	32.9%	32.0%	31.2%	30.4%

EBIT	$2.9	$11.7	$21.1	$32.9	$48.1
% Margin	0.8%	2.6%	4.0%	5.4%	6.8%
Depreciation & Amortization	$11.6	$14.3	$13.7	$14.2	$15.0
EBITDA	$14.5	$26.0	$34.7	$47.1	$63.1
% Margin	3.8%	5.8%	6.6%	7.7%	8.9%
Adjustments(c)	$1.4	$0.0	$0.0	$0.0	$0.0

Adjusted EBITDA	$16.0	$26.0	$34.7	$47.1	$63.1
% Margin	4.1%	5.8%	6.6%	7.7%	8.9%

Capital Expenditures	$8.7	$12.0	$13.1	$12.1	$13.9
Change in Working Capital	$0.0	$(3.6)	$(4.9)	$(5.2)	$(6.0)

(a)	Fiscal year ends on the Saturday closest to December 31 and consists of either 52 weeks or 53 weeks.
(b)	Based on preliminary December 2011 month-end results.
(c)	Adjusted for one-time charges.

Interests of Certain Persons in the Merger

Certain of our directors and officers may be deemed to have interests in the Merger that may be different from, or in addition to, the interests of Golfsmith’s stockholders generally. The Golfsmith Board and Transaction Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger. You should consider these and other interests of our directors and officers that are described in this Information Statement.

Treatment of Common Stock

At or immediately prior to the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Golf Town or any of its direct or indirect subsidiaries, shares owned by Golfsmith or any of its direct or indirect wholly-owned subsidiaries and shares owned by any stockholder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Per Share Merger Consideration of $6.10 in cash, without interest. After the Effective Time, each holder of a certificate representing any shares of our Common Stock (other than any holder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the DGCL) will no longer have any rights with respect to the shares, except for the right to receive the Per Share Merger Consideration. All shares of Common Stock that have been converted into the right to receive the Per Share Merger Consideration will be automatically cancelled and cease to exist.

Treatment of Stock Options and Company Awards

Golfsmith has awarded Company Options and Company Awards under the Stock Plan.

Pursuant to the Merger Agreement, at the Effective Time, each Company Option granted under the Stock Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, will be cancelled and the holder of each such Company Option will only be entitled to receive an amount in cash equal to the product of (x) the total number of shares subject to such Company Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share under such Company Option, less applicable taxes required to be withheld with respect to such payment.

Pursuant to the Merger Agreement, at the Effective Time, each Company Award shall be cancelled and shall only entitle the holder thereof to receive an amount in cash equal to the product of (x) the number of shares subject to such Company Award immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration (or, if such Company Award contemplates the payment of a specified exercise price, the excess, if any, of the Per Share Merger Consideration over such exercise price), less applicable taxes required to be withheld with respect to such payment.

The following table reflects the consideration expected to be received by each of Golfsmith’s directors and officers in connection with the Merger:

Name	Cash to be Received for Common Stock	Cash to be Received for Company Options		Cash to be Received for Company Awards	Total Consideration
		Vested Company Options	Company Options That Will Vest as a Result of the Merger
Martin Hanaka Chief Executive Officer and Chairman of the Board	$876,930	$1,440,180	$960,120	$919,550	$4,196,779
Sue Gove President, Chief Operating Officer and Chief Financial Officer	$460,105	$433,647	$427,113	$197,747	$1,518,612
Steve Larkin Senior Vice President of Direct to Consumer	$20,026	$36,765	$111,375	$40,015	$208,181
Eli Getson Senior Vice President and General Merchandise Manager	$20,026	$13,671	$54,684	$40,015	$128,397
Joseph Kester Senior Vice President of Store Operations	$27,224	$58,065	$83,717	$45,987	$214,993
Robert Allen Director	$366,000	—	—	$239,460	$605,460
Thomas Berglund Director	$9,150	—	—	—	$9,150
Roberto Buaron Director	$67,100	—	—	—	$67,100
Thomas Hardy Director	$20,283	—	—	$296,277	$316,560
Glenda Flanagan Director	$6,100	—	—	$293,184	$299,284
James Grover Director	$12,200	—	—	—	$12,200
Marvin Lesser Director	$21,350	—	—	$296,277	$317,627
James Long Director	$240,950	—	—	—	$240,950
Emilio Pedroni Director	—	—	—	—	—

TOTAL	$2,147,444	$1,982,328	$1,637,008	$2,368,513	$8,135,292

Existing Employment Agreements

Martin Hanaka has an existing employment agreement with Golfsmith which was entered into on June 13, 2008, was amended and restated as of December 28, 2009, and was further amended as of

December 29, 2011. Subject to earlier termination, the employment agreement extends until July 1, 2013 with automatic successive one-year extension, unless terminated by either party. Pursuant to this agreement if, on or after a change of control, the Golfsmith Board terminates Mr. Hanaka’s employment without cause or cancels an automatic extension of his employment term, or Mr. Hanaka resigns under any circumstances, Mr. Hanaka will be entitled to receive (i) his earned but unpaid base salary and earned but unpaid annual bonus for any completed fiscal year; (ii) a prorated bonus for the fiscal year in which his employment terminates, and (iii) severance payments totaling 200% of an amount equal to the sum of his then-current base salary plus his then-current target annual bonus payable in equal installments in accordance with customary payroll procedures over a two-year period, commencing on the first payroll date to occur 60 days after the date his employment is terminated. In each such case, Golfsmith will make payments of continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Mr. Hanaka and his dependents for two years following such termination of employment or, if earlier, until he is eligible to be covered under another substantially equivalent medical insurance plan; provided, however, that the applicable period of “continuation coverage” for purposes of COBRA will be deemed to commence on the date of termination. Mr. Hanaka’s receipt of these post-termination benefits is contingent on Mr. Hanaka executing an effective general release of claims against Golfsmith and its affiliates. Mr. Hanaka’s employment agreement also provides that if Mr. Hanaka’s employment is terminated following a change of control, all of the Company Options described in the employment agreement will become fully exercisable.

Sue Gove has an existing employment agreement with Golfsmith which was entered into on September 29, 2008, was amended and restated as of December 28, 2009, and was further amended as of December 29, 2011. Subject to earlier termination, the employment agreement extends for three years from September 29, 2008 with automatic successive one-year extension, unless terminated by either party. Pursuant to this agreement, if Golfsmith’s Chief Executive Officer or the Golfsmith Board terminates Ms. Gove’s employment without cause or cancels an automatic extension of her employment term, or Ms. Gove resigns for good reason, whether prior to or following a change of control, Ms. Gove will be entitled to receive (i) her earned but unpaid base salary and earned but unpaid annual bonus for any completed fiscal year; (ii) her prorated annual bonus for the fiscal year in which her employment is terminated; and (iii) severance payments totaling 200% of an amount equal to her then-current base salary, payable in equal installments in accordance with customary payroll procedures during a 24-month period, commencing on the first payroll date to occur 60 days after the date her employment is terminated, or until she accepts other employment, whichever is sooner. In each such case, Golfsmith will make payments of continuation coverage premiums under COBRA for Ms. Gove and her dependents for two years following such termination of employment, or, if earlier, until she is eligible to be covered under another substantially equivalent medical insurance plan; provided, however, that the applicable period of “continuation coverage” for purposes of COBRA will be deemed to commence on the date of termination. Ms. Gove’s receipt of these post-termination benefits is contingent on Ms. Gove executing an effective general release of claims against Golfsmith and its affiliates. Ms. Gove’s employment agreement also provides that if Ms. Gove’s employment is terminated following a change of control, all of the Company Options described in the employment agreement will become fully exercisable.

The transactions contemplated by the Merger Agreement, including the Merger, will constitute a change of control under each of Mr. Hanaka’s and Ms. Gove’s existing employment agreements, and the above-described change of control provisions are not amended by the terms of the Non-Binding Letter Agreements, as described below.

Steve Larkin has an existing Confidentiality, Intellectual Property and Non-Compete Agreement with Golfsmith which was entered into on January 19, 2010. Pursuant to this agreement, if Mr. Larkin’s employment is terminated without cause, he will be entitled to receive severance payments in an amount equal to his annual base salary in effect upon termination, payable in equal installments in accordance with customary payroll procedures during the 24-month period following the termination of his employment. Mr. Larkin’s receipt of these post-termination benefits is contingent on Mr. Larkin executing a general release of claims against Golfsmith and its affiliates.

Employment Agreements Following the Merger

Simultaneous with the execution of the Merger Agreement, OMERS entered into non-binding letter agreements (the “Non-Binding Letter Agreements”) with each of Martin Hanaka, Sue Gove, Steve Larkin and Eli Getson, in each case, with respect to such employee’s employment by Golfsmith upon the closing of the Merger. OMERS intends that Golf Town or its affiliate will negotiate and enter into binding employment agreements with such employees at, and subject to, the occurrence of the closing of the Merger. Mr. Hanaka’s and Ms. Gove’s binding employment agreements would, if executed, amend the existing employment agreements between Golfsmith and each such individual. Unless otherwise noted in this summary, the terms of the existing employment agreements generally will remain unchanged. Mr. Larkin’s and Mr. Getson’s employment agreements, if executed, would replace each of the existing Confidentiality, Intellectual Property and Non-Compete Agreements between Golfsmith and each such individual.

It is intended that Mr. Hanaka will serve as Chief Executive Officer of the combined Golf Town and Golfsmith business post-Merger during the transitional period from the closing of the Merger until and including December 31, 2012 (the “Term”). Mr. Hanaka’s involvement with the combined Golf Town and Golfsmith business may be further extended, upon 90 days’ notice and subject to mutual agreement, for an additional eight months after the expiration of the Term in the position of non-executive Chairman.

OMERS anticipates that Golf Town and its affiliates will offer Ms. Gove the position of Chief Executive Officer beginning on January 1, 2013, following a transition period expected to last until December 31, 2012. Assuming a successful transition, and subject to the mutual agreement of the combined Golf Town and Golfsmith business and Ms. Gove, the combined Golf Town and Golfsmith business anticipates offering Ms. Gove, as Chief Executive Officer, a base salary of $700,000, a target annual bonus set at 100% of base salary, and a special grant of options in the amount of $1,080,000. Should Ms. Gove not assume such position at that time for reasons other than for cause, Golf Town or one of its affiliates will purchase Ms. Gove’s shares at the greater of cost or fair market value.

Initial Base Salary and Annual Bonus

The following table sets forth the initial base salary and annual bonus that the parties to each of the Non-Binding Letter Agreements have agreed:

Name	Amount of Base Salary	Target Bonus as a Percentage of Base Salary	Percentage of Bonus Guaranteed	Percentage of Bonus Based on Achievement of Goals	Percentage of Bonus Based on Other Criteria	Miscellaneous
Martin Hanaka	$750,000	100% (prorated in accordance with actual number of days elapsed during the Term)	50% (subject to continued service)	25%	25% (based on facilitation of a successful transition to the combined Golf Town and Golfsmith business, including with respect to a successor CEO)

Generally, receipt of the bonus is subject to Mr. Hanaka’s continued employment through the end of the Term.

Mr. Hanaka also expects to receive any earned portion of the “Annual Bonus” pursuant to Section 4(c) of his existing employment agreement for the period beginning January 1, 2012 and ending upon the Closing.

Sue Gove	$600,000	90%	50% (subject to continued service)	50%	—	—
Steve Larkin	$330,000	50%	—	100%	—	—
Eli Getson	$300,000	50%	50% (subject to continued service)	50%	—	—

Contemplated Post-Merger Option Plan

The Non-Binding Letter Agreements for Mr. Larkin, Mr. Getson and Ms. Gove contemplate the future establishment of an option plan and a subsequent grant of incentive equity awards in the form of stock options, 50% of which vest over a 4-year period (with 20% of such time-based options vesting on the date of grant, and an additional 20% vesting each year thereafter until year 4) and 50% of which vest based on the combined Golf Town and Golfsmith business’s achievement of annual EBITDA targets to be set by the Board of Directors of the combined Golf Town and Golfsmith business. Each recipient of options must agree to enter into a restrictive covenant agreement, to be in force for so long as such employee is an optionholder and for 2 years after ceasing to be an optionholder (in the event such options are forfeited and not exercised). Mr. Hanaka is not eligible to participate in any equity or equity-based plans.

The size of the option plan will be approximately $7,500,000, representing approximately 3.6% of the estimated $208,000,000 equity value of the combined Golf Town and Golfsmith business. OMERS and Golf Town and its affiliates expect that Ms. Gove will be the most significant participant in this program, with an initial allocation of approximately 29% of the pool ($2,170,000), representing approximately 1% of the equity value of the combined Golf Town and Golfsmith business. If Ms. Gove becomes Chief Executive Officer, she will receive an additional option grant of $1,080,000. Mr. Getson and Mr. Larkin will receive an initial allotment of 5.3% of the pool ($400,000 each), representing approximately 0.2% of the equity value of the combined Golf Town and Golfsmith business. All of the percentages in this paragraph represent ownership levels for the expected level of initial grants on a fully diluted basis.

Direct Ownership

Ms. Gove is expected to reinvest $484,767 in the combined Golf Town and Golfsmith business, which will represent approximately 0.2% of its equity value. In addition to direct ownership purchased via such investment, Ms. Gove’s ownership level will be additionally increased through a one-time grant of equity of the combined Golf Town and Golfsmith business upon completion of the Merger, in an amount to be mutually determined.

Mr. Getson is expected to invest an amount equal to 50% (approximately $50,000) of Mr. Getson’s after-tax proceeds from the Merger, in respect of any stock options and performance share awards owned by Mr. Getson. Such investment will purchase approximately 0.02% of the equity value of the combined Golf Town and Golfsmith business. In addition to direct ownership purchased via such investment, Mr. Getson’s ownership level will be additionally increased through a one-time grant of common stock of the combined Golf Town and Golfsmith business upon completion of the Merger, in an amount to be mutually determined.

Golden Parachute Compensation

The following table shows the aggregate dollar value of the various elements of compensation that each named executive officer would receive in connection with the Merger, assuming that (i) the Effective Time occurred on August 1, 2012, the assumed day the Merger occurs, (ii) with respect to Company Options and Company Awards, the Per Share Merger Consideration is $6.10, and (iii) Mr. Hanaka, Ms. Gove and Mr. Larkin were each terminated by Golfsmith on August 1, 2012, the assumed day the Merger occurs, without cause or (iv) Mr. Hanaka resigns under any circumstances or Ms. Gove resigns for good reason, in either case on August 1, 2012, the assumed day the Merger occurs.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Other ($)	Total ($)(6)
Martin Hanaka	3,437,500	3,319,850	0	41,686	0	0	6,799,036
Sue Gove	1,389,375	1,058,507	0	23,309	0	0	2,471,191
Steve Larkin	315,000	188,154	0	0	0	0	503,154

(1)

(a) For Mr. Hanaka, this amount represents the pre-tax aggregate dollar value of the “double-trigger” cash payments that Mr. Hanaka would be entitled to receive from Golfsmith upon a termination by Golfsmith without cause or by cancellation of the automatic extension of the employment agreement, or by the executive under any circumstances on or following a change of control, which includes (i) a prorated bonus for the fiscal year in which his employment terminates (which is estimated to equal $437,500 as of August 1, 2012, the assumed day the

Merger occurs), and (ii) severance payments totaling 200% of an amount equal to the sum of his then-current base salary plus his then-current target annual bonus (which is equal to $3,000,000 as of August 1, 2012, the assumed day the Merger occurs) payable in equal installments in accordance with customary payroll procedures during a two-year period commencing on the first payroll date to occur after 60 days following the date his employment is terminated.

(b) For Ms. Gove, this amount represents the pre-tax aggregate dollar value of the “double-trigger” cash payments that Ms. Gove would be entitled to receive from Golfsmith upon a termination by Golfsmith without cause or by cancellation of the automatic extension of the employment agreement, or by the executive for good reason, which includes (i) a prorated annual bonus for the fiscal year in which her employment is terminated (which is estimated to equal $249,375 as of August 1, 2012, the assumed day the Merger occurs), and (ii) severance payments totaling 200% of an amount equal to her then-current base salary (which is equal to $1,140,000 as of August 1, 2012, the assumed day the Merger occurs), payable in equal installments in accordance with customary payroll procedures during a 24-month period commencing on the first payroll date to occur after 60 days following the date her employment is terminated, or until she accepts other employment, whichever is sooner.

(c) For Mr. Larkin, this amount represents the pre-tax aggregate dollar value of cash payments that Mr. Larkin would be entitled to receive from Golfsmith upon a termination by Golfsmith without cause, which is equal to his annual base salary in effect upon termination and is $315,000 as of August 1, 2012, the assumed day the Merger occurs, payable in equal installments in accordance with customary payroll procedures during the 24-month period following the termination of his employment.

In each case, in order to receive the above-described severance and post-termination benefits, the named executive officers are required to execute a general release of claims against Golfsmith and its affiliates.

(2)

Represents the aggregate dollar value of the “single-trigger” cancellation and cash out of all vested and unvested Company Options and all Company Awards held by the named executive officers as of August 1, 2012, the assumed day the Merger occurs, as described in “Treatment of Stock Options and Company Awards” above and assuming Per Share Merger Consideration of $6.10. Set forth below are the dollar values of each type of Company Option and Company Award that will be cancelled and cashed out upon the consummation of the Merger:

Name	Cash to be Received for Company Options		Cash to be Received for Company Awards	Total Consideration
	Vested Company Options	Company Options That Will Vest as a Result of the Merger
Martin Hanaka	$1,440,180	$960,120	$919,550	$3,319,850
Sue Gove	$433,647	$427,113	$197,747	$1,058,507
Steve Larkin	$36,765	$111,375	$40,015	$188,155

(3)	The Merger will not have any impact on the rights of the named executive officers under the terms of any pension or non-qualified deferred compensation plans maintained by Golfsmith.
(4)

Represents the aggregate dollar value of Golfsmith’s “double-trigger” payment of COBRA continuation coverage premiums for the executive and any dependents for the twenty-four month period following the termination date. For purposes of quantifying the value of the continuation benefit, Golfsmith has used assumptions used for financial reporting purposes under generally accepted accounting principles. The value of the COBRA coverage is based upon the type of insurance Golfsmith carried for Mr. Hanaka and Ms. Gove as of August 1, 2012, the assumed day the Merger occurs, and the expected cost to continue such coverage for a period of twenty-four months. To receive this benefit, the executive is required to execute a general release of claims against Golfsmith and its affiliates. Mr. Larkin is not entitled to any benefits continuation pursuant to the terms of his existing Confidentiality, Intellectual Property and Non-Compete Agreement.

(5)	The named executive officers are not entitled to any gross-up payments in connection with the Merger.
(6)

Represents the total aggregate dollar value of the golden parachute payment to be made to each named executive officer. With respect to each executive, only the equity portion is single-trigger; the remaining payments are double trigger (i.e., the payment is conditioned on the executive’s termination of employment by Golfsmith without cause or by cancellation of the automatic extension of the employment agreement, or resignation by the executive under any circumstances (in the case of Mr. Hanaka) or by the executive with good reason (in the case of Ms. Gove)).

Director and Officer Exculpation, Indemnification and Insurance

The indemnification, advancement of expenses and insurance requirements set forth in the Merger Agreement relating to Golfsmith executive officers and directors are described under “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 88.

Certain Directors

The Golfsmith Board consists of ten members, five of whom (Thomas Berglund, Roberto Buaron, James Grover, James Long and Emilio Pedroni) are affiliated with AEP. AEP commenced activities on September 28, 1999 with a ten-year term subject to extension for three additional one-year periods. The term of AEP has been extended for three years until September 28, 2012. Further extensions are available with the approval of a super majority of the limited partners in AEP. To date, an extension has not been requested. Due to the upcoming expiration of AEP’s term, such directors affiliated with AEP may have an interest in creating a liquidity event prior to September 28, 2012.

Financing

The merger is not conditioned on Golf Town obtaining financing. OAC has provided an equity commitment letter for $117,370,000 to fund all of the Merger Consideration, payments with respect to Company Options and Company Awards and pay all transaction expenses of Golf Town and Golfsmith that were not previously paid prior to completing the Merger. The equity commitment letter is conditioned only on the closing of the Merger. Golfsmith has obtained an amendment and waiver from General Electric Capital Corporation with respect to the Revolving Credit Facility that consents to the Merger and waives any default that would otherwise result from the consummation of the Merger. The Waiver is not subject to any conditions and became effective immediately upon execution of the Merger Agreement. OAC has provided the Limited Guarantee which guarantees payment of any termination fees payable by Golf Town, should such fees become payable under the Merger Agreement.

Regulatory Filings Required in Connection with the Merger

The following is a summary of the material regulatory requirements for the completion of the Merger. There can be no guarantee if and when any of the consents or approvals described below, or any other regulatory consents or approvals that might be required to consummate the Merger, will be obtained, or as to the conditions that such consents and approvals may contain.

U.S. Antitrust Requirements

The Merger is subject to the HSR Act and the rules promulgated thereunder, which prevent transactions such as the Merger from being completed until (a) certain filings are made with the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”) and (b) the applicable waiting period is terminated or expires. On May 18, 2012, the parties made the requisite filings with the FTC and Antitrust Division pursuant to the HSR Act. Early termination of the waiting period under the HSR Act was granted on May 29, 2012. At any time before or after the consummation of the Merger, notwithstanding the early termination or expiration of the applicable waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of Golfsmith’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, notwithstanding the early termination or expiration of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages.

Material U.S. Federal Income Tax Consequences of the Merger

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (a) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS INFORMATION STATEMENT IS NOT INTENDED TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY SUCH STOCKHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH STOCKHOLDERS UNDER FEDERAL, STATE OR LOCAL TAX LAWS; (b) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING BY GOLFSMITH OF THE TRANSACTIONS AND MATTERS ADDRESSED HEREIN; AND (c) STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of material U.S. federal income tax consequences of the Merger that are generally applicable to U.S. Holders (as defined below) of our Common Stock who will not own (actually or constructively) any shares of Common Stock after the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, proposed and temporary regulations promulgated thereunder, administrative rulings and pronouncements issued by the Internal Revenue Service (“IRS”) and judicial decisions, all as now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought (and do not intend to seek) any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this Information Statement are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our Common Stock. In addition, this summary does not address the U.S. federal income tax considerations that may be relevant to the individual stockholders in light of each stockholder’s particular circumstances or to all categories of stockholders, some of whom may be subject to special rules, including, without limitation: banks and other financial institutions; insurance companies; cooperatives; tax-exempt investors; U.S. expatriates or former long-term residents of the United States; dealers in securities or foreign currency; traders in securities who elect the mark-to-market method of accounting for their securities; partnerships, S corporations and any other entities treated as a partnership for U.S. federal income tax purposes; regulated investment companies, real estate investment trusts; holders who hold their Common Stock as part of a hedge, straddle, conversion, or other risk reduction transaction; holders whose functional currency is not the U.S. dollar; tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts, holders who acquired our Common Stock through the exercise of employee stock options, a stock purchase or award plan, other compensatory arrangements, or in connection with the performance of services; and holders who do not hold their shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code. This summary also does not consider the effect of any applicable foreign, state, local or other tax laws, alternative minimum tax considerations, or any U.S. federal tax laws other than income tax laws (such as estate or gift tax laws or the Medicare tax on certain investment income) for any holders. In addition, the following discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, transactions in which shares of Golfsmith’s capital stock are acquired through the exercise of options or warrants. Moreover, this summary does not address the tax consequences of the Merger or related transactions to holders of options, warrants or other rights to purchase or acquire Golfsmith’s capital stock.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. This discussion does not address the U.S. federal income tax consequences to any holder of our Common Stock who or which, for U.S. federal income tax purposes, is not a U.S. Holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. Accordingly, such holders are urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of the Merger.

If a partnership or other pass-through entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our Common Stock should consult the holder’s tax advisor as to the particular tax consequences of the Merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of our Common Stock receiving cash pursuant to the Merger or pursuant to the exercise of appraisal rights generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in our Common Stock surrendered. Any such gain or loss generally will be capital gain or loss if our Common Stock is held as a capital asset at the Effective Time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Holder has held our Common Stock for more than one year prior to the Effective Time. If the U.S. Holder has held our Common Stock for one year or less prior to the Effective Time, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gains for non-corporate taxpayers are taxed at a maximum U.S. federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. If a U.S. Holder acquired different blocks of our Common Stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of our Common Stock.

Information Reporting and Backup Withholding

Generally, U.S. Holders of our Common Stock will be subject to information reporting on the cash received pursuant to the Merger or pursuant to exercising appraisal rights in connection with the Merger, and may be subject to backup withholding, unless such a holder is a corporation or other exempt recipient.

Under the U.S. federal backup withholding tax rules, the paying agent will be required to withhold a percentage of all cash payments to which a holder of Common Stock is entitled in connection with the Merger unless the holder (a) furnishes a correct taxpayer identification number and certifies that he, she, or it is not subject to backup withholding on the IRS Form W-9 or successor form, (b) is otherwise exempt from backup withholding. The current back-up withholding rate is 28%. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder of Common Stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL AND FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Litigation Related to the Merger

On May 15, 2012, a putative class action complaint was filed in the District Court of Travis County, Texas against Golfsmith, Merger Sub and the members of the Golfsmith Board. The complaint alleges, among other things, that the members of the Golfsmith Board breached their fiduciary duties owed to Golfsmith’s public stockholders because they did not take all steps necessary to obtain a full, fair and adequate price for Golfsmith’s shares and failed to maximize shareholder value. The complaint seeks, among other things, injunctive relief concerning the alleged fiduciary breaches and prohibiting defendants from consummating the Merger, other forms of equitable relief, and compensatory and/or rescissory damages. Golfsmith believes that these claims are without merit and intends to vigorously contest the lawsuit.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. We encourage you to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of its terms in this Information Statement have been included to provide you with information regarding its terms. The terms and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about Golfsmith, Golf Town or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this Information Statement and in the public filings we make with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find More Information,” beginning on page 102. The representations, warranties and covenants contained in the Merger Agreement were made by Golfsmith, Golf Town and Merger Sub only for the purposes of the Merger Agreement and were qualified and subject to important limitations and exceptions agreed to by the contracting parties in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated with the principal purposes of establishing the circumstances under which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures made by Golfsmith, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this Information Statement.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Golfsmith, Golf Town or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this Information Statement.

Effects of the Merger; Directors and Executive Officers; Certificate of Incorporation; Bylaws

At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into Golfsmith, the separate corporate existence of Merger Sub will cease and Golfsmith will be the surviving corporation of the Merger and a wholly-owned subsidiary of Golf Town. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal. At the Effective Time, (i) the bylaws of Golfsmith will be amended to read in the form of the bylaws of Merger Sub in effect immediately prior to the Effective Time and (ii) the certificate of incorporation of Golfsmith will be amended and restated to read as set forth in Exhibit A to the Merger Agreement. The officers of Golfsmith immediately prior to the Effective Time will continue as the officers of the Surviving Corporation, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Closing and Effective Time

Unless another date and time are agreed by Golfsmith and Golf Town, the closing of the Merger (the “Closing”) will take place and the parties will file a certificate of merger with the Secretary of State of the State of Delaware no more than three business days following the day on which the last of the conditions to the Merger is satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions).

As of the date of this Information Statement, we expect the Merger to close in the third quarter of 2012. However, completion of the Merger is subject to the satisfaction (or waiver, to the extent permissible) of conditions to the Merger, which are summarized below. Because some of these conditions are beyond the control of Golfsmith and Golf Town, there can be no assurances as to when, or if, the Merger will occur. If the Merger is not completed on or before November 12, 2012, either Golfsmith or Golf Town may terminate the Merger Agreement, unless the party wishing to terminate the Merger Agreement breached its obligations under the Merger Agreement in any manner that proximately caused the failure of a condition to the consummation of the Merger. See “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Termination” beginning on pages 88 and 90, respectively.

Treatment of Common Stock, Options and Awards

Common Stock

At or immediately prior to the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Golf Town or any of its direct or indirect subsidiaries, shares owned by Golfsmith or any of its direct or indirect wholly-owned subsidiaries and shares owned by any stockholder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Per Share Merger Consideration of $6.10 in cash, without interest, less any applicable withholding taxes. After the Effective Time, each certificate representing any shares of our Common Stock and each uncertificated share (other than shares owned by Golf Town or any of its direct or indirect subsidiaries, shares owned by Golfsmith or any of its direct or indirect wholly-owned subsidiaries and shares owned by any stockholder who has perfected and not withdrawn a demand for or lost appraisal rights under Section 262 of the DGCL) will no longer represent any rights with respect to the shares, except for the right to receive the Per Share Merger Consideration. All shares of Common Stock that have been converted into the right to receive the Per Share Merger Consideration will be automatically cancelled and cease to exist.

Stock Options and Awards

At the Effective Time, each Company Option granted under the Stock Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, will be cancelled and the holder of each such Company Option will only be entitled to receive an amount in cash equal to the product of (x) the total number of shares subject to such Company Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share under such Company Option, less applicable taxes required to be withheld with respect to such payment.

At the Effective Time, each Company Award shall be cancelled and shall only entitle the holder thereof to receive an amount in cash equal to the product of (x) the number of shares subject to such Company Award immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration (or, if such Company Award contemplates the payment of a specified exercise price, the excess, if any, of the Per Share Merger Consideration over such exercise price), less applicable taxes required to be withheld with respect to such payment. For purposes of the foregoing, the number of shares of Common Stock treated as previously subject to a performance stock unit will be equal to the number of shares of Common Stock which the holder would have been entitled to receive had performance criteria applicable to such performance stock unit been achieved (as determined by the Golfsmith Board, in accordance with the Stock Plan prior to the Effective Time).

Exchange and Payment Procedures

The conversion of Common Stock into the right to receive the Per Share Merger Consideration will occur automatically at the Effective Time. Prior to the Effective Time, Golf Town, with Golfsmith’s prior approval, will appoint a paying agent to handle the exchange of certificates or uncertificated shares representing shares of Common Stock for the Merger Consideration. At or prior to the Effective Time, Golf Town will cause to be deposited with such paying agent sufficient funds to pay our stockholders the aggregate Merger Consideration to which they are entitled under the Merger Agreement.

Promptly (but not later than three business days) after the Effective Time, the Surviving Corporation will cause the paying agent to mail a letter of transmittal to each stockholder of record as of the Effective Time for use in the exchange and instructions explaining how to surrender certificates or uncertificated shares representing shares of Common Stock to the paying agent for payment of the Merger Consideration. No interest will be paid or accrued on the Merger Consideration payable in respect of surrendered shares for the benefit of stockholders of Golfsmith. The Merger Consideration and any other consideration paid under the Merger Agreement may be reduced by any applicable withholdings as required by law. You should not return your stock certificates to the paying agent without a letter of transmittal.

If a payment is to be made to a person other than the person in whose name the surrendered certificates or uncertificated shares are registered, it will be a condition of payment that the certificates or uncertificated shares so surrendered are endorsed properly or otherwise in proper form for transfer, and that the person requesting the payment has paid all applicable taxes required by reason of the payment of Merger Consideration to a person other than the registered holder of the certificates or uncertificated shares surrendered or has established that such taxes either have been paid or are not applicable. Until shares are surrendered, each certificate or uncertificated share representing shares of Common Stock will be deemed after the Effective Time to represent only the right to receive the Per Share Merger Consideration upon such surrender.

If any stockholder is unable to surrender such holder’s certificate because such certificate has been lost, stolen or destroyed, such holder may deliver in lieu thereof an affidavit, and, if required by Golf Town, the posting of an indemnity bond in a reasonable amount and upon such terms as may be reasonably required by Golf Town and the paying agent will deliver the Per Share Merger Consideration represented by such lost, stolen or destroyed certificate to such holder.

At the Effective Time, the stock transfer books of Golfsmith will be closed and thereafter there will be no further registration of transfers of our Common Stock.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Golfsmith, Golf Town and Merger Sub.

In the Merger Agreement, Golfsmith has made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to Golf Town and Merger Sub, including representations with respect to:

•	due organization, valid existence, good standing, and qualification to do business of Golfsmith and its subsidiaries;

•	capitalization of Golfsmith;

•	authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby and the enforceability of the Merger Agreement against Golfsmith;

•	approval by the Golfsmith Board of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the Company Stockholder Approval;

•	governmental filings, approvals and consents and noncontravention;

•	SEC filings and financial statements;

•	internal controls;

•	absence of certain changes or events since January 1, 2012;

•	absence of material litigation and undisclosed liabilities;

•	certain employee benefits matters and ERISA;

•	compliance with laws and licensing requirements;

•	certain of Golfsmith’s material contracts;

•	Golfsmith’s owned and leased real property;

•	applicability of state takeover statutes;

•	environmental matters;

•	tax matters;

•	labor and employment matters;

•	intellectual property matters;

•	insurance matters;

•	broker fees;

•	opinion of Golfsmith’s financial advisor;

•	accuracy of information in this Information Statement; and

•	certain business practices.

Many of Golfsmith’s representations and warranties are qualified as to materiality or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect,” with respect to Golfsmith, means a material adverse effect on the assets, liabilities, business, financial condition or results of operations of Golfsmith and its subsidiaries, taken as a whole, except no effect resulting from any of the following will constitute a Company Material Adverse Effect or be taken into account in determining whether or not there has been or is or would be reasonably expected to be a Company Material Adverse Effect:

•	general economic, business or political conditions, except to the extent materially disproportionately affecting Golfsmith;

•	conditions or changes in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world;

•	any change in any applicable laws or GAAP;

•	changes or developments affecting generally the industries or markets in which Golfsmith conducts business, except to the extent materially disproportionately affecting Golfsmith;

•	the announcement of the Merger Agreement or the Voting Agreement or any communication by Golf Town or Merger Sub of their plans or intentions with respect to any of the businesses of Golfsmith;

•

the transactions contemplated by the Merger Agreement or the Voting Agreement or any actions by Golf Town, Merger Sub or Golfsmith taken as required by such agreements or any failure to take action that is restricted by such agreements;

•	political conditions or any natural or man-made disaster or any acts of terrorism, sabotage, military action or war, except to the extent materially disproportionately affecting Golfsmith;

•

changes in the market price or trading volume of Golfsmith’s shares or the credit rating of Golfsmith or failure by Golfsmith to meet published or internally prepared estimates or expectations of revenue, earnings or other financial performance or results of operations;

•	any action taken or not taken at the written request of, or with the written consent or waiver of, Golf Town or Merger Sub;

•	litigation relating to the Merger Agreement or the Voting Agreement; or

•	any failure to satisfy a condition to borrowing, any default, or any prepayment or termination under the Revolving Credit Facility.

In the Merger Agreement, Golf Town and Merger Sub have also made customary representations and warranties that are subject, in some cases, to qualifications, to Golfsmith, including representations with respect to:

•	due organization, valid existence, good standing, and qualification to do business of Golf Town and Merger Sub;

•

the authority of each of Golf Town and Merger Sub to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against each of Golf Town and Merger Sub;

•	governmental filings, approvals and consents and noncontravention,

•	the Equity Commitment Letter and the Waiver;

•	solvency of Golf Town and Merger Sub;

•	absence of material litigation;

•	capitalization of Merger Sub;

•	broker fees;

•	Golf Town’s or Merger Sub’s contacts with officers, directors, employees, stockholders, franchisees, suppliers, distributors, customers or other material business relations of Golfsmith;

•	certain affiliate arrangements;

•	no ownership of Common Stock;

•	accuracy of information provided by Golf Town or Merger Sub and included in this Information Statement; and

•	no other representations and warranties and independent investigation by Golf Town and Merger Sub.

Many of Golf Town’s and Merger Sub’s representations and warranties are qualified as to materiality or “Purchaser Material Adverse Effect.” For purposes of the Merger Agreement, “Purchaser Material Adverse Effect,” with respect to Golf Town or Merger Sub, means any effect that would reasonably be expected to prevent or materially delay or impede consummation by Golf Town or Merger Sub of the Merger or the other transactions contemplated by the Merger Agreement or the Voting Agreement.

The representations and warranties of Golfsmith, Golf Town and Merger Sub do not survive the closing of the Merger.

The representation and warranties in the Merger Agreement are complicated and are not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Purchaser and Merger Sub” in Annex A to this Information Statement. See also “The Merger Agreement—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement” beginning on page 74 of this Information Statement.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, between the execution date of the Merger Agreement and the Effective Time, except as (i) required or permitted by the Merger Agreement or the Voting Agreement, (ii) approved in writing by Golf Town (such approval not to be unreasonably withheld, delayed or conditioned), (iii) set forth in the disclosure letter made by Golfsmith and (iv) required by applicable law, Golfsmith has agreed to certain restrictions on the operation of its, and its subsidiaries’, businesses. In general, Golfsmith has agreed, and agreed to cause each of its subsidiaries, to conduct their respective businesses in the ordinary and usual course in all material respects and use their reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Golfsmith and its subsidiaries.

Additionally, under the Merger Agreement, Golfsmith has agreed, between the execution date of the Merger Agreement and the Effective Time, to be subject to customary operating covenants and restrictions, and, except as (i) required or permitted by the Merger Agreement or the Voting Agreement, (ii) approved in writing by Golf Town (such approval not to be unreasonably withheld, delayed or conditioned), (iii) set forth in the disclosure letter made by Golfsmith and (iv) required by applicable law, Golfsmith will not, and will not permit its subsidiaries to:

•	adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing documents;

•

subject to certain exceptions, acquire or agree to acquire any business, corporation, partnership or other business organization or any assets that would be material to Golfsmith and its subsidiaries taken as a whole;

•	completely or partially liquidate Golfsmith;

•

issue, sell, pledge, dispose of or grant any capital stock (subject to certain exceptions, including the issuance of Common Stock upon the exercise of Company Options or Company Awards and as may be required by the Revolving Credit Facility);

•	subject to certain exceptions, make any loans, advances or capital contributions to or investments in any person other than in the ordinary course;

•	declare, set aside, make or pay any dividend or other distribution (except by wholly-owned subsidiaries of Golfsmith) or enter into any agreement with respect to the voting of its capital stock;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock (other than transactions involving wholly-owned subsidiaries of Golfsmith and other than pursuant to the Stock Plan and the Company Awards);

•

incur or guarantee any indebtedness or issue or sell any debt securities or warrants or other rights to acquire any debt security of Golfsmith or its subsidiaries except for (i) indebtedness for borrowed money incurred in the ordinary course of business pursuant to the Revolving Credit Facility up to the projected borrowing base balance disclosed by Golfsmith plus an additional $5,000,000 and (ii) guarantees of indebtedness of any wholly-owned subsidiary of Golfsmith;

•	subject to certain exceptions, make or authorize any capital expenditures in the aggregate in excess of $500,000;

•	make any changes with respect to accounting policies or procedures, except as required by law or changes in applicable GAAP;

•

waive, release, assign, settle or compromise any material legal action other than in the ordinary course of business in an amount not to exceed $250,000 or if the loss resulting from such waiver, release, assignment settlement or compromise is reasonably expected to be reimbursed to Golfsmith by an insurance policy;

•

except in the ordinary course of business consistent with past practice, (i) make, revoke or change any material tax election, (ii) settle or finally resolve any tax contest with respect to a material amount of tax, (iii) file any amended income or other material tax return that reflects a material increase in the tax liability of Golfsmith, (iv) prepare or file any material tax return other than in a manner consistent in all material respects with past practice, (v) consent to any extension or waiver of the limitation period applicable to any material tax return or any claim or assessment in respect of a material amount of taxes, (vi) enter into any closing agreement relating to any material tax liability, or (vii) give or request any waiver of a statute of limitation with respect to any material tax return;

•

subject to certain exceptions, sell, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of or enter into negotiations with respect to the disposition of any material assets of Golfsmith;

•	enter into any (i) contract containing any “change of control” or similar provision that would be triggered by the transactions contemplated by the Merger Agreement, or (ii) affiliate transactions;

•

except as required pursuant to contracts or benefit plans in effect prior to the date of the Merger Agreement, or as otherwise required by applicable law and, at any time after April 30, 2012, awards under the Stock Plan consistent with past practice, (i) grant or provide any severance or termination payments or material benefits to any of Golfsmith’s existing or former directors, officers, employees or consultants, (ii) increase the compensation, bonus or pension or other benefits of Golfsmith’s current or former directors, officers, employees or independent contractors, (iii) establish, adopt, amend or terminate any benefit plan, or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of compensation or benefits under any benefit plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (vi) forgive any loans to any of Golfsmith’s current or former directors, officers, employees or independent contractors; or

•	agree, authorize or commit to take any of the actions listed above.

Restrictions on Solicitation

Golfsmith agreed that it will not, and will cause its subsidiaries and the directors, officers, employees, affiliates, agents, investment bankers, attorneys, accountants and other advisors or representatives of Golfsmith and its subsidiaries not to:

•	solicit, initiate or take any action to knowingly facilitate or knowingly encourage, whether publicly or otherwise, any Acquisition Proposal;

•

enter into or participate in any discussions or negotiations, furnish any information relating to Golfsmith or any of its subsidiaries or afford access to the business, properties, assets, books or records of Golfsmith or any of its subsidiaries, or otherwise knowingly cooperate with any Acquisition Proposal;

•	make a Change of Recommendation;

•

enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to an Alternative Transaction (other than an Acceptable Confidentiality Agreement); or

•	amend, terminate or release any third party from the confidentiality, standstill or similar provisions of any agreement to which Golfsmith or any of its subsidiaries is a party.

An “Alternative Transaction” means any of the following events: (i) any tender or exchange offer (including a self-tender offer or exchange offer) that, if consummated, would result in a third party beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of Golfsmith or of all of the equity or voting securities of any of its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of Golfsmith, (ii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, sale of substantially all the assets or other similar transaction involving Golfsmith or any of its subsidiaries whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of Golfsmith or (iii) the acquisition by a third party of fifteen percent (15%) or more of any class of equity or voting securities of Golfsmith or of all of the equity or voting securities of any of its subsidiaries whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of Golfsmith, or of fifteen percent (15%) or more of the consolidated assets or operations of Golfsmith in a single transaction or a series of related transactions.

An “Acquisition Proposal” is any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, any Alternative Transaction.

A “Change of Recommendation” means to (i) withhold, withdraw, amend, modify or qualify (or publicly propose to or publicly state the intention to withhold, withdraw, amend, modify or qualify) in any manner adverse to Golf Town or Merger Sub the Company Recommendation, (ii) approve, recommend or declare advisable (or publicly propose to or publicly state the intention to approve, recommend or declare advisable) any Acquisition Proposal or Alternative Transaction, (iii) resolve by action of the Golfsmith Board or the Transaction Committee to take any such actions, or (iv) cause or permit Golfsmith to enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument (other than an Acceptable Confidentiality Agreement) related to any Alternative Transaction. Neither the determination by the Golfsmith Board or Transaction Committee that an Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal or the disclosure by Golfsmith of such determination shall constitute a Change of Recommendation.

A “Superior Proposal” is a written Acquisition Proposal (except that for purposes of this definition, references in the definition of Alternative Transaction to “fifteen percent (15%)” shall be “fifty percent (50%)”) which is otherwise on terms which the Golfsmith Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with its outside legal counsel and a financial advisor, and taking into account all the terms and conditions of the Acquisition Proposal, (i) would result in a transaction that, if consummated, is more favorable to Golfsmith’s stockholders from a financial point of view than the Merger (or, if applicable, any proposal by Golf Town to amend the terms of the Merger Agreement) and (ii) is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

The “Company Recommendation” is the adoption by the Golfsmith Board of resolutions (i) approving and declaring advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein, (ii) resolving that the adoption of the Merger Agreement be submitted to the stockholders for a vote and (iii) to recommend to the stockholders that they adopt the Merger Agreement.

An “Acceptable Confidentiality Agreement” is a confidentiality agreement between Golfsmith and any person making an Acquisition Proposal entered into prior to the date of the Merger Agreement, or if entered into on or after the date of the Merger Agreement, that contains confidentiality provisions that are no less favorable in the aggregate to Golfsmith than those contained in the Confidentiality Agreement, dated June 8, 2011 between Golfsmith and Golf Town Canada, Inc.

Notwithstanding the above restrictions, if at any time following the date of the Merger Agreement and prior to the Effective Time, Golfsmith receives a written Acquisition Proposal from a third party without breaching its obligations above, and the Golfsmith Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel and a financial advisor, that such Alternative Transaction constitutes or such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal from such third party, then Golfsmith may (i) furnish information with respect to Golfsmith and its subsidiaries and afford access to the business, properties, assets, books or records of Golfsmith or any of its subsidiaries to such third party making such Acquisition Proposal and (ii) enter into, participate and maintain discussions or negotiations with, such third party making such Acquisition Proposal. Golfsmith may also amend, terminate or release any third party from the confidentiality, standstill or similar provisions of any agreement if Golfsmith determines in good faith after consultation with outside legal counsel that its failure to take such action could reasonably be expected to be inconsistent with the Golfsmith Board’s fiduciary duties. Golfsmith will not, and will not allow any of its representatives to, disclose any non-public information to such third party without entering into an Acceptable Confidentiality Agreement and will provide to Golf Town any non-public information concerning Golfsmith or its subsidiaries provided to such third party which was not previously provided to Golf Town as promptly as practicable.

Golfsmith must notify Golf Town within 48 hours upon receipt of any Acquisition Proposal or any request for non-public information relating to Golfsmith or any of its subsidiaries in connection with any Acquisition Proposal, indicating the identity of the person or group making such Acquisition Proposal or request and the material terms and conditions (including copies of any written Acquisition Proposal or request, including proposed agreements) and thereafter must keep Golf Town reasonably informed, on a prompt basis, of any material developments or modifications to the terms and the status of such events.

If prior to the Effective Time, Golfsmith receives an Acquisition Proposal without breaching its obligations above, that the Golfsmith Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel and a financial advisor, constitutes a Superior Proposal and the Golfsmith Board determines in good faith, upon the recommendation of the Transaction Committee, after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the Golfsmith Board may effect a Change of Recommendation and/or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal. The Golfsmith Board may not effect a Change of Recommendation or terminate the Merger Agreement unless (i) it gives Golf Town 3 business days’ prior written notice, or if there are less than 3 business days prior to the proposed Effective Date, as much notice as is reasonably practicable (the “Notice Period”) of its intention to do so attaching the most current version of all relevant proposed transaction agreements and other material documents, (ii) during the Notice Period, Golfsmith, if requested by Golf Town, engages in good faith negotiations to amend the Merger Agreement (including by making its officers, its legal and financial advisors reasonably available to negotiate in good faith) so that such Alternative Transaction would cease to constitute a Superior Proposal and (iii) Golf Town does not make, within such Notice Period, an offer that the Golfsmith Board determines in good faith, upon the recommendation of the Transaction Committee, after consultation with its legal and financial advisors, is at least as favorable to Golfsmith’s stockholders as such Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, Golfsmith shall be required to deliver a new written notice to Golf Town and to comply with the requirements in this paragraph with respect to such new written notice.

Nothing in the Merger Agreement will prevent Golfsmith from issuing a “stop, look and listen” statement or making any required disclosure to Golfsmith’s stockholders if, in the good faith judgment of the Golfsmith Board, after consultation with its outside legal counsel, the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties to Golfsmith’s stockholders under applicable law. In no event will the issuance of a “stop, look and listen” or similar statement by Golfsmith constitute a Change of Recommendation.

If prior to the Effective Time, without breaching its obligations above, there occurs any material fact, change, event, circumstance, occurrence, effect or development that affects or would be reasonably expected to affect the business, assets, liabilities, financial condition or results of operations of Golfsmith and its subsidiaries, does not involve or relate to an Acquisition Proposal and was not known to the Golfsmith Board as of the date of the Merger Agreement, the Golfsmith Board may make a Change of Recommendation if, upon the recommendation of the Transaction Committee, it determines in good faith, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to Golfsmith’s stockholders under applicable law.

As further discussed in “The Merger Agreement—Termination” beginning on page 90, if the Golfsmith Board makes a Change of Recommendation, Golf Town may terminate the Merger Agreement and require payment of a termination fee of $3,800,000. Golfsmith may also terminate the Merger Agreement to enter into a transaction with respect to a Superior Proposal after following the procedures set forth in the Merger Agreement as described in more detail in “—Termination of the Merger Agreement” on payment of the termination fee.

Stockholder Action by Written Consent

Golfsmith, acting through the Golfsmith Board and in accordance with the DGCL and its bylaws, was required to take all actions necessary to seek and obtain the Written Consent from the Supporting Stockholders, which was delivered on May 11, 2012 and provided the required stockholder approval to adopt the Merger Agreement. For additional information, see “Voting Agreement and Written Consent” beginning on page 92.

In connection with stockholder approval of the Merger Agreement, Golfsmith is required pursuant to the terms of the Merger Agreement to prepare and deliver to Golfsmith’s stockholders this Information Statement and give prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the Written Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL. THIS NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS AND INFORMATION STATEMENT CONSTITUTES THE NOTICE REQUIRED UNDER SECTION 228 OF THE DGCL AND THE NOTICE OF AVAILABILITY OF APPRAISAL RIGHTS REQUIRED UNDER SECTION 262 OF THE DGCL.

Financing Cooperation

While the closing of the Merger is not subject to any financing condition, Golfsmith has agreed to provide to Golf Town and Merger Sub cooperation as reasonably requested by Golf Town, using its commercially reasonable efforts, in connection with the arrangement of any alternative financing for the Merger, including participating in meetings and presentations, providing certain financial information, making available its assets, cash management and accounting systems to prospective financing sources and using its good faith efforts to obtain customary officers certificates and other similar documents. Additionally, without Golf Town’s written consent, Golfsmith may not amend, modify or waive any provision of the Waiver or other provision of the Revolving Credit Facility in a manner constituting a Purchaser Material Adverse Effect. Golfsmith’s cooperation is required only so long as it does not (i) unreasonably interfere with the ongoing operations of Golfsmith and its subsidiaries, (ii) cause any representation or warranty in the Merger Agreement to be breached, or (iii) cause the failure of any condition to consummation of the Merger or the breach of certain contracts to which Golfsmith or any of its subsidiaries is a party. Neither Golfsmith nor any of its subsidiaries will be required to take any action that would subject them to any liability or expense or to pay any commitment or other similar fee in connection with arranging such alternative financing. From and after the Closing Date or promptly after termination of the Merger Agreement pursuant to its terms, Golf Town will reimburse Golfsmith for all out-of-pocket costs incurred in good faith by Golfsmith and its subsidiaries in connection with such cooperation and will indemnify and hold harmless Golfsmith and its affiliates and representatives from and against any and all liabilities or losses incurred by them in connection with the arrangement of such alternative financing.

Further Action; Efforts

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, each of the parties agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations in order to consummate the Merger.

Antitrust Laws

Each of Golfsmith and Golf Town filed on May 18, 2012 their respective notification and report form required under the HSR Act with respect to the transactions contemplated by the Merger Agreement with the Antitrust Division and FTC and requested early termination of the waiting period. Early termination of the waiting period was granted on May 29, 2012. Golfsmith and Golf Town agreed to take all necessary actions to obtain the required consents from such antitrust authorities as promptly as practicable and consult and cooperate with one another in connection with the preparation of such antitrust filings. Golf Town will be responsible for the payment of all filing fees under the HSR Act.

Each of Golfsmith and Golf Town will use its reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust law. Such “reasonable best efforts” shall include, without limitation:

•	complying at the earliest practicable date with any formal request for additional information or documentary material;

•	providing the other party with a complete copy of any filing with the antitrust authorities and responding to any request by the other party for information or documentation;

•

promptly informing the other party of and furnishing any written communication made to or received from such party from any antitrust authority or other governmental entity and consulting with the other parties in advance or any substantive meeting or discussion with any such antitrust authority or governmental entity in respect of any filing, investigation or inquiry, and to the extent permitted by such antitrust authority or governmental entity, giving the other parties the opportunity to attend;

•

complying with all restrictions and conditions, at such party’s sole cost, of any restrictions and conditions imposed or requested by any antitrust authority in connection with granting any necessary clearance or terminating any applicable waiting period, including (i) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any subsidiary, operations, divisions, business, product lines, customers or assets of Golf Town, its affiliates, Golfsmith or any of its subsidiaries contemporaneously with or after the Closing and regardless as to whether a third party purchaser has been identified or approved prior to the Closing, (ii) taking such other actions that may limit Golf Town, its affiliates, Golfsmith or any of its subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers or assets, and (iii) entering into any order, consent decree or other agreement to effectuate any of the foregoing; and

•

opposing fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any antitrust authority that could restrain, prevent or delay the Closing, including by defending any action through litigation, provided that Golfsmith will be permitted to participate (at its cost) in all aspects of the defense of such proceedings and Golf Town and Merger Sub will be responsible for the payment of their own expenses, including legal fees and expenses, in seeking to prevent the entry of any such order.

Additionally, Golf Town will not, and will cause its affiliates not to, acquire any business, corporation, other business organization or division or assets, if such acquisition could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any governmental entity necessary to consummate the Merger or any other transaction contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any governmental entity entering an order prohibiting the consummation of the Merger or any other transaction contemplated by the Merger Agreement, (iii) increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) delay or prevent the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, for six years after the Effective Time, Golf Town will, to the fullest extent permitted by applicable law, cause the Surviving Corporation to indemnify or exculpate any person who is or was a director, officer, employee or employee benefit plan fiduciary of Golfsmith or its subsidiaries against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities, including amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time based on or arising out of the fact that such person is or was a director, officer or employee of Golfsmith or any of its subsidiaries, or serves or served as a fiduciary under any employee benefit plan maintained by or contributed by Golfsmith any of its subsidiaries.

Golf Town will, or will cause the Surviving Corporation to, obtain a single premium directors’ and officers’ liability insurance “tail” policy with policy terms, limits, amounts and conditions at least as favorable to any beneficiary thereof than those of such policy in effect on the date of the Merger Agreement. Golf Town will not be required to pay aggregate premiums in excess of 300% of the amount per annum Golfsmith paid in its last full fiscal year.

The parties further agreed that, for a period of six years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to limitation of certain liability of directors, officers, employees and agents and indemnification than are set forth in Golfsmith’s certificate of incorporation and bylaws as of the date of the Merger Agreement.

Employment and Employee Benefit Matters

Golf Town has agreed to provide Golfsmith employees who continue to be employed by Golfsmith and its subsidiaries after the Closing Date, for at least one year following the Closing Date, with (i) a salary or wage level and bonus opportunity comparable in the aggregate to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date and (ii) employee benefits that, in the aggregate, are comparable to the employee benefits that they were entitled to receive immediately prior to the Closing Date (excluding equity or equity-based compensation, change in control arrangements, retention arrangements, transaction bonuses and similar arrangements triggered in connection with the transactions contemplated by the Merger Agreement).

In lieu of the foregoing, Golf Town may arrange for the employees of Golfsmith and its subsidiaries to participate in Golf Town’s or its subsidiaries’ employee benefit plans on substantially the same terms and conditions as similarly situated employees of Golf Town, taking into account for purposes of eligibility, benefits (excluding accruals under a defined benefit pension plan) and vesting thereunder service by employees of Golfsmith and its subsidiaries as if such service were with Golf Town or its subsidiaries, subject to certain customary exceptions.

Conditions to the Merger

Each of Golfsmith’s, Golf Town’s and Merger Sub’s obligations to complete the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	the approval by Golfsmith’s stockholders, which approval occurred when the Supporting Stockholders executed and delivered the Written Consent;

•	the distribution of this Information Statement to Golfsmith’s stockholders and the passage of at least 20 days following such distribution;

•	the expiration or termination of the waiting period under the HSR Act and any required approvals thereunder have been obtained; and

•	no laws or injunctions restraining or otherwise prohibiting consummation of the Merger are in effect.

In addition, Golf Town’s and Merger Sub’s obligations to complete the Merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following additional conditions:

•

(i) the accuracy in all respects as of the date of the Merger Agreement of representations and warranties by Golfsmith regarding the absence of certain changes or events since January 1, 2012 through the date of the Merger Agreement, (ii) the accuracy in all respects (except where the failure to be so true and correct would not reasonably be expected to result in additional Merger Consideration and Company Award Consideration of more than $500,000 in the aggregate) of representations and warranties made by Golfsmith regarding capitalization, (iii) the accuracy in all material respects as of the date of the Merger Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct in all respects as of such specified date) of representations and warranties made by Golfsmith regarding corporate authority and approval, non-contravention, takeover statutes and broker fees and (iv) the accuracy of all other representations and warranties (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) made by Golfsmith as of the date of the Merger Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct as of such specified date), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

•	Golfsmith having performed, in all material respects, all of its obligations under the Merger Agreement.

In addition, Golfsmith’s obligation to complete the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following additional conditions:

•

the accuracy of all representations and warranties made in the Merger Agreement by Golf Town and Merger Sub (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the Closing Date as if made on and as of such dates (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; and

•	Golf Town and Merger Sub having performed, in all material respects, all of their obligations under the Merger Agreement.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

•	by mutual written consent of Golfsmith and Golf Town;

•

by either Golfsmith or Golf Town (provided the party wishing to terminate hasn’t breached its obligations under the Merger Agreement in any manner that proximately caused the failure of a condition to the consummation of the Merger), if:

•	the Merger has not been consummated on or before the Outside Date, whether before or after the Company Stockholder Approval has been obtained;

•	the Company Stockholder Approval has not been obtained by 11:59 PM, New York time, on the first business day following the date of the Merger Agreement; or

•

any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable, whether before or after the Company Stockholder Approval has been obtained;

•	by Golfsmith, either before or after the Company Stockholder Approval has been obtained, if:

•

the Golfsmith Board, in compliance with Golfsmith’s obligations and the terms and conditions under the Merger Agreement, authorizes Golfsmith to enter into a written agreement to effectuate a Superior Proposal, subject to paying the Company Termination Fee and provided that Golfsmith complies in all respects with its obligations described under “The Merger Agreement—Restrictions on Solicitation” beginning on page 82;

•

a breach of any representation, warranty, covenant or agreement in the Merger Agreement by Golf Town or Merger Sub causes the failure of the conditions to the obligations of Golfsmith under the Merger Agreement and such breach is not curable or cured prior to the earlier of (i) 20 days after written notice is given by Golfsmith to Golf Town or (ii) the Outside Date, provided that Golfsmith is not then in material breach of the Merger Agreement, subject to Golf Town paying the Purchaser Breach Termination Fee;

•

Golfsmith is ready, willing and able to consummate the Merger and has confirmed in writing to Golf Town that all applicable conditions under the Merger Agreement have been satisfied (or that it would be willing to waive any applicable unsatisfied conditions), but Golf Town and Merger Sub fail to consummate the Merger and the Waiver is not in full force and effect, subject to Golf Town paying the Purchaser Financing Termination Fee; or

•

Golfsmith is ready, willing and able to consummate the Merger and has confirmed in writing to Golf Town that all applicable conditions have been satisfied (or that it would be willing to waive any applicable unsatisfied conditions), but Golf Town and Merger Sub fail to consummate the Merger despite the fact that (i) the Waiver is in full force and effect or alternative financing is available, or (ii) the Waiver is not in full force and effect, and alternative financing is unavailable because of a breach by Golf Town or Merger Sub, subject to Golf Town paying the Purchaser Breach Termination Fee;

•	By Golf Town, either before or after the Company Stockholder Approval has been obtained, if:

•	the Golfsmith Board has made a Change of Recommendation; or

•

there has been a breach of any representation, warranty, covenant or agreement made by Golfsmith in the Merger Agreement, such that either of the conditions to Golf Town’s and Merger Sub’s obligations would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 20 days after written notice is given by Golfsmith to Golf Town or (ii) the Outside Date, provided that Golf Town is not then in material breach of the Merger Agreement.

If the Merger Agreement is validly terminated, the Merger Agreement will become void without any liability on the part of any party and its representatives, except that no party will be relieved from liability or damages for any willful or knowing breach of the Merger Agreement.

Termination Fees

Golfsmith must pay Golf Town the Company Termination Fee of $3,800,000 under the following circumstances:

•	Golf Town terminates the Merger Agreement because the Golfsmith Board has made a Change of Recommendation;

•

Golfsmith terminates the Merger Agreement because the Golfsmith Board, subject to complying with Golfsmith’s obligations and the terms and conditions of the Merger Agreement, authorizes Golfsmith to enter into a written agreement to effectuate a Superior Proposal (provided that Golfsmith complies in all respects with its obligations described under “The Merger Agreement—Restrictions on Solicitation” beginning on page 82); or

•

Golf Town terminates the Merger Agreement because there has been a breach of any representation, warranty, covenant or agreement made by Golfsmith in the Merger Agreement, such that either of the conditions to Golf Town’s and Merger Sub’s obligations would not be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 20 days after written notice is given by Golfsmith to Golf Town or (ii) the Outside Date, (but only if the failure to satisfy the condition specified therein results from an intentional breach by Golfsmith of any of its representations, warranties, covenants or agreements contained herein), and after the date of the Merger Agreement and prior to the earlier of the date of such termination and the Effective Time, an Acquisition Proposal has been publicly announced or otherwise communicated to Golfsmith’s stockholders, and within one year following the date of such termination, Golfsmith has entered into a definitive agreement with respect to such Acquisition Proposal or such Acquisition Proposal has been consummated. For purposes of this paragraph, all references to “15%” in the definition of “Alternative Transaction” shall be deemed to be references to “50%”.

Golf Town must pay Golfsmith the Purchaser Breach Termination Fee of $8,200,000 under the following circumstances:

•

The Merger Agreement is terminated by Golfsmith because a breach of any representation, warranty, covenant or agreement in the Merger Agreement by Golf Town or Merger Sub causes the failure of the conditions to the obligations of Golfsmith under the Merger Agreement and such breach is not curable or cured prior to the earlier of (i) 20 days after written notice is given by Golfsmith to Golf Town or (ii) the Outside Date; or

•

Golfsmith is ready, willing and able to consummate the Merger and has confirmed in writing to Golf Town that all applicable conditions under the Merger Agreement have been satisfied (or that it would be willing to waive any applicable unsatisfied conditions), but Golfsmith terminates the Merger Agreement because (i) Golf Town and Merger Sub fail to consummate the Merger despite the fact that the Waiver is in full force and effect or alternative financing is available, or (ii) the Waiver is not in full force and effect, and alternative financing is unavailable, due to a breach by Golf Town or Merger Sub.

Golf Town must pay Golfsmith the Purchaser Financing Termination Fee of $6,500,000 under the following circumstances:

•

Golfsmith is ready, willing and able to consummate the Merger and has confirmed in writing to Golf Town that all applicable conditions under the Merger Agreement have been satisfied (or that it would be willing to waive any applicable unsatisfied conditions), but Golfsmith terminates the Merger Agreement because Golf Town and Merger Sub fail to consummate the Merger and the Waiver is not in full force and effect.

VOTING AGREEMENT AND WRITTEN CONSENT

Concurrently with the execution of the Merger Agreement, AEP, who is the record and/or beneficial owner of 7,934,418 shares of Common Stock entitled to vote on the adoption of the Merger Agreement, entered into the Voting Agreement with Golf Town. The Voting Agreement provides that, so long as it had not previously been terminated in accordance with its terms, AEP was required to deliver the Written Consent adopting the Merger Agreement. On May 11, 2012, the Supporting Stockholders, including AEP, together owning approximately 51.1% of the 15,927,536 shares of Common Stock issued and outstanding on such date, executed and delivered the Written Consent. Additionally, on May 23, 2012, the Paul Stockholders executed and delivered a written consent, among other things, adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger. As a result of the delivery of the Written Consent, no further action by any Golfsmith stockholder is required to adopt the Merger Agreement.

The Voting Agreement further provides that, during the term of the Voting Agreement, AEP must vote all of its shares of Common Stock against, among other things, (i) any action or agreement that would result in a material breach of the Merger Agreement or the Voting Agreement, (ii) any action that would materially interfere with, delay or adversely affect in any material respect the Merger or any other transaction contemplated by the Merger Agreement and (iii) any Alternative Transaction.

The Principal Stockholder has also agreed not to exercise any rights to demand appraisal of any shares of Common Stock beneficially owned by such person in connection with the Merger.

To the extent that AEP acquires beneficial ownership of any shares of Common Stock during the term of the Voting Agreement, such shares will become subject to the terms of the Voting Agreement to the same extent as though such shares were owned by such person as of the date of the Voting Agreement.

While the Voting Agreement remains in effect, AEP is prohibited from transferring any shares of Common Stock beneficially owned by AEP, subject to certain exceptions. The Principal Stockholder has also agreed not to solicit, initiate or take any action to knowingly facilitate or encourage proposals for Alternative Transactions, participate in discussions or furnish information or otherwise knowingly cooperate with any proposals for Alternative Transactions, enter into an agreement with respect to an Alternative Transaction or publicly propose to do any of the foregoing, except that AEP may do any of the foregoing to the extent Golfsmith is permitted to take such actions under the Merger Agreement. The Principal Stockholder’s portfolio companies are not restricted from taking such actions so long as they are not acting at the direction of AEP.

The Voting Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) any Change of Recommendation by Golfsmith, and (iv) the making of any material change, by amendment, waiver, or other modification to any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration or is otherwise materially adverse to AEP.

On May 11, 2012, Golfsmith adopted an amendment to its bylaws so as to add a new section, Section 9.8, “Forum”, providing that unless Golfsmith consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain actions or proceedings concerning Golfsmith. The complete text of Golfsmith’s bylaws is included as Exhibit 3.1 to Golfsmith’s Current Report on Form 8-K filed May 14, 2012, and is incorporated herein by reference.

Golfsmith is required pursuant to the terms of the Merger Agreement to prepare and deliver to Golfsmith’s stockholders this Information Statement and give prompt notice of the adoption of the Merger Agreement by stockholder written consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the Written Consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL. THIS NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS AND INFORMATION STATEMENT CONSTITUTES THE NOTICE REQUIRED UNDER SECTION 228 OF THE DGCL AND THE NOTICE OF AVAILABILITY OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

General

Our certificate of incorporation provides that we may issue up to 25,000,000 shares of Common Stock and up to 10,000,000 shares of preferred stock. As of [                    ], 2012, there were 15,932,186 shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.

Principal Trading Market; High and Low Sales Prices

Our Common Stock is listed for trading on NASDAQ under the symbol “GOLF”. The closing price of our Common Stock on NASDAQ, on May 11, 2012, the last trading day prior to public announcement of the execution of the Merger Agreement, was $4.71 per share. On [                    ], 2012, the most recent practicable date before this Information Statement was mailed to our stockholders, the closing price of our Common Stock on NASDAQ was $[    ] per share. You are encouraged to obtain current market quotations for our Common Stock.

The following table sets forth, for the fiscal quarters indicated, the high and low closing price per share, as reported on NASDAQ, for our Common Stock.

	2012 (1)		2011		2010
	High	Low	High	Low	High	Low
First Quarter	$4.47	$3.20	$4.41	$2.42	$4.20	$2.16

Second Quarter	—	—	$5.50	$3.42	$5.14	$3.35

Third Quarter	—	—	$4.15	$2.76	$4.08	$2.75

Fourth Quarter	—	—	$4.20	$3.07	$3.25	$2.40

(1)	Through First Quarter 2012.

Following the Merger there will be no further market for the Common Stock and our Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Dividends

We have not paid any dividends on our Common Stock. The terms of the Merger Agreement do not allow us to declare or pay any dividend (except for dividends paid by any direct or indirect wholly-owned subsidiary to Golfsmith or to any other direct or indirect wholly-owned subsidiary) between the date of the Merger Agreement and the Effective Time.

APPRAISAL RIGHTS

Under the DGCL, holders of our Common Stock who do not wish to accept the Merger Consideration and who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger. In order to exercise and perfect appraisal rights, a record holder of our Common Stock must follow the steps summarized below properly and in a timely manner.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date set by the board of directors for such notice (or if no such record date is set, on the close of business on the day next preceding the day on which notice is given), with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This Information Statement constitutes such notice to the holders of our Common Stock and a copy of Section 262 of the DGCL is attached to this Information Statement as Annex C.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this Information Statement. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the shares of our Common Stock. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

Holders of shares of our Common Stock who decide to exercise their appraisal right must demand in writing from Golfsmith appraisal of their shares of Common Stock by June [    ], 2012, which is the date that is 20 days following the date of mailing of this Information Statement. A demand for appraisal will be sufficient if it reasonably informs Golfsmith of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our Common Stock is entitled to assert appraisal rights for such shares of our Common Stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a bank, brokerage firm or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our Common Stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

A beneficial owner of shares held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Golfsmith of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

All written demands for appraisal of shares must be mailed or delivered to: Golfsmith International Holdings, Inc., 11000 N IH 35, Austin, TX 78753, Attention: James Eliasberg, Corporate Secretary.

Within ten days after the Effective Time, we, as the Surviving Corporation, will notify each stockholder who properly asserted appraisal rights under Section 262 of the DGCL of the Effective Time. Within 120 days after the Effective Time, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by all dissenting stockholders (with a copy served on us in the case of a petition filed by a stockholder). If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the fair value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our Common Stock not voted in favor of the Merger and with respect to which demands for appraisal were received by us, and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days of such service, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After the Delaware Court determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between Effective Time and the date of payment of the judgment.

Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Merger Consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The Delaware Court will direct the payment of the fair value of the shares of our Common Stock, together with interest, if any, to stockholders who have perfected appraisal rights. The costs of the action (which do not include attorneys’ or expert fees or expenses) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. Withdrawals of a demand for appraisal may be sent to Golfsmith International Holdings, Inc., 11000 N IH 35, Austin, TX 78753, Attention: James Eliasberg, Corporate Secretary. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the Merger Agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement within 60 days after the Effective Time.

If you properly demand appraisal of your shares of our Common Stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time, or if you properly deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time will require our written approval.

Any holder of shares of Common Stock who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

If you desire to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights may result in the loss of such rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Golfsmith’s Common Stock as of June [    ], 2012 by (a) each person known to beneficially own more than 5% of our Common Stock; (b) each current director; (c) each of our chief executive officer, chief financial officer and three most highly compensated executive officers other than our chief executive officer and chief financial officer; and (d) all of our directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares owned.

Name (1)	Common Shares Owned		Vested Common Share Rights (11)		Total Common Share Rights		Percent of Class Owned

Directors and Executive Officers

Robert Allen	60,000		52,341		112,341	(9)	*

Thomas Berglund (2)	1,500		—		1,500		*

Roberto Buaron (2)	9,468,558	(6)	—		9,468,558		52.9%

Glenda Flanagan	1,000		64,084	(9)	65,084		*

Eli Getson	3,283		8,000		11,283		*

Sue Gove	75,427		166,000		241,427		*

James Grover (2)	2,000		—		2,000		*

Martin Hanaka	143,759		761,378	(10)	905,137		5.1%

Thomas G. Hardy	3,325		64,760	(9)	68,085		*

Joseph Kester	4,462		41,155		45,617		*

Steve Larkin	3,283		17,000		20,283		*

Marvin Lesser	3,500		64,760	(9)	68,260		*

James Long (2)	39,500		—		39,500		*

Emilio Pedroni	—		—		—		*

All Directors & Officers as a Group (14 persons)	9,809,597		1,239,478		11,049,075
5% Holders

Atlantic Equity Partners III, L.P. (2)	9,468,558	(8)	—		9,468,558		52.9%

Austin W. Marxe and David M. Greenhouse (3)	1,763,392		—		1,763,392		9.8%
NWQ Investment Management Company, LLC (4)	839,167		—		839,167		4.7%
Paradigm Capital Management Inc. (5)	1,273,135		—		1,273,135		7.1%

Carl Paul	1,523,140	(7)	—		1,523,140		8.5%

Franklin Paul	1,523,140	(7)	—		1,523,140		8.5%

*	Represents less than 1%.

Beneficial ownership is determined in accordance with the rules of the SEC and consists of either or both voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have reported that they have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them. A total of 15,932,186 shares of Common Stock are considered to be outstanding on June [    ], 2012, pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 11000 North I-H 35, Austin, Texas 78753.

(2)	The address for this beneficial owner is c/o First Atlantic Capital, Ltd., 135 East 57th Street, New York, NY 10022.

(3)

According to a Schedule 13G/A filed with the SEC on February 13, 2012, Austin W. Marxe and David M. Greenhouse possess shared voting power and dispositive power over 1,763,392 shares. The address for this beneficial owner is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(4)	According to a Schedule 13G/A filed with the SEC on February 14, 2012, the address for this beneficial owner is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(5)	According to a Schedule 13G/A filed with the SEC on February 14, 2012, the address for this beneficial owner is Nine Elk Street, Albany, New York, 12207.

(6)

Includes 7,934,418 shares owned by AEP. AEP commenced activities on September 28, 1999 with a ten-year term subject to extension for three additional one-year periods. The term of AEP has been extended for three years until September 28, 2012 and further extensions would be available with the approval of a super majority of the limited partners in AEP. These shares may be deemed to be beneficially owned by Mr. Buaron because Mr. Buaron is the sole member of Buaron Capital Corporation III, LLC, which is the managing member of Atlantic Equity Associates III, LLC. Atlantic Equity Associates III, LLC is the sole general partner of Atlantic Equity Associates III, L.P., which is the sole general partner of AEP and, as such, exercises voting and investment power over shares of capital stock owned by AEP, including shares of our Common Stock. Mr. Buaron, as the sole member of Buaron Capital Corporation III, LLC has voting and investment power over, and may be deemed to beneficially own, the shares of our Common Stock owned by AEP. Also includes 1,523,140 shares owned by Carl and Franklin Paul, which may be deemed to be beneficially owned by AEP by virtue of the stockholders agreement described in footnote (8) below. Mr. Buaron disclaims beneficial ownership of the shares owned by Carl and Franklin Paul and, except to the extent of his pecuniary interest therein, the shares held by AEP. Also includes 11,000 shares of Common Stock that Mr. Buaron directly holds.

(7)

Consists of (a) 992,206 shares owned by Carl Paul (of which 92,438 shares are directly owned by Carl Paul, 286,428 shares are directly owned by Carl Paul’s spouse and therefore may be deemed to be indirectly beneficially owned by Carl Paul, and 613,340 shares are owned by separate trusts of which Carl Paul’s children are respective beneficiaries, and therefore may be deemed to be indirectly beneficially owned by Carl Paul) and (b) 530,934 shares owned by Franklin Paul (of which 200,446 shares are directly owned by Franklin Paul, and 330,488 shares are owned by separate trusts of which Franklin Paul’s children are respective beneficiaries and Franklin Paul serves as trustee, and therefore may be deemed to be indirectly beneficially owned by Franklin Paul). Does not include 7,934,418 shares owned by AEP that are subject to the stockholders agreement described in footnote (8) below.

(8)

Consists of 7,934,418 shares owned by AEP. Includes 1,523,140 shares owned by Carl and Franklin Paul that are subject to a stockholders agreement pursuant to which Carl and Franklin Paul have agreed to vote such shares in favor of nominees to the Golfsmith Board proposed by AEP. As a result of this arrangement, AEP may be deemed to be the beneficial owner of the shares held by Carl and Franklin Paul. AEP disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. As described in footnote 6 above, Roberto Buaron, one of our directors, may be deemed to have voting and investment power over shares of our Common Stock owned by AEP.

(9)	Represents Deferred Stock Units granted under Golfsmith’s Non-Employee Director Compensation Plan that are fully vested, but are exercisable only upon completion of service on the Golfsmith Board.

(10)

Mr. Hanaka’s vested Common Share rights include 600,000 Company Options granted under the 2006 Incentive Compensation Plan and 161,378 Deferred Stock Units granted under the Non-Employee Director Compensation Plan that are fully vested, but are exercisable only upon completion of service on the Golfsmith Board.

(11)

For Mr. Hanaka, Ms. Gove, Mr. Getson, Mr. Kester and Mr. Larkin, excludes 6,694, 8,926, 4,463, 4,463 and 4,463 shares, each representing the vested portion of the shares issued on April 4, 2012 based on Golfsmith’s achievement of EBITDA targets for fiscal 2011 pursuant to the Performance Share Award Agreements dated February 25, 2011 between Golfsmith and each executive officer listed above, respectively.

HOUSEHOLDING OF MATERIALS

Unless we have received contrary instructions, we may send a single copy of this Information Statement or our annual disclosure documents to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. We will promptly deliver a separate copy of either document if you make a request using the contact information set forth below.

If you would like to receive your own set of our annual disclosure documents, this Information Statement or any other applicable material in the future, or if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents or any other applicable material, please contact us or your bank, brokerage firm or other nominee in accordance with the instructions below.

If your shares are registered in your own name, please contact us at Golfsmith International Holdings, Inc., 11000 N IH 35, Austin, TX 78753 or (512) 837-8810 to inform us of your request. If a bank, brokerage firm or other nominee holds your shares, please contact your bank, brokerage firm or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

You may obtain additional information about Golfsmith from documents filed with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such material at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also find Golfsmith’s SEC filings at the SEC’s website at http://www.sec.gov. You may also obtain copies of this Information Statement and any other reports or information that we file with the SEC, free of charge, by written request to Golfsmith International Holdings, Inc., 11000 N IH 35, Austin, TX 78753 or by calling (512)  837-8810.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Information Statement documents we file with the SEC, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. Information that we file later with the SEC, prior to the closing of the Merger, will automatically update and supersede the previously filed information and be incorporated by reference into this Information Statement.

This Information Statement incorporates by reference the documents set forth below that have been previously filed with the SEC, except for information furnished under Item 2.02 or Item 7.01, including the related exhibits under Item 9.01 of our Current Reports on Form 8-K, which is not deemed to be filed and not incorporated by reference herein:

(a)	Golfsmith’s 2011 Annual Report on Form 10-K filed March 30, 2012 and Amendment No. 1 to Golfsmith’s 2011 Annual Report on Form 10-K/A filed April 26, 2012;

(b)	Golfsmith’s Quarterly Reports on Form 10-Q filed May 15, 2012; and

(c)	Golfsmith’s Current Reports on Form 8-K filed February 17, 2012 and May 14, 2012.

Golfsmith undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Golfsmith International Holdings, Inc.

11000 N IH 35

Austin, TX 78753

(512) 837-8810

Golfsmith’s stockholders and other persons should not rely on information other than that contained in or incorporated by reference in this Information Statement. Golfsmith has not authorized anyone to provide information that is different from that contained in this Information Statement. This Information Statement is dated [                    ], 2012. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Golfsmith will, where relevant and if required by applicable law, update such information through a supplement to this Information Statement.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

GOLFSMITH INTERNATIONAL HOLDINGS, INC.,

GOLF TOWN USA HOLDINGS INC.

and

MAJOR MERGER SUB, INC.

Dated as of May 11, 2012

-i-

(continued)

-ii-

(continued)

ANNEXES
Annex A	Defined Terms	A-69
Annex B	Company Knowledge Persons	A-72
Annex C	Purchaser Knowledge Persons	A-73
EXHIBITS
Exhibit A	Charter	A-74

-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 11, 2012, among GOLFSMITH INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the “Company”), GOLF TOWN USA HOLDINGS INC., a Delaware corporation (“Purchaser”), and MAJOR MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”). Each of the Company, Purchaser and Merger Sub are referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company, Purchaser and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) with the Company as the Surviving Corporation, in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) formed a committee of the Company Board (the members of which committee are not affiliated with Purchaser or Merger Sub) (the “Transaction Committee”) which at a meeting thereof duly called and held, unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, and (ii) recommending to the Company Board to approve the Merger and this Agreement and the transactions contemplated hereby (the “Transaction Committee Recommendation”);

WHEREAS, the Company Board, after considering the Transaction Committee Recommendation, at a meeting thereof duly called and held, unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, (ii) resolving that the adoption of this Agreement be submitted to the stockholders of the Company (collectively the “Stockholders” and each, a “Stockholder”) for a vote and (iii) subject to Section 5.2(b) and Section 5.2(c) of this Agreement, resolving to recommend to the Stockholders that they adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has duly approved and declared advisable, and the board of directors of Purchaser has duly approved, this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein and Purchaser, in its capacity as sole stockholder of Merger Sub, has agreed to adopt this Agreement following its execution as provided for herein;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to the willingness of Purchaser to enter into this Agreement, Atlantic Equity Partners III, L.P., a stockholder of the Company (the “Principal Stockholder”), is entering into a Voting Agreement with Purchaser (the “Voting Agreement”), pursuant to which, among other things, the Principal Stockholder and certain members of the Company’s management who are Stockholders (the “Consenting Officers”) have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to execute and deliver, on the terms and subject to the conditions set forth therein, a written consent in favor of the adoption of this Agreement, which consent when executed and delivered by the Principal Stockholder and the Consenting Officers will be sufficient to adopt this Agreement without any further action by any other Stockholder and take certain other actions in furtherance of the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, OMERS Administration Corporation (the “Guarantor”), is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”) with respect to certain obligations of Purchaser under this Agreement; and

WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

The Merger

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article I. The Merger shall have the effects specified in the DGCL.

1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York at 9:00 A.M. on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, date and time as the Company and Purchaser shall agree (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).

1.3 Effective Time. At the Closing, the Parties shall (a) cause a Certificate of Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and (b) make all other filings or recordings required by the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

The Surviving Corporation

2.1 The Certificate of Incorporation. At the Effective Time the certificate of incorporation of the Company as in effect immediately prior to the Effective Time (as amended, the “Charter”) shall be amended and restated, by virtue of the Merger to read as set forth in Exhibit A hereto, until thereafter amended as provided therein or by applicable Law, and in accordance with Section 6.3(f).

2.2 The Bylaws. The Parties shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time are amended so as to read in their entirety in the form of the bylaws of Merger Sub in effect immediately prior to the Effective Time and shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or by applicable Law, and in accordance with Section 6.3(f).

2.3 Directors. The Parties shall take all actions necessary so that the members of the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the members of the board of directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.4 Officers. The Parties shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE III

Effect of the Merger on Capital Stock;

Exchange of Certificates; Transfer of Uncertificated Shares

3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any of the Parties or the holder of any shares of capital stock of Purchaser, Merger Sub or the Company:

(a) Merger Consideration. Each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”) (other than (i) Shares owned by Purchaser or any direct or indirect Subsidiary of Purchaser, (ii) Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and (iii) Shares owned by any

Stockholder who has perfected and not withdrawn a demand for or lost appraisal rights pursuant to Section 262 of the DGCL (each such Stockholder, a “Dissenting Stockholder”) (each Share referred to in clauses (i) through (iii) being an “Excluded Share” and collectively, the “Excluded Shares”)), shall be converted into the right to receive $6.10 per Share in cash, without interest (the “Per Share Merger Consideration”, and the aggregate amount for all Shares (other than Excluded Shares), the “Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any Share (other than any Excluded Share) and each uncertificated Share (an “Uncertificated Share”) (other than any Excluded Share) shall thereafter represent only the right to receive the Per Share Merger Consideration and (B) each Certificate formerly representing Shares or Uncertificated Shares owned by a Dissenting Stockholder shall thereafter represent only the right to receive the payment to which reference is made in Section 3.2(f).

(b) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

3.2 Exchange of Certificates; Transfer of Uncertificated Shares. (a) Paying Agent. At the Effective Time and from time to time thereafter to the extent necessary, Purchaser shall make available or cause to be made available to a paying agent selected no later than five (5) Business Days prior to the Closing Date by Purchaser with the Company’s prior approval (the “Paying Agent”), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration as required by Section 3.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). Purchaser shall appoint the Paying Agent pursuant to and on the terms and conditions set forth in an agreement in form and substance reasonably acceptable to the Company. Purchaser shall be responsible for all fees and expenses of the Paying Agent. The Exchange Fund, once deposited with the Paying Agent, shall, pending its disbursement to the Stockholders, be held in trust for the benefit of the Stockholders and shall not be used for any other purpose. The Paying Agent shall invest the Exchange Fund as directed by Purchaser; provided, that such investments shall be in obligations of or guaranteed by the United States of America or in money market funds investing solely in the foregoing. Any interest and other income resulting from any investment of the Exchange Fund as directed by Purchaser shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1(a) shall be promptly returned to Purchaser.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three (3) Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Stockholder of record (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates or Uncertificated Shares, as the case may be, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) or transfer of the Uncertificated Shares to the Paying Agent, such letter of transmittal to be in customary form and have such other provisions as Purchaser and the Company may agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)) or transfer of the Uncertificated Shares in exchange for the Merger Consideration. Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 3.2(e)) or (B) receipt of an “agent’s message by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate or transferred Uncertificated Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) equal to the product of (x) the number of (1) Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.2(e)) or (2) such transferred Uncertificated Shares, multiplied by (y) the Per Share Merger Consideration, and such Certificate or Uncertificated Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or transfer of Uncertificated Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate or transfer of the Uncertificated Shares, as the case may be, representing such transferred Shares may be issued to the transferee of such Shares if the Certificate formerly representing such Shares is presented or such Uncertificated Shares are properly transferred, as the case may be, to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Uncertificated Share is presented to the Surviving Corporation, Purchaser or the Paying Agent for transfer, such Certificate or Uncertificated Share shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Stockholders for one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any Stockholder (other than a holder of Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(e)), or transfer of its Uncertificated Shares, as the case may be, without any interest thereon.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond in reasonable amount and upon such terms as may be reasonably required by Purchaser as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in an amount (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) equal to the product of (x) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (y) the Per Share Merger Consideration.

(f) Appraisal Rights. No Dissenting Stockholder shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Purchaser prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Purchaser, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder, Company Option holder or Company Award holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Merger Sub or Purchaser, as the case may be, such withheld amounts (i) shall be remitted by Purchaser, Merger Sub or the Surviving Corporation, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Stockholder, Company Option holder or Company Award holder in respect of which such deduction and withholding was made by the Surviving Corporation, Merger Sub or Purchaser, as the case may be.

(h) No Liability. Notwithstanding the foregoing, none of the Company, the Surviving Corporation, Purchaser, the Paying Agent or any other Person shall be liable to any other Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

3.3 Treatment of Stock Plan - Treatment of Options. (a) Prior to the Effective Time, the Company shall take or cause to be taken all action reasonably necessary to ensure that, at the Effective Time, each outstanding option to purchase Shares granted under the Stock Plan (vested or unvested) (each, a “Company Option”), shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable (but not later than five (5) Business Days) after the Effective Time and in accordance with applicable law, the Stock Plan and the applicable award agreement(s), from Purchaser or the Surviving Corporation, solely an amount in cash equal to the product of (x) the total number of Shares subject to such Company Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option (the aggregate amount of such cash payable to the holders of all Company Options, the “Option Consideration”) less applicable Taxes required to be withheld with respect to such payment as provided in Section 3.2(g).

(b) Treatment of Company Awards. Prior to the Effective Time, the Company shall take or cause to be taken all action reasonably necessary to ensure that, at the occurrence of the Effective Time, (i) each outstanding deferred stock unit issued pursuant to a Deferred Stock Unit Award Agreement (a “DSU Award Agreement”), (ii) each performance share award issued pursuant to a Performance Share Award Agreement (a “Performance Share Award Agreement”) and (iii) each outstanding restricted stock unit award issued pursuant to a Restricted Stock Award Agreement (“RSU Award Agreement”), in each case under the Stock Plan (each, a “Company Award” and collectively, the “Company Awards”), shall be cancelled and shall entitle the holder thereof to receive, as soon as reasonably practicable (but not later than five (5) Business Days) after the Effective Time and in accordance with applicable Law, the Stock Plan and the applicable award agreement(s), from Purchaser or the Surviving Corporation, solely an amount in cash equal to the product of (x) the number of Shares subject to such Company Award immediately prior to the Effective Time (for this purpose, the number of Shares subject to Company Awards under Performance Share Award Agreements shall be the number of Earned Performance Shares within the meaning of Section 4(a) of each of the Performance Share Award Agreements (as determined by the Company Board in accordance with the Stock Plan prior to the Effective Time based on the most recently available relevant Company financial information at the time of such determination), multiplied by (y) the Per Share Merger Consideration (or, if such Company Award contemplates the payment of a specified exercise price, the excess, if any, of the Per Share Merger Consideration over such exercise price) (the aggregate amount of such cash payable to the holders of all Company Awards, the “Company Award Consideration”), less applicable Taxes required to be withheld with respect to such payment as provided in Section 3.2(g).

(c) Corporate Actions. At or prior to the Effective Time, Purchaser, Merger Sub and the Company shall cooperate in taking all actions reasonably necessary or advisable to effectuate the provisions of Section 3.3(a) and Section 3.3(b) (without expenditure of funds). The Company shall take actions (without expenditure of funds) necessary to ensure that from and after the Effective Time neither Purchaser nor the Surviving Corporation will be required pursuant to any Company Award to deliver Shares of Common Stock or other capital stock of the Company to any Person and that the Stock Plan and any other Share based plan, agreement or arrangement is terminated and of no force or effect.

3.4 Adjustments to Prevent Dilution. If the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration, and any other dependent items, as applicable, shall be equitably adjusted and so adjusted shall, from and after the date of such event be the Per Share Merger Consideration or other dependent item, as applicable.

ARTICLE IV

Representations and Warranties

4.1 Representations and Warranties of the Company. Except (i) as disclosed in the Company Reports filed and publicly available prior to the date hereof and only as to the extent disclosed therein (excluding, in each case, any disclosures set forth (x) under the captions “Forward-Looking Statements” or “Risk-Factors” and (y) in any other section relating to forward-looking statements or risk factors, in each case referred to in clauses (x) and (y) to the extent such disclosures are non-specific and are primarily cautionary or predictive in nature) but only to the extent the relevance of any such disclosure as an exception or qualification to a representation and warranty in this Section 4.1 is reasonably apparent on the face of such disclosure; or (ii) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Purchaser and Merger Sub as set forth in this Section 4.1; provided, that any disclosure in any section of the Company Disclosure Letter shall only qualify (A) the representation or warranty made in the corresponding Section of this Section 4.1 and (B) other representations and warranties in this Section 4.1 to the extent the relevance of such disclosure to such other representations and warranties is reasonably apparent on its face; provided, further that the exceptions referenced in clause (i) above shall be deemed not to apply with respect to the representations and warranties of the Company in Section 4.1(b), Section 4.1(c), Section 4.1(l) and Section 4.1(r).

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The “Project Green” on-line data site maintained by “IntraLinks” and established by the Company for purposes of the transactions contemplated by this Agreement to the extent the materials made available therein as of 11:59 PM on the date prior to the date hereof (the “Data Room”), contains a complete and correct copy of the certificates of incorporation and bylaws or equivalent organizational documents of the Company and its “Significant Subsidiaries” (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the U.S. Securities Exchange Act of 1934 (such act, as amended, and the rules and regulations promulgated thereunder, the “Exchange Act”), each as amended to date) and neither the Company nor any such Significant Subsidiary is in violation of any material provision of such organizational documents. Section 4.1(a) of the Company Disclosure Letter accurately and completely lists each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business. Except for any Liens under the Revolving Credit Facility, each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”).

(b) Capital Structure. (i) The authorized capital stock of the Company consists of (x) 25,000,000 Shares, of which 15,927,536 Shares were outstanding as of the close of business on May 11, 2012, and (y) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were outstanding as of the close of business on May 11, 2012. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.

(ii) As of the close of business on May 11, 2012 no Shares were held in Treasury or by Subsidiaries of the Company. The Company has no Shares reserved for issuance except (A) that, as of May 11, 2012, there were 3,167,774 Shares reserved for issuance pursuant to outstanding Company Options and Company Awards granted under the Stock Plan and (B) 483,660 Shares reserved for future grants under the Stock Plan. Section 4.1(b)(ii) of the Company Disclosure Letter accurately and completely lists, as of the date specified therein, each outstanding Company Option and each outstanding Company Award, including the holder, date of grant, date of expiration, number of Shares subject thereto, the terms of vesting (if any), and the exercise price (if applicable).

(iii) Except pursuant to the outstanding Company Options and Company Awards, there are no preemptive or other outstanding rights, options, warrants, phantom stock, conversion, stock appreciation, redemption, or repurchase agreements, arrangements, calls, commitments, rights or awards of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iv) Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter. Except for the Voting Agreement, there are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company.

(c) Corporate Authority and Approval. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement subject only to adoption of this Agreement by the holders of a majority of the Shares entitled to vote on such matter at a stockholders meeting duly called and held for such purpose or acting by written consent in lieu of a stockholders meeting (the “Company Stockholder Approval”), if required by applicable Law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, at a meeting duly called and held, the Company Board has (A) considered the recommendations of the Transaction Committee with respect to the Merger and this Agreement, (B) adopted resolutions: (x) approving and declaring advisable the Merger, this Agreement and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (y) resolving that the adoption of this Agreement be submitted to the Stockholders for a vote and (z) subject to Section 5.2(b) and Section 5.2(c), resolving to recommend to the Stockholders that they adopt this Agreement (clauses (x)-(z), the “Company Recommendation”), and (C) subject to Section 5.2(b) and Section 5.2(c), directed that this Agreement be submitted to the Stockholders for their adoption.

(iii) When so executed and delivered in accordance with the Voting Agreement, the Written Consent shall constitute a valid and effective Company Stockholder Approval in compliance with applicable Law and the certificate of incorporation and bylaws of the Company, and no other vote or action of any Stockholder will be necessary under applicable Law, such certificate of incorporation or bylaws or otherwise to adopt this Agreement.

(d) Governmental Filings; No Violations; Certain Contracts. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) under the Exchange Act, (D) to comply with state securities or “blue-sky” Laws, (E) required to be made with the Nasdaq Stock Market, and (F) that are required and customary pursuant to any state environmental transfer statutes, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement and the Voting Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement and the Voting Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries or, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, the loss or impairment of any right to own or use or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding the Company or any of its Subsidiaries or, assuming compliance with the matters referred to in Section 4.1(d)(i), any Law to which the Company or any of its Subsidiaries is subject except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or loss of right which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Company Reports; Financial Statements. (i) The Company has filed or furnished all forms, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) since December 31, 2011 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and prior to the date hereof, including any amendments thereto, the “Company Reports”).

Each of the Company Reports, as of its respective date, or if amended, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, and with the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of its filing date, none of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent that the information in such Company Report has been amended or superseded by a later Company Report filed prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments received by the Company from the SEC with respect to any of the Company Reports.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market (the “NASDAQ”).

(iii) The Company is in compliance in all material respects with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder.

(iv) Each of the consolidated financial statements included in or incorporated by reference into the Company Reports filed since December 31, 2011 and prior to the date hereof (including the related notes) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their date and the consolidated results of their operations and cash flows for the respective periods then ended (except, in the case of any unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC, and subject to year-end or period-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. No Subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act.

(v) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15 of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be included in reports filed under the Exchange Act (A) is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and (B) is accumulated and communicated to the Company’s management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

(vi) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15 or 15d-15 under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance to the Company’s management and the Company Board regarding the reliability of financial reporting and the preparation of published financial statements for external purposes in accordance with GAAP.

(vii) Neither the Company nor any of its Subsidiaries has entered into any Affiliate Transaction that has not been disclosed in the Company Reports.

(f) Absence of Certain Changes or Events. Except for this Agreement and the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement, since January 1, 2012 (i) through the date of this Agreement, (A) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (B) neither the Company nor any of its Subsidiaries has taken any action, or authorized, announced an intention to take or committed or agreed in writing or otherwise to take any action that, if taken between the date of this Agreement and the Closing Date, would constitute a breach of Section 5.1(a), 5.1(b), 5.1(c), 5.1(f), 5.1(j), 5.1(l) or 5.1(m) and (ii) no event, circumstance, development, state of facts, occurrence, change or effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Litigation and Liabilities. (i) There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or assets that (A) would have, individually or in the aggregate, a Company Material Adverse Effect or (B) as of the date hereof, would prevent or materially impair or delay the consummation of the Merger and the other transactions contemplated by this Agreement. There are no material judgments, orders, decrees, injunctions, awards, or settlements, whether civil, criminal or administrative, outstanding against the Company or any of its Subsidiaries.

(ii) Neither the Company nor any of its Subsidiaries has any obligations or liabilities, except for (A) obligations or liabilities set forth in the consolidated financial statements included in or incorporated by reference into the Company Reports or disclosed in any footnotes thereto, (B) obligations or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011, (C) obligations or liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (D) liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement.

(h) Employee Benefits.

(i) All material benefit and compensation plans, Contracts, policies or arrangements which provide for ongoing or future obligations of the Company or its Subsidiaries covering current or former employees, directors, or individual consultants of the Company and its Subsidiaries (the “Employees”), including, without limitation, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based incentive, bonus, change in control, employment, retention, termination, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship and all other material compensation or employee benefit plans, policies, agreements, or arrangements (the “Benefit Plans”) are listed in Section 4.1(h) of the Company Disclosure Letter. True and complete copies of all Benefit Plans and, if applicable with respect to any Benefit Plans, any trust instruments, insurance contracts or other funding mechanism, most recent determination or opinion letters, summary plan descriptions and Form 5500s for the two (2) most recent years are contained in folder 4.2.2 in the Data Room.

(ii) Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received, or has timely requested, a favorable determination letter or opinion letter from the Internal Revenue Service (the “IRS”) and no event has occurred and no condition exists that would reasonably be expected to result in the revocation of, or failure to issue, any such determination letter or opinion letter or which would reasonably be expected to cause the loss of qualification under Section 401(a) of the Code or exemption from federal income taxation under Section 501 of the Code or, except for liabilities, penalties and taxes that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the imposition of any liability, penalty or tax under ERISA or the Code. Neither the Company, nor any of its Subsidiaries and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has in the last six (6) years contributed or has been obligated to contribute to any “employer pension plan” as defined in Section 3(2) of ERISA, covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

(iii) (A) Each Benefit Plan is in material compliance with applicable Law and has been administered and operated in all material respects in accordance with its terms; (B) all payments and contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any Benefit Plan to any participant (or their beneficiaries) or under funds or trusts established under such Benefit Plan or by applicable Law have been made by the due date thereof (including any valid extension), and all payments and contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued for in the financial statements included in or incorporated by reference in the Company Reports or accrued for in the books and records of the Company since the latest Company Reports in accordance with past practice, in each case on or prior to the Closing Date, and, with respect to each Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the Department of Labor or any other Governmental Entity, or to the participants or beneficiaries of such Benefit Plan, have been filed or furnished on a timely basis, except, in each such case, as would not reasonably be expected to result in a material liability of the Company; (C) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Benefit Plan that would reasonably be expected to result in the imposition on the Company of a material penalty pursuant to Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material Tax pursuant to Section 4975 of the Code; (D) no Benefit Plan provides for post-employment or retiree welfare benefits, except as required by applicable Law; (E) no liability, claim, action, litigation, suit, audit or, to the knowledge of the Company, inquiry by any Governmental Entity, proceeding or lawsuit has been made, commenced or, to the knowledge of the Company, threatened with respect to any Benefit Plan, the assets of any of the trusts under any Benefit Plan or any Benefit Plan sponsor or administrator, or against any fiduciary of any Benefit Plan with respect to the operation of any Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims) that would reasonably be expected to result in a material liability of the Company; (F) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby and thereby, will, either alone or in connection with any other event(s): (u) result in any payment becoming due to any Employee under any Benefit Plan, (v) result in any excess parachute payment (within the meaning of Section 280G of the Code) under any Benefit Plan, (w) cause the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (x) increase any amount payable under any Benefit Plan, (y) require any contributions or payments to fund any obligations under any Benefit Plan, or (z) limit the right to merge, amend or terminate any Benefit Plan (except any limitations imposed by any applicable Law); (G) the Company does not have any contractual obligation to make any gross-up payments as a result of the excise taxes imposed by Section 4999 of the Code or the additional income taxes imposed by Section 409A of the Code; and (H) neither the Company nor any Subsidiary of the Company maintains any Benefit Plan outside of the United States primarily for the benefit of Employees working outside the United States.

(i) Compliance with Laws; Licenses. Since the Applicable Date, the businesses of the Company and its Subsidiaries have been conducted in compliance with all federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for any investigations, the outcomes of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or has been threatened in writing. Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in this Section 4.1(i) do not apply to employee benefits plans and related matters, environmental matters, taxes, labor matters, intellectual property or the business practices addressed in Section 4.1(u), which subject matters are addressed in their entirety and exclusively in Section 4.1(h), Section 4.1(m), Section 4.1(n), Section 4.1(o), Section 4.1(p) and Section 4.1(u), respectively.

(j) Material Contracts. (i) Except for (x) this Agreement and (y) the Contracts filed as exhibits to the Company Reports, Section 4.1(j) of the Company Disclosure Letter accurately and completely lists, as of the date hereof, the following Contracts to which the Company or any of its Subsidiaries is a party or by which their properties or assets are bound:

(A) any lease of real or personal property providing for annual base rentals of $250,000 or more in the current year;

(B) any Contract that is both (x) reasonably expected to require annual payments from or to the Company and its Subsidiaries of more than $1,000,000 over the life of such Contract and (y) not cancelable by the Company or such Subsidiary without any financial or other penalty on 180 days or less notice; and

(C) other than with respect to any partnership that is directly or indirectly wholly owned by the Company or any directly or indirectly wholly owned Subsidiary of the Company, any partnership, joint venture, or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than 15% voting or economic interest, or any interest with a book value of more than $5,000,000 without regard to percentage voting or economic interest;

(D) any Contract (other than any Contract whose only parties are the Company and/or any direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money owing by the Company or any of its Subsidiaries, other than any Contract relating to indebtedness with an outstanding principal amount of less than $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset);

(E) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K since the Applicable Date;

(F) any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(G) any Contract that requires the future acquisition from another Person or future disposition to another Person of assets or capital stock or other equity interest;

(H) any Contract under which the Company or the applicable Subsidiary has agreed to make after the date hereof any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $500,000;

(I) any Contract that involves ongoing limitations, that are material to the Company and its Subsidiaries, taken as a whole, on the ability of the Company or any of its Subsidiaries to compete in any business line or geographic area;

(J) any written Contracts (x) granting the Company or any of its Subsidiaries a license, sublicense or other rights under, or a covenant not to sue with respect to, any Intellectual Property of any Third Party and/or (y) granting any Third Party a license, sublicense or other rights under, or a covenant not to sue with respect to, any Intellectual Property of the Company or any of its Subsidiaries, excluding, in each of (x) and (y) any licenses for commercially available “off-the-shelf” software for a license fee of no more than $200,000 per year; and

(K) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries continues to be obligated not to acquire assets or securities of the other party or any of its Affiliates (the Contracts described in clauses (A) – (K), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(ii) A copy of each Material Contract is contained in the Data Room and each such Material Contract is valid, binding and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto, are not in default or breach in any respect under the terms of any such Material Contract, except for such defaults or breaches that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract of the existence of any event, or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract.

(k) Real Property. (i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company or one of its Subsidiaries, as applicable, has good and valid title in fee simple to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. No condemnation proceeding is pending or, to the knowledge of the Company, threatened which would preclude or impair the use of any such Owned Real Property by the Company or any of its Subsidiaries for the purposes for which it is currently used.

(ii) Section 4.1(k)(ii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property.

(iii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for each such property is valid, binding and enforceable against the Company or one of its Subsidiaries in accordance with its terms, subject to the Bankruptcy and Equity Exception, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and there exists no default or event, occurrence, condition or act (including the Merger) in respect of or on the part of the Company or any of its Subsidiaries which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under any such lease or sublease, except in each case, for such breaches or defaults, that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, all of the covenants to be performed by any other party under any such lease or sublease of Leased Real Property have been fully performed by such Person except for any such failures to perform which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or one of its Subsidiaries has good and valid leasehold interests in the Leased Real Property described in each lease or sublease for such property, free and clear of any and all Encumbrances (other than the applicable lease or sublease) other than those the presence of which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In each case, the Company or one of its Subsidiaries has been in peaceable possession of such Leased Real Property since the commencement of the original term of such lease or sublease.

(iv) For purposes of this Section 4.1(k) only, “Encumbrance” means (A) any mortgage or deed of trust or any easement, right of way, encroachment, covenant, or other restriction or encumbrance of any kind in respect of such asset; (B) Liens for Taxes, assessments or other charges by Governmental Entities or (C) imperfections of title, zoning, building code or planning restrictions or regulations, permits, restrictive covenants, encroachments, rights of way and other restrictions or limitations on the use of the Owned Real Property, but specifically excludes: (a) specified encumbrances described in Section 4.1(k)(iv) of the Company Disclosure Letter (excluding Liens securing debt for borrowed money on Owned Real Property and any Liens securing debt for borrowed money of the Company or any of its Subsidiaries on Leased Real Property other than any such Lien that will be satisfied on or prior to the Closing Date); (b) encumbrances for Taxes or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been made in the books of the Company in accordance with GAAP; (c) Liens for assessments and other governmental charges or mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations in each case for sums not yet due and payable or due but not delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings for which adequate reserves have been made; (d) Liens arising by Law in the ordinary course of business in connection with workers’ compensation, unemployment insurance or similar types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations in each case for sums not yet due and payable or due but not delinquent, or the validity or amount of which is being contested in good faith by appropriate proceedings for which adequate reserves have been made; or (e) encumbrances or imperfections of title, zoning, building code or planning restrictions or regulations, permits, restrictive covenants, encroachments, rights of way and other restrictions or limitations on the use of the Owned Real Property that do not, individually or in the aggregate, materially interfere with the conduct of the business of the Company and its Subsidiaries taken as a whole as presently conducted at the affected location.

(l) Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.2(l), the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. No other similar anti-takeover statute or regulation enacted under state laws in the United States prior to the date hereof applicable to the Company (each, a “Takeover Statute”) is applicable to the Merger or the other transactions contemplated hereby. No anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company in connection with the Merger, the Shares or the other transactions contemplated by this Agreement.

(m) Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and, in the past five (5) years, have been in compliance with all applicable Environmental Laws (including all obligations to obtain, maintain and comply with all permits and authorizations required under Environmental Laws); (ii) no property owned, leased or operated by the Company or any of its Subsidiaries is contaminated with Hazardous Substances requiring remediation under any Environmental Law and, to the Company’s knowledge, there have been no releases of any Hazardous Substances at any such property or at any other location, that would reasonably be expected to result in a claim against the Company or any of its Subsidiaries under Environmental Law which matters remain unresolved; (iii) neither the Company nor any of its Subsidiaries has received any written notice or claims alleging noncompliance with or liability under any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject or party to any agreement, order, judgment or decree by or with any Governmental Entity or Third Party pursuant to which the Company or any of its Subsidiaries has assumed, incurred or suffered any liability or obligation under any Environmental Law involving uncompleted, outstanding or unresolved requirements on the part of the Company or its Subsidiaries.

(n) Taxes. (i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (B) have paid all material amounts of Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or Third Party, except with respect to matters contested in good faith. The Data Room contains true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2008, 2009 and 2010.

(ii) As of the date hereof, neither the Company nor any of its Subsidiaries has engaged in any transaction which the IRS has determined to be a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(iii) There are no (i) examinations or audits by any Governmental Entity of any material Tax Return of the Company or any of its Subsidiaries underway, and (ii) extensions or waivers of the limitation period applicable to any material Tax Return of the Company or any of its Subsidiaries in effect. No Legal Action is pending (or, to the knowledge of the Company, is being overtly threatened in writing) by any Governmental Entity against the Company or any of its Subsidiaries in respect of any material Tax. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any Tax liability from any Governmental Entity that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect

(iv) Neither the Company nor any Company Subsidiary has been a member of any combined, consolidated or unitary group for which it is or will be liable for Taxes under principles of Section 1.1502-6 or any similar or analogous provision of any state, local, or foreign law of the Treasury Regulations, except for any such group of which the Company is the common parent for U.S. federal income tax purposes.

(v) Neither the Company nor any Company Subsidiary is a party to any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement, other than (A) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any Subsidiary of the Company, (B) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to (y) personal property leased, used, owned or sold in the ordinary course of business, or (z) the provision of services, (C) any provision of any employment agreement compensating an employee for any increase in taxation of such employee’s income resulting from the performance of work for the Company or any Subsidiary of the Company outside of such employee’s country of residence, (D) agreements for international income Tax credits entered into by the Company or any Subsidiary of the Company in the ordinary course of business, (E) any agreement between the Company and any Subsidiary of the Company or between two or more Subsidiaries of the Company, and (F) customary tax indemnifications contained in credit or other commercial lending agreements.

(vi) Neither the Company nor any of its Subsidiaries (A) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect, (B) has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, which adjustments would apply after the Merger or (C) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority.

(vii) As of the date hereof, the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o) Labor Matters. Section 4.1(o) of the Company Disclosure Letter lists each collective bargaining agreement or other Contract with a labor union or labor organization, as of the date hereof, to which the Company or any of its Subsidiaries is a party or by which they are otherwise bound (collectively, the “Company Labor Agreements”). Neither the Company nor any of its Subsidiaries is the subject of any proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization other than proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no pending, or to the Company’s knowledge, threatened, nor has there been for the past two (2) years (or such shorter period as the Company has owned the applicable Subsidiary), any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, Section 4.1(o) of the Company Disclosure Letter sets forth all material organizational efforts for the past two (2) years with respect to the formation of a collective bargaining unit involving Employees of the Company or any of its Subsidiaries, as of the date hereof, other than those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any Third Party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries are and, for the past two (2)

years (or such shorter period as the Company has owned the applicable Subsidiary), have been in compliance with all applicable Laws relating to labor or employment relations or practices (including, but not limited to, terms and conditions of employment, management-labor relations, wage and hour issues, immigration and occupational safety and health), except for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are and, for the past two (2) years (or such shorter period as the Company has owned the applicable Subsidiary), have been in compliance with the federal Worker Adjustment and Retraining Notification Act or any similar state, local or foreign Law (including, but not limited to, any state Laws relating to plant closings or mass layoffs) (collectively, “WARN”), and the Company and its Subsidiaries have not incurred any liability or obligation under WARN which remains unsatisfied, except in each case for such non-compliance, liability or obligation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as such terms are defined by WARN) with respect to the Company or any of its Subsidiaries within the last six (6) months preceding the date hereof.

(p) Intellectual Property. (i) The Company or its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used or held for use in, or necessary to conduct, the business of the Company or its respective Subsidiary as presently conducted free and clear of all Liens other than Permitted Liens, except where the failure to own, license, sublicense or otherwise possess legally enforceable rights to use such Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Section 4.1(p)(ii) of the Company Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”), indicating for each listed item the record owner, the registration or application number and date and the applicable filing jurisdiction. To the knowledge of the Company, the material Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, that is either an issued patent or registration for other Intellectual Property is valid, enforceable and in full force and effect.

(iii) To the knowledge of the Company, none of the Company Intellectual Property, the products or services of the Company or any of its Subsidiaries or the conduct of the business or operations of the Company or any of its Subsidiaries as currently conducted have infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Third Party, other than such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received in the past two (2) years any notice of any claim alleging any infringement, misappropriation or other violation of any Intellectual Property rights of any Third Party or challenging any ownership, use, validity or enforceability of any Company Intellectual Property, other than such claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) To the knowledge of the Company, no Third Party is infringing, violating or misappropriating any of the Company Intellectual Property or other Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, except for infringements, violations or misappropriations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(v) The Company and each of its Subsidiaries have taken reasonable security measures to protect the confidentiality of all material Trade Secrets owned by or licensed to the Company or any of its Subsidiaries and any confidential information of any Person to whom the Company or any of its Subsidiaries owes a confidentiality obligation. To the knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with its respective privacy policies and processes personally identifiable information in a reasonably secure manner using commercially reasonable technical measures.

(vi) Neither the Company nor any of its Subsidiaries owns any proprietary software material to the operations of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the information technology systems owned, leased or licensed by the Company and its Subsidiaries are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) such information technology systems are operating, as of the date hereof, in a manner that is sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted, and (B) since January 1, 2012, there has not been any unauthorized use of or access to, or any breach of any security safeguards with respect to, any such information technology systems or any data or information stored thereon.

(q) Insurance. Section 4.1(q) of the Company Disclosure Letter completely and accurately lists all insurance policies of the Company and its Subsidiaries in effect on the date hereof with the insurance companies set forth therein. The Data Room contains such insurance policies. Each insurance policy listed on Section 4.1(q) of the Company Disclosure Letter is valid, binding and enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception, all premiums thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms and provisions of such policies other than any such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have not received either a written notice of or a written notice that would reasonably be expected to be followed by a written notice of cancellation or non-renewal of, any such policy.

(r) Brokers and Finders. No broker, finder or investment banker (other than Lazard) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Purchaser a true, complete and accurate copy of the engagement letter of Lazard in connection with the Merger.

(s) Opinion of Financial Advisor. The Company Board has received the opinion of Lazard to the effect that, as of the date of such opinion and subject to and based on the assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration to be paid in the Merger to holders of Shares (other than as set forth in such opinion) is fair, from a financial point of view, to such holders. A complete copy of the written opinion will promptly be made available to Purchaser, solely for informational purposes, after receipt by the Company. It is agreed and understood that such opinion is for the benefit of the Company Board (in its capacity as such) and may not be relied on by Purchaser or Merger Sub.

(t) Information Supplied; Information Statement. The Information Statement will, on the date filed with the SEC and on the date it is first mailed to the Stockholders, (x) comply as to form in all material respects with the Exchange Act and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Purchaser or Merger Sub or any of their respective Representatives.

(u) Certain Business Practices. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees, while acting on behalf of the Company or its Subsidiaries) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of the Laws of any federal, state, local or foreign jurisdiction, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, executive orders imposing or regulations implementing economic sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, and any applicable anti-money laundering laws.

4.2 Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub each hereby represents and warrants to the Company as set forth in this Section 4.2:

(a) Organization, Good Standing and Qualification. Each of Purchaser and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material

Adverse Effect. Purchaser has delivered to the Company a complete and correct copy of the certificate of incorporation and bylaws of each of Purchaser and Merger Sub, each as amended to the date hereof and neither Purchaser nor Merger Sub is in violation of any material provision of its respective certificate of incorporation or bylaws.

(b) Corporate Authority. Each of Purchaser and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. Except for the approval of Purchaser as the sole stockholder of Merger Sub (which approval Purchaser shall effect on the date hereof immediately following the execution of this Agreement), the execution, delivery and performance of this Agreement and the Voting Agreement by Purchaser and Merger Sub, the consummation by each of them of the transactions contemplated hereby and thereby and the performance by each of them of their respective obligations hereunder and thereunder have been duly authorized and approved by the boards of directors of Purchaser and Merger Sub. Except for the approval of Purchaser as the sole stockholder of Merger Sub (which approval Purchaser shall effect on the date hereof immediately following the execution of this Agreement), no other corporate action on the part of either of Purchaser or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Voting Agreement by each of Purchaser and Merger Sub and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and constitutes a valid and binding agreement of Purchaser and Merger Sub enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings and Consents; No Violations; Etc. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, (C) under the Exchange Act, (D) to comply with state securities or “blue-sky” laws, (E) required to be made with relevant exchanges, if any, and (F) that are required and customary pursuant to any state environmental transfer statutes (the “Purchaser Approvals”), no notices, reports or other filings are required to be made by Purchaser or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Voting Agreement by Purchaser and Merger Sub or the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement and the Voting Agreement by Purchaser and Merger Sub do not, and the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or default under, the certificate of incorporation or bylaws of Purchaser or Merger Sub or any of their respective Subsidiaries or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, the loss or impairment of any right to own or use or the creation of a Lien on any of the assets of Purchaser or Merger Sub or any of their respective Subsidiaries pursuant to any Contracts binding

Purchaser or Merger Sub or any of their respective Subsidiaries or, assuming compliance with the matters referred to in Section 4.1(c)(i), any Law to which Purchaser, Merger Sub or any of their respective Subsidiaries is subject, except, in the case of clause (B) above, for any such breach, violation, termination, default, creation, acceleration or loss of right which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(d) Financing. Concurrently with the execution of this Agreement, (i) Purchaser has delivered a true, correct and complete copy of an executed commitment letter addressed to Purchaser and the Company, dated the date hereof (the “Equity Commitment Letter”), from OMERS Administration Corporation (the “Equity Investor”) to provide debt and/or equity financing to Purchaser in an aggregate amount not less than $117,370,000 (the “Equity Financing”), and (ii) the Company has delivered to Purchaser an amendment or waiver to the Revolving Credit Facility fully executed by all parties to the Revolving Credit Facility (the “Waiver”) that waives any default or prepayment event that would otherwise result from execution and delivery of this Agreement, the Merger or the transactions contemplated hereby. As of the date hereof, each of the Equity Commitment Letter and, to the knowledge of Purchaser, the Waiver, is in full force and effect and a legal, valid and binding obligation of the parties thereto. Each of the Equity Commitment Letter and, to the knowledge of Purchaser, the Waiver, has not been withdrawn, terminated or otherwise amended or modified in any respect, Purchaser has not received notice of any such withdrawal or termination and no such amendment or modification is contemplated. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or Merger Sub under any term or condition of the Equity Commitment Letter or the Waiver. The Equity Commitment Letter and the Revolving Credit Facility, as modified by the Waiver (collectively, the “Financing Commitment Letters”) constitute, as of the date hereof, the entire and complete agreement between the parties thereto with respect to the financings contemplated thereby, and, except as set forth, described or provided for in the Equity Commitment Letter, (x) there are (1) no conditions precedent to the obligations of the Equity Investor to fund the Equity Financing, or (2) conditions precedent to the effectiveness of the Waiver (the “Debt Financing” and together with the Equity Financing, the “Financing”), and (y) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement to which Purchaser or any of its Affiliates is a party that would permit the Equity Investor or any of the lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Equity Financing or any additional condition precedent to the availability of the Debt Financing. There are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitment Letters. The Company is a third-party beneficiary of the Equity Commitment Letter. As of the date hereof, assuming the truth and accuracy of the Company’s representations and warranties contained in this Agreement, Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the funding contemplated in the Financing will not be made available to Purchaser and the Company, as the case may be, on a timely basis in order to consummate the transactions contemplated by this Agreement. Purchaser has fully paid any and all fees required by the Waiver to be paid on or prior to the date hereof. Subject to its terms and conditions, the aggregate proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, will provide financing sufficient to pay the aggregate Merger

Consideration, the amounts due under Section 3.3, the aggregate amount of any indebtedness of the Company and its Subsidiaries which becomes due and payable in connection with the Merger or the other transactions contemplated hereby (after giving effect to the Waiver), all fees and expenses associated with the Waiver, all other amounts to be paid or repaid by Purchaser under this Agreement (whether payable on or after the Closing Date), all of Purchaser’s and its Representatives’ fees and expenses associated with the Merger and the other transactions contemplated by this Agreement and all fees and expenses of the Company (up to $4,000,000) associated with the Merger and the other transactions contemplated by this Agreement. Concurrently with the execution of this Agreement, Purchaser has delivered to the Company the Limited Guarantee of the Guarantor. The Limited Guarantee is in full force and effect and a legal, valid and binding obligation of the Guarantor, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in a breach of, or a default under, the Limited Guarantee on the part of the Guarantor, and the Limited Guarantee guarantees delivery of the Purchaser Breach Termination Fee and Purchaser Financing Termination Fee, on the terms and subject to the conditions set forth therein.

(e) Solvency. As of and after the Effective Time, and after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the Merger Consideration, the incurrence of indebtedness contemplated by the Debt Financing and assuming (i) the Company is Solvent immediately prior to the Effective Time, (ii) the satisfaction of the conditions to Purchaser’s and Merger Sub’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions and (iii) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable the Surviving Corporation and the Surviving Corporation’s Subsidiaries, taken as a whole, will be Solvent. Purchaser and Merger Sub are not (x) causing a transfer of property or incurrence of an obligation in connection with the transactions contemplated hereby and (y) entering into the transactions contemplated hereby, in each case, with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

(f) Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser or Merger Sub or any of their respective properties or assets, as of the date hereof, that would have, , individually or in the aggregate, a Purchaser Material Adverse Effect. There are no material judgments, orders, decrees, injunctions, awards or settlements, whether civil, criminal or administrative, outstanding against Purchaser, Merger Sub or any of their respective Subsidiaries, except as would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(g) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Purchaser or a direct or indirect wholly owned Subsidiary of Purchaser. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby and thereby.

(h) Brokers and Finders. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Effective Time in connection with the transactions contemplated by this Agreement and the Voting Agreement based upon arrangements made by or on behalf of Purchaser or Merger Sub.

(i) Contact with Customers and Suppliers. None of Purchaser, Merger Sub or any of their respective employees, agents, Representatives, financing sources or Affiliates has, without the prior written consent of the Company, directly or indirectly contacted any officer, director, employee, stockholder, franchisee, supplier, distributor, customer or other material business relation of the Company or any of its Subsidiaries prior to the date hereof for the purposes of discussing the Company or any of its Subsidiaries in connection with the transactions contemplated hereby.

(j) Certain Arrangements. As of the date hereof, there are no Contracts, undertakings, commitments, agreements, obligations or understandings (i) between Purchaser or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board, in each case, in his or her individual capacity, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time or (ii) pursuant to which any Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or, other than the Voting Agreement, pursuant to which any Stockholder agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

(k) Ownership of Shares. None of Purchaser or Merger Sub, or any of their respective Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Effective Time (other than pursuant to the transactions contemplated hereby) beneficially own, any Shares and none of Purchaser, Merger Sub, or any of their respective Subsidiaries holds any rights to acquire or vote any Shares except as contemplated by this Agreement.

(l) Information Supplied. None of the information supplied or to be supplied by or on behalf of Purchaser or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Information Statement, will on the date filed with the SEC and on the date it is first mailed to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company, any of its Subsidiaries or any of their respective Representatives.

(m) No Other Representations or Warranties; Investigation by Purchaser and Merger Sub; Company’s Liability.

(i) Purchaser and Merger Sub acknowledge that each of them and their respective Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which each of them and their Representatives have deemed necessary or requested to review, and that each of them and their

Representatives have had full opportunity to meet with the Company and the management of the Company to discuss the financial condition, business, operations, results of operations, properties, assets or liabilities of the Company.

(ii) Except for the representations and warranties contained in this Article IV (as qualified by the preamble to this Article IV) and any closing certificate delivered by the Company pursuant to Section 8.2(a), each of Purchaser and Merger Sub acknowledge and agree, to the fullest extent permitted by Law that:

(A) it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or its Subsidiaries or any of their respective Representatives (except the specific representations and warranties of the Company set forth in Section 4.1 as qualified by corresponding disclosures);

(B) none of the Company, any of its Subsidiaries or any of their respective directors, officers, stockholders, members, Employees, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person makes or has made any oral or written representation or warranty, either express or implied (except the specific representations and warranties of the Company set forth in Section 4.1 as qualified by corresponding disclosures), as to the accuracy or completeness of (x) any of the information set forth in management presentations relating to the Company or its Subsidiaries or, except the specific representations and warranties of the Company set forth in Section 4.1 as qualified by corresponding disclosures, any materials contained in the Data Room, including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Company or any Subsidiary of the Company, in “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form, (y) any information delivered or made available pursuant to Section 7.5 or (z) the pro-forma financial information, projections or other forward-looking statements of the Company or any of its Subsidiaries, in each case, in expectation or furtherance of the transactions contemplated by this Agreement; and

(C) none of the Company, any of its Subsidiaries or any of their respective directors, officers, Employees, stockholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to Purchaser, Merger Sub or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract, tort or equity, under federal or state securities Laws or otherwise) based on any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to Purchaser, except the specific representations and warranties of the Company set forth in Section 4.1 as qualified by corresponding disclosures, any materials contained in the Data Room, in presentations by the Company’s management or otherwise), to Purchaser, Merger Sub or any of their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom).

ARTICLE V

Covenants of the Company

5.1 Interim Operations. The Company covenants and agrees that, after the date hereof and prior to the Effective Time, its business and the business of its Subsidiaries shall be conducted in the ordinary and usual course in all material respects. To the extent consistent with the foregoing sentence, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date hereof until the Effective Time, except (A) as otherwise expressly required or permitted by this Agreement or the Voting Agreement, (B) as Purchaser may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as set forth in Section 5.1 of the Company Disclosure Letter or (D) as required by any applicable Laws (including any requirement of the SEC), the Company will not and will not permit its Subsidiaries to:

(a) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing documents;

(b) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (ii) any assets that would be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of supplies, equipment, services and inventory in the ordinary course of business and except transactions involving only the Company and its wholly owned Subsidiaries;

(c) completely or partially liquidate the Company or adopt a plan of complete or partial liquidation with respect to the Company;

(d) other than (i) Shares issuable under the Company Options outstanding as of the date of this Agreement, (ii) Shares issuable in connection with the Company Awards outstanding as of the date of this Agreement, (iii) at any time after April 30, 2012, awards under the Stock Plan consistent with past practice, (iv) as may be required by the Revolving Credit Facility, and (v) subject to Section 3.3, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e) make any loans, advances (except for advances to employees in respect of ordinary course business expenses) or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) other than in the ordinary course;

(f) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(g) other than transactions involving a direct or indirect wholly owned Subsidiary of the Company, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock other than pursuant to the Stock Plan and the Company Awards;

(h) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (i) indebtedness for borrowed money incurred in the ordinary course of business pursuant to the Revolving Credit Facility up to the amount at any one time reflected in the applicable “Weekly Borrowing Base Balance” contained in document 10.3.27 in the Data Room plus an additional $5,000,000 and (ii) guarantees incurred in compliance with this Section 5.1 by the Company or any of its direct or indirect wholly owned Subsidiaries of indebtedness of any direct or indirect wholly owned Subsidiary of the Company;

(i) except as set forth in the capital budgets contained in folders 3.1.2.1, 3.3.1, 3.3.2, 3.3.6, 5.10.2 5.10.3, 5.10.4, 10.3.3 and 10.3.16 of the Data Room and consistent therewith, make or authorize any capital expenditures in the aggregate in excess of $500,000;

(j) make any changes with respect to accounting policies or procedures, except as required by Law or changes in applicable GAAP;

(k) waive, release, assign, settle or compromise any material legal action (other than actions that are covered by Section 7.11 hereof), other than (i) in the ordinary course of business in an amount not to exceed $250,000 (net of any amount covered by insurance) and/or (ii) if the loss resulting from such waiver, release, assignment settlement or compromise is reasonably expected to be reimbursed to the Company or any of its Subsidiaries by an insurance policy (subject to any deductible or retention);

(l) other than in the ordinary course of business consistent with past practice, (i) make, revoke or change any material Tax election, (ii) settle or finally resolve any Tax contest with respect to a material amount of Tax, (iii) file any amended income or other material Tax Return that reflects a material increase in the tax liability of the Company, or (iv) prepare or file any material Tax Return other than in a manner consistent in all material respects with past practice, (v) consent to any extension or waiver of the limitation period applicable to any material Tax Return or any claim or assessment in respect of a material amount of Taxes, (vi) enter into any closing agreement relating to any material Tax liability, or (vii) give or request any waiver of a statute of limitation with respect to any material Tax Return;

(m) sell, lease, license, transfer, pledge, mortgage, encumber, grant or dispose of or enter into negotiations with respect to the disposition of any material assets of the Company, including the capital stock of Subsidiaries of the Company, other than (i) the sale of inventory in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) other dispositions in the ordinary course of business, (iv) any Permitted Liens or (v) pursuant to any Contract existing and in effect as of the date hereof, true and complete copies of which are contained in the Data Room;

(n) enter into any (i) Contract containing any “change of control” or similar provision that would be triggered by the transactions contemplated hereby, or (ii) Affiliate Transaction;

(o) subject to Section 3.3, except as required pursuant to Contracts in effect prior to the date hereof or any Benefit Plan in effect prior to the date hereof, or as otherwise required by applicable Law and, at any time after April 30, 2012, awards under the Stock Plan consistent with past practice, (i) grant or provide any severance or termination payments or material benefits to any existing or former director, officer employee or consultant of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of or pay any bonus to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries other than with respect to non-executive employees and in the ordinary course, in each case consistent with past practice, or make any new equity awards to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (iii) establish, adopt, amend or terminate any Benefit Plan or arrangement that would be a Benefit Plan if in effect as of the date of this Agreement, or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (vi) forgive any loans to any current or former directors, officers, employees or independent contractors of the Company or any of its Subsidiaries; or

(p) agree, authorize or commit to do any of the foregoing.

5.2 Acquisition Proposals. (a) Subject to Section 5.2(b) and Section 5.2(c), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage, whether publicly or otherwise, the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Alternative Transaction (an “Acquisition Proposal”), (ii) enter into or participate in any discussions or negotiations, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, or otherwise knowingly cooperate with any Acquisition Proposal, (iii) make a Change of Recommendation, (iv) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to an Alternative Transaction (other than an Acceptable Confidentiality Agreement as permitted by this Section 5.2), or (v) amend, terminate or release any third party from the confidentiality, standstill or similar provisions of any agreement to which the Company or any of its Subsidiaries is a party; provided, that the Company shall be permitted to take any of the actions described in the foregoing clause (v) if the Company determines in good faith after consultation with outside legal counsel, that a failure of the Company to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board. Subject to Section 5.2(b) and Section 5.2(c), the Company shall, and shall cause each of its Subsidiaries and direct its Representatives to immediately cease and cause to be terminated any solicitation, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal or Alternative Transaction.

(b) Notwithstanding anything in this Agreement to the contrary, if at any time following the date of this Agreement and prior to the Effective Time (i) the Company receives a written Acquisition Proposal from a Third Party without breaching its obligations under this Section 5.2; and (ii) the Company Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel and a financial advisor, that such Alternative Transaction constitutes or such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal from such Third Party, then the Company may (A) furnish information with respect to the Company and its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party making such Acquisition Proposal and (B) enter into, participate and maintain discussions or negotiations with, such Third Party making such Acquisition Proposal; provided, that the Company (x) will not, and will not allow any of its Representatives to, disclose any non-public information to such Third Party without entering into an Acceptable Confidentiality Agreement; and (y) will provide to Purchaser any non-public information concerning the Company or its Subsidiaries provided to such Third Party which was not previously provided to Purchaser as promptly as practicable following its provision to such Third Party. The Company shall notify Purchaser (within forty-eight (48) hours of the Company’s knowledge of any of the events described in clauses (x) or (y) below) of receipt by the Company or any of its Representatives of (x) any Acquisition Proposal or (y) any request for non-public information relating to the Company or any of its Subsidiaries in connection with any Acquisition Proposal, indicating, in connection with such notice, the identity of the Person or group of Persons making such Acquisition Proposal or request and the material terms and conditions related thereto (including, if applicable, copies of any written Acquisition Proposal or request, including proposed agreements) and thereafter shall keep Purchaser reasonably informed, on a prompt basis (and, in any event, within one (1) Business Day), of any material developments or modifications to the terms and the status of any of the foregoing events described in clauses (x) or (y) above.

(c) Notwithstanding anything in this Agreement to the contrary, if prior to the Effective Time, the Company receives an Acquisition Proposal without breaching its obligations under this Section 5.2, that the Company Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel and a financial advisor and after taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser in accordance with this Section 5.2(c), constitutes a Superior Proposal and the Company Board determines in good faith, upon the recommendation of the Transaction Committee, after consultation with its outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board may (i) effect a Change of Recommendation and/or (ii) terminate this Agreement pursuant to Section 9.3(a) to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company Board may not effect a Change of Recommendation or terminate this Agreement pursuant to Section 9.3(a) unless (A) it gives Purchaser three (3) Business Days’ prior written notice (the “Notice Period”) of its intention to do so (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the proposed Effective Date, in which case the Company shall provide as much notice as is reasonably practicable) attaching the most current version of all relevant proposed transaction agreements and other material documents, (B) during the Notice Period, the Company, if requested by Purchaser, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers, its legal and financial advisors reasonably available to negotiate in good faith) so that such Alternative Transaction would cease to constitute a Superior Proposal and (C) Purchaser does not make, within such Notice Period, an offer that the Company Board determines in good faith, upon the recommendation of the Transaction Committee, after consultation with its legal and financial advisors, is at least as favorable to the Stockholders as such Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, the Company shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 5.2(c) with respect to such new written notice (to the extent so required).

(d) Nothing contained herein shall prevent the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any required disclosure to the Stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties to Stockholders under applicable Law. In no event shall the issuance of a “stop, look and listen statement” (or similar statement pursuant to the requirements of applicable Law) constitute a Change of Recommendation.

(e) Notwithstanding anything in this Agreement to the contrary, if prior to the Effective Time, without breaching its obligations under this Section 5.2, (i) there occurs any fact, change, event, circumstance, occurrence, effect or development that affects or would be reasonably expected to affect the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, that (A) is material, individually or in the aggregate, with any other such fact, change, event, circumstance, occurrence, effect or development, (B) does not involve or relate to an Acquisition Proposal and (C) is not known to the Company Board as of the date hereof, and (ii) the Company Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to Stockholders under applicable Law, then the Company Board may make a Change of Recommendation. No Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement and the Voting Agreement.

5.3 Financing Cooperation. (a) Without the written consent of Purchaser the Company will not amend, modify or waive any provision of the Waiver or other provision of the Revolving Credit Facility in a manner, individually or in the aggregate, constituting a Purchaser Material Adverse Effect. If Purchaser seeks any alternative financing contemplated by Section 6.5 hereof (the “Alternative Financing”), the Company shall cooperate promptly, and shall cause its Subsidiaries to cooperate promptly, in each case, using commercially reasonable efforts, in connection with the arrangement of the Alternative Financing, as may be reasonably requested by Purchaser including by (i) participating in meetings (including lender meetings), presentations, due diligence and drafting sessions; (ii) furnishing Purchaser and its financing sources financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Purchaser to consummate the Alternative Financing at the time during the Company’s fiscal year such offerings will be made; (iii) cooperating with, in accordance with and subject to the limitations contained in Section 7.5, prospective lenders involved in the Alternative Financing to provide access to the Company’s and its Subsidiaries’ respective assets, cash management and accounting systems; and (iv) otherwise reasonably cooperating in Purchaser’s efforts to obtain the Alternative Financing (including requesting of the appropriate Persons, and using its good faith efforts to obtain, customary officers certificates and other similar documents as may reasonably be requested by Purchaser); provided, that the Company shall not be required to provide, or cause the Company or any of its Subsidiaries to provide, cooperation under this Section 5.3 that: (A) unreasonably interferes with the ongoing business of the Company or any of its Subsidiaries; (B) causes any representation or warranty in this Agreement to be breached; or (C) causes any condition set forth in Article VIII to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract to which the Company or any of its Subsidiaries is a party or the breach prior to Closing of any Material Contract; and, provided, further, that the effect of any such breach shall be excluded when determining if the conditions set forth in Section 8.2(a) and Section 8.2(b) are satisfied). In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to the Company on the date hereof or is not otherwise prepared in the ordinary course of business of the Company at the time requested by Purchaser or for the failure to obtain any comfort with respect to, or review of, any financial or other information by its accountants.

(b) In no event shall the Company or any of its Subsidiaries be required to pay any commitment or similar fee or incur any liability (including due to any act or omission by the Company or any of its Subsidiaries or any of their respective Representatives) or expense in connection with assisting Purchaser in arranging the Alternative Financing or as a result of any information provided by the Company, any of its Subsidiaries or any of their Affiliates or Representatives in connection therewith. Purchaser shall, from and after the Closing Date or promptly after the termination of this Agreement pursuant to Article IX, (i) promptly upon request by the Company reimburse the Company for all out-of-pocket costs incurred in good faith by the Company and its Subsidiaries in connection with such cooperation and (ii) other than in the case of intentional or willful misconduct by the Company or its Subsidiaries, indemnify and hold harmless the Company, and its Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Alternative Financing or providing any of the information utilized in connection therewith.

5.4 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Purchaser, Merger Sub, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and by the Merger and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

5.5 Section 16 Matters. The Company Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(e) under the Exchange Act to exempt the conversion to cash of all Shares, Company Options and Company Awards by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Purchaser subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the Company Board shall adopt resolutions that specify (i) the name of each individual whose disposition of Shares (including Company Options, Company Awards and other derivative securities with respect to Shares) is to be exempted, (ii) the number of Shares (including Company Options, Company Awards and other derivative securities with respect to Shares) to be disposed of by each such individual and (iii) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act. The Company shall provide to counsel for Purchaser for its review copies of such resolutions to be adopted by the Company Board prior to such adoption.

ARTICLE VI

Covenants of Purchaser

6.1 Conduct of Business of Purchaser. Purchaser shall not, and shall not permit any of its Representatives to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) take or agree to take any action that would reasonably be expected to (a) delay or prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement or (b) materially interfere with Purchaser’s (or any of its Affiliates’) ability to make available to the Paying Agent at the Effective Time funds sufficient for the satisfaction of all of Purchaser’s and Merger Sub’s obligations under this Agreement.

6.2 Obligations of Merger Sub. Purchaser shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and the Voting Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.3 Indemnification; Directors’ and Officers’ Insurance. (a) Without limiting any additional rights that any Indemnified Party may have under any agreement or Benefit Plan as in effect on the date hereof, from and after the Effective Time, Purchaser and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Purchaser and the Surviving Corporation, jointly and severally, shall also advance expenses as incurred to the fullest extent permitted under applicable Law, if requested, upon an undertaking by the Indemnified Party to repay such expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified), each present and former director, officer or employee of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities, including amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Legal Action”), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, that are, in whole or in part, based on or arising out of the fact that such Person is or was a director, officer or employee of the Company or any Subsidiary of the Company, including with respect to the transactions contemplated by this Agreement or serves or served as a fiduciary under, or with respect to, any Employee Benefit Plan at any time maintained by or contributed by the Company or any of its Subsidiaries.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.3, upon learning of any such Legal Action, shall promptly notify Purchaser thereof, but the failure to so notify shall not relieve Purchaser or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such Legal Action (whether arising before or after the Effective Time), (i) Purchaser and the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Purchaser, promptly after statements therefore are received and otherwise advanced to such Indemnified Party upon request for reimbursement of documented expenses reasonably incurred, (ii) Purchaser and the Surviving Corporation shall cooperate with the defense of such Legal Action, (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Purchaser and the Indemnified Party and (iv) neither Purchaser nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in such Legal Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action; provided, that Purchaser and the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If such indemnity is not available with respect to any Indemnified Party, then Purchaser and the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as appropriate to reflect relative faults and benefits.

(c) Purchaser shall or shall cause the Surviving Corporation or its successor to obtain a single premium directors’ and officers’ liability insurance tail policy with policy terms, limits, amounts and conditions at least as favorable to the directors and officers covered under such directors’ and officers’ liability insurance as the terms, limits, amounts and conditions in the Company’s existing directors’ and officers’ liability insurance (the “Current D&O

Insurance”); provided, that in connection with this Section 6.3, Purchaser shall not pay a one-time premium in excess of 300% of the last annual premium paid by the Company prior to the date hereof (such 300% amount, the “Maximum Premium”); provided, further, that if the premium for such insurance exceeds such Maximum Premium, Purchaser shall or shall cause the Surviving Corporation, after consultation with the Company, to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) Purchaser hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Purchaser hereby agrees that (i) Purchaser and the Surviving Corporation are the indemnitor of first resort (i.e., their obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), (ii) Purchaser and the Surviving Corporation shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person and (iii) Purchaser and the Surviving Corporation irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Purchaser and Surviving Corporation further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Surviving Corporation shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Surviving Corporation.

(e) The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives and are in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise. If any Indemnified Party is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, Purchaser and the Surviving Corporation shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action, including, without limitation, reasonable attorneys’ fees and costs.

(f) For the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time (i) (or, in the case of matters occurring at or prior to the Effective Time that have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) Purchaser shall cause the Surviving Corporation to honor, and shall itself honor as if it were the Surviving Corporation, in each case, to the fullest extent permitted by applicable Law, all rights to indemnification or exculpation existing in favor of a director, officer, employee or Employee Benefit Plan fiduciary of the Company or any of its Subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such Persons are entitled), as provided in the certificate of incorporation or bylaws of the Company or any indemnification agreement, in each case, as in effect on the date hereof, and relating to actions or events through the Effective Time and (ii) Purchaser shall, or shall cause the Surviving Corporation to, cause (A) the Charter and Bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of certain liability of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company and (B) the certificate of incorporation and bylaws or comparable organizational documents of each Subsidiary of Purchaser to contain the current provisions regarding indemnification of directors, officers, employees and agents which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

(g) If Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.3.

6.4 Employee Benefits and Compensation. For at least one (1) year following the Closing Date, Purchaser shall provide or cause to be provided to all employees of the Company and its Subsidiaries as of the Closing Date who continue to be employed by the Company and its Subsidiaries thereafter (i) a salary or wage level and bonus opportunity comparable in the aggregate to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date and (ii) employee benefits that, in the aggregate, are comparable to the employee benefits that they were entitled to receive immediately prior to the Closing Date (excluding for all purposes of this Section 6.4, equity or equity-based compensation, change in control arrangements, retention arrangements, transaction bonuses and similar arrangements triggered in connection with the transactions contemplated by this Agreement). In lieu of the foregoing, following the Closing, Purchaser may arrange for the employees of the Company and its Subsidiaries to participate in the employee benefit plans of Purchaser or its Subsidiaries (collectively, the “Purchaser Benefit Plans”) on substantially the same terms and conditions as similarly situated employees of Purchaser. Purchaser shall cause the Purchaser Benefit Plans to take into account for purposes of eligibility, benefits (excluding accruals under a defined benefit pension plan) and vesting thereunder service by employees of the Company and its Subsidiaries as if such service were with Purchaser or its Subsidiaries. For purposes of each Purchaser Benefit Plan providing employee welfare benefits to any employee of the Company or its Subsidiaries, Purchaser shall cause such Purchaser Benefit Plans to (x) waive all pre-existing condition exclusions and limitations, waiting periods, evidence of insurability or good health and actively-at-work exclusions with respect to such employees and their dependents to the same extent such exclusions, limitations or other conditions were waived or satisfied under a comparable plan of the Company or its Subsidiaries and (y) take into account any eligible expenses incurred by such employees and their dependents for purposes of satisfying all deductible, co-payment, coinsurance, maximum out-of-pocket requirements and like adjustments or limitations on coverage applicable to such employees and their covered dependents. Nothing in this Agreement, whether express or implied, shall: (a) confer upon any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, or any representative, beneficiary or dependent thereof, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, (b) be interpreted to prevent or restrict the Purchaser or its Affiliates from modifying or terminating the employment or terms of employment of any such employee after the Closing Date or (c) be treated as an amendment or other modification of any Benefit Plan or other employee benefit plan or arrangement.

6.5 Financing. Purchaser and Merger Sub acknowledge and agree that obtaining the Debt Financing, or any Alternative Financing, is not a condition to the consummation of the Merger. Purchaser shall obtain the Equity Financing contemplated by the Equity Commitment Letter upon satisfaction or waiver of the conditions to the Closing set forth in Section 8.1 and Section 8.2. Purchaser shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing. In the event any portion of the Debt Financing expires or is terminated or otherwise becomes unavailable on the terms and conditions contemplated in the Revolving Credit Facility and Waiver, Purchaser or the Company, as the case may be, promptly (and in any event within two (2) Business Days) shall notify the other party of such unavailability and the reasons therefor, and Purchaser shall thereafter use its reasonable best efforts to obtain Alternative Financing, including from alternative sources on terms no less favorable to Purchaser than the terms of the Revolving Credit Facility, as promptly as practicable following the occurrence of such event. Purchaser shall (i) keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and Alternative Financing, (ii) provide notice to the Company promptly upon receiving any Alternative Financing and (iii) furnish correct and complete copies of any definitive agreements with respect to the Financing or Alternative Financing to the Company promptly upon their execution. Without limiting the generality of the foregoing, Purchaser and Merger Sub shall give the Company prompt notice (i) of any material breach or default by any other party to any of the Financing Commitment Letters or any other definitive agreements related to the Financing or Alternative Financing of which Purchaser or Merger Sub becomes aware, (ii) of the receipt of (a) any written notice or (b) other written communication, in each case from any Person with respect to any (A) actual or potential material breach or default or any termination or repudiation by any party to any of the Financing Commitment Letters or any other definitive agreements related to the Financing or Alternative Financing of any provisions of the Financing Commitment Letters or any other definitive agreements related to the Financing or Alternative Financing or (B) material dispute or disagreement between or among any parties to any of the Financing Commitment Letters or any other definitive agreements related to the Financing or Alternative Financing with respect to the obligation to fund or make available the Financing or Alternative Financing or the amount of the Financing or Alternative Financing to be funded or made available at the Closing, and (iii) if at any time, for any reason, Purchaser or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing or Alternative Financing on the terms and conditions (including any market flex) contemplated by any of the Financing Commitment Letters, or any other definitive agreements related to the Financing or Alternative Financing. As soon as reasonably practicable, Purchaser and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Prior to the Effective Time, neither Purchaser nor Merger Sub shall, without the prior written consent of the Company, amend, modify, supplement or waive any of the conditions or contingencies to funding or the availability of the Financing or Alternative Financing contained in the Financing Commitment

Letters (or any definitive agreements related to the Financing or Alternative Financing) to the extent such amendment, modification or supplement or waiver, individually or in the aggregate, could reasonably be expected to have the effect of (i) adversely affecting the ability or likelihood of Purchaser or Merger Sub to timely consummate the Merger and the other transactions contemplated by this Agreement or (ii) amending, modifying or supplementing the conditions or contingencies to the Financing or Alternative Financing in a manner that makes it less likely the Financing or Alternative Financing will be funded or made available or imposing new or additional conditions or expanding any existing condition to the receipt of the Financing or Alternative Financing. In the event all conditions applicable to the Equity Commitment Letter and Waiver have been satisfied, Purchaser shall use its reasonable best efforts to cause the lenders under the Debt Financing and the Equity Investor to fund the Financing and comply with its obligations under the Debt Financing required to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable; provided, that Purchaser shall not be obligated under any provision of this Agreement to commence an action, suit, proceeding or claim against any source of debt financing.

6.6 Voting Agreement. From and after the date hereof, in no event shall Purchaser amend in any material respect, or waive any material requirement under, the Voting Agreement.

ARTICLE VII

Covenants of the Company and Purchaser

7.1 Cooperation. Subject to Section 5.2 and fiduciary obligations under applicable Law, the Company and Purchaser shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Purchaser or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Information Statement). In exercising the foregoing rights, each of the Company and Purchaser shall act reasonably and as promptly as practicable.

7.2 Information. The Company and Purchaser each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any other statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

7.3 Antitrust Laws.

(a) Each of the Parties shall file its respective Notification and Report Form required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and pay the required filing fee no later than five (5) Business Days following the date hereof, and request early termination of the waiting period therein.

(b) Each of the Parties shall (i) take all actions necessary to obtain the required consents from Antitrust Authorities, including antitrust clearance under the HSR Act and under any other Antitrust Law, as promptly as practicable, and in any event prior to the Outside Date, and (ii) consult and cooperate with one another in connection with the preparation of their respective Notification and Report Forms, and consider in good faith the views of the other Party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the Merger or any of the other transactions contemplated by this Agreement initiated by any Antitrust Authority.

(c) Each Party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. In the context of this Section 7.3(c), “reasonable best efforts” shall include, without limitation, the following:

(i) if Purchaser or the Company or any of their respective Subsidiaries receives a formal request for additional information or documentary material from an Antitrust Authority, Purchaser or the Company or such Subsidiaries, as the case may be, shall comply at the earliest practicable date with such formal request;

(ii) Purchaser, Merger Sub or the Company, as the case may be, shall provide the other Party a complete copy of any filing with the Antitrust Authorities (subject to redaction of any material not reasonably needed by the other Party) and each of Purchaser, Merger Sub and the Company shall promptly respond to any request from the other for information or documentation reasonably requested by the other Party in connection with the development and implementation of a strategy and negotiating positions with any Antitrust Authorities; provided, that access to any such filing, information or documentation will, at such Party’s request be restricted to such other Parties’ outside counsel and economists or advisers retained by such counsel;

(iii) each Party shall (A) promptly inform the other Parties of any written communication made to, or received by such Party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other Parties to review in advance any proposed written communication to any such Antitrust Authority or other Governmental Entity, as the case may be, and incorporate the other Parties’ reasonable comments, (B) consult with the other Parties in advance of any substantive meeting or discussion with any such Antitrust Authority or Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby and, to the extent permitted by such Antitrust Authority or Governmental Entity, give the other Parties the opportunity to attend, and (C) furnish the other Parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, that access to any written communication, meetings, discussions, correspondence or filings will, at such Party’s request, be restricted to such other Parties’ outside counsel and economists or advisors retained by such counsel;

(iv) Purchaser and Merger Sub shall, at their sole cost, comply with all restrictions and conditions, if any, imposed or requested by any Antitrust Authority with respect to Antitrust Laws in connection with granting any necessary clearance or terminating any applicable waiting period including (1) agreeing to sell, divest, hold separate, license, cause a Third Party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Purchaser, its Affiliates, the Company or any of its Subsidiaries contemporaneously with or after the Closing and regardless as to whether a Third Party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Purchaser, its Affiliates, the Company or any of its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customers or assets, and (3) entering into any order, consent decree or other agreement to effectuate any of the foregoing; and

(v) Purchaser and Merger Sub shall oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Antitrust Authority that could restrain, prevent or delay the Closing, including by defending through litigation, any action asserted by any Person in any court or before any Antitrust Authority, provided, that the Company shall be permitted to participate (at its cost) in all aspects of the defense of such proceedings and Purchaser and Merger Sub shall be responsible for the payment of their own expenses, including legal fees and expenses, in seeking to prevent the entry of any such Order.

(d) Purchaser and Merger Sub shall not unilaterally withdraw its Notification and Report Form without the consent of the Company and the Company agrees that such consent shall not be unreasonably withheld. In the event that Purchaser or Merger Sub withdraws its Notification and Report Form, the Parties agree that the applicable Notification and Report Form shall be re-filed within two (2) Business Days of the date such Notification and Report Form is withdrawn.

(e) Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the Merger or any other transaction contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Merger or any other transaction contemplated hereby; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) delay or prevent the consummation of the Merger or any of the other transactions contemplated hereby.

(f) Purchaser shall be responsible for the payment of all filing fees under the HSR Act.

7.4 Status.

(a) Other than with respect to antitrust matters, which shall be governed by Section 7.3, and subject to applicable Laws and the instructions of any Governmental Entity, the Company and Purchaser each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Purchaser or the Company, as the case may be, or any of their respective Subsidiaries, from any Third Party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Purchaser shall give prompt notice to the other of any change, fact or condition of which it has knowledge that is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or of any failure of any condition to Purchaser’s obligations to effect the Merger. Neither the Company nor Purchaser shall permit any of its officers or any other Representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

7.5 Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Purchaser’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, Tax Returns, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as may reasonably be requested, provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of Third Parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such Third Party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or (iii) to violate any Laws. All requests for information and access made pursuant to this Section 7.5 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers. All such information shall be governed by the terms of the

Confidentiality Agreement. Any inspection or request for information pursuant to this Section 7.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

7.6 Confidentiality. Each of Purchaser and Merger Sub shall comply with and shall use reasonable best efforts to cause their respective officers, employees, agents and Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Purchaser or Merger Sub in connection with the transactions contemplated by this Agreement and the Voting Agreement in accordance with the Confidentiality Agreement, dated June 8, 2011 between the Company and Golf Town Canada, Inc. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

7.7 Publicity. Purchaser and the Company agree that the initial press release announcing the execution and delivery of this Agreement shall be a joint press release. Thereafter, the Company and Purchaser each shall consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment with respect to the transactions contemplated by this Agreement and the Voting Agreement and prior to making any filings with any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto and shall not issue any such press release or other public statement or comment prior to such consultation, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the NASDAQ or by the request of any Governmental Entity. Notwithstanding the foregoing, nothing in this Section 7.7 shall limit the Company’s or the Company Board’s rights to make public statements about its actions under Section 5.2 and Section 9.3(a) without prior consultation.

7.8 Expenses. Except as otherwise provided in Section 9.5, whether or not the Merger is consummated, all costs and expenses (including those payable to Representatives) incurred by any Party to this Agreement or on its behalf in connection with this Agreement or the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement shall be paid by the Party incurring such expense.

7.9 Approval of the Merger. (a) Subject to Section 5.2 and Section 9.3, the Company, acting through the Company Board, shall, subject to and in accordance with its certificate of incorporation and bylaws, use its reasonable best efforts to seek and obtain, no later than 11:59 PM, New York time, on the first Business Day following the date hereof, the Company Stockholder Approval, by written consent of the Principal Stockholder and the Consenting Officers in the form attached as Exhibit A to the Voting Agreement (the “Written Consent”). The Company shall comply with the DGCL, the bylaws and the certificate of incorporation of the Company and the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder) in connection with the Written Consent, including (i) delivering the Information Statement to the Stockholders as required pursuant to the Exchange Act and (ii) giving prompt notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL to all Stockholders not executing the Written Consent and providing a description of the appraisal rights of Stockholders available under Section 262 of the

DGCL and any other disclosures with respect to appraisal rights required by Delaware Law (it being understood that the delivery of the Information Statement to the Stockholders shall constitute such notice).

(b) Promptly following the receipt of the Written Consent, the Company shall prepare and file with the SEC an information statement in accordance with Regulation 14C of the Exchange Act related to the Merger and this Agreement to be sent to the Stockholders (the “Information Statement”). Purchaser and Merger Sub will cooperate with the Company in the preparation of the Information Statement. The Company shall give Purchaser and its counsel the opportunity to review and comment on the Information Statement, and any amendment or supplement thereto, and all responses to requests for additional information by, and replies to comments of, the SEC, (ii) take into good faith consideration all comments reasonably proposed by Purchaser and (iii) not file such document with the SEC prior to receiving the approval of Purchaser, not to be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by the Company which are incorporated by reference in the Information Statement, this right of approval shall apply only with respect to information relating to Purchaser or its business, financial condition or results of operations. Each Party shall use reasonable best efforts, after consultation with the other Parties, to respond promptly to all comments of and requests by the SEC with respect to the Information Statement. Each Party will advise the other Parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Information Statement. The Company will cause the Information Statement to be mailed to the Stockholders as promptly as practicable after the SEC has informed the Company that it has no further comments with respect to the Information Statement; provided, however, that the Company shall have no obligation to mail the definitive Information Statement until after the date the Written Consent is obtained. Each Party shall furnish all information concerning itself and its Affiliates as the Company may reasonably request and/or as required by the rules and regulations promulgated by the SEC under the Exchange Act in connection with the preparation, filing and distribution of the Information Statement. If at any time prior to the Effective Time, any Party discovers any information relating to the Company, Purchaser or any of their respective Affiliates that should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed with the SEC by the Company, and to the extent required by applicable Law, disseminated to the Stockholders. Each of the Company and Purchaser shall use its reasonable best efforts to ensure that the Information Statement complies as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act.

(c) Immediately following the execution of this Agreement, Purchaser shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the agreement and plan of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement.

7.10 Control of Operations. Nothing contained in this Agreement or the Voting Agreement shall give Purchaser or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.

7.11 Stockholder Litigation. The Company shall promptly advise Purchaser orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement or the Voting Agreement, the Merger and/or the transactions contemplated by this Agreement and the Voting Agreement and shall keep Purchaser fully informed regarding any such stockholder litigation. The Company shall give Purchaser the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Purchaser’s advice with respect to such stockholder litigation and shall not settle any such litigation without Purchaser’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

ARTICLE VIII

Conditions

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company’s certificate of incorporation and bylaws.

(b) Information Statement. The Information Statement shall have been mailed to the Stockholders and the minimum time period required by Rule 14c-2 and Schedule 14C under the Exchange Act before the Merger can be effected shall have elapsed since the mailing of the Information Statement.

(c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained.

(d) No Injunctions. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or the Voting Agreement (collectively, an “Order”).

8.2 Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Purchaser at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.1(f)(ii) shall be true and correct in all respects as of the date hereof, (ii) Section 4.1(b)(i), (ii) and (iii) shall be true and correct in all respects (except where the failure to be so true and correct would not reasonably be expected to result in additional Merger Consideration and Company Award Consideration of more than $500,000 in the aggregate), (iii) Section 4.1(c), Section 4.1(d)(ii)(A), Section 4.1(l) and Section 4.1(r) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct in all respects as of such specified date), and (iv) Section 4.1 other than the representations and warranties referred to in clauses (i), (ii) and (iii) of this Section 8.2(a) shall be true and correct (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct as of such specified date), except where the failures of such other representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Purchaser shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the condition set forth in this Section 8.2(a) has been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date), except where the failures of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Company shall have received at the Closing a certificate signed on behalf of Purchaser and Merger Sub to the effect that the condition set forth in this Section 8.3(a) has been satisfied.

(b) Performance of Obligations of Purchaser and Merger Sub. Each of Purchaser and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by an executive officer of Purchaser to such effect.

8.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Purchaser and Merger Sub, on the other hand, may rely on the failure of any conditions set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to use the standard of efforts required from such Party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Article VII.

ARTICLE IX

Termination

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, either before or after the Company Stockholder Approval has been obtained, by mutual written consent of the Company and Purchaser by action of their respective boards of directors.

9.2 Termination by Either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Purchaser or the Company if (a) the Merger shall not have occurred by November 12, 2012 (the “Outside Date”), whether before or after the Company Stockholder Approval has been obtained, (b) the Company Stockholder Approval referred to in Section 8.1(a) shall not have been obtained by 11:59 PM, New York time, on the first Business Day following the date hereof, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the Company Stockholder Approval has been obtained; provided, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any Party that has breached its obligations under this Agreement in any manner that shall have proximately caused the failure of a condition to the consummation of the Merger.

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Company Board prior to the Effective Time, either before or after the Company Stockholder Approval has been obtained:

(a) if the Company Board, subject to complying with the Company’s obligations and the terms and conditions of this Agreement, authorizes the Company to enter into a written agreement to effectuate a Superior Proposal; provided, that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 9.5(b)(i); and provided, further, that the Company complies in all respects with Section 5.2;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser or Merger Sub in this Agreement, such that Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) twenty (20) days after written notice thereof is given by the Company to Purchaser or (ii) the Outside Date; provided, that the Company is not then in material breach of this Agreement;

(c) whether or not the Company has sought or is entitled to seek specific performance pursuant to Section 10.15, if (i) all conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time of the termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or the failure of which to be satisfied is attributable to a breach by Purchaser or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement), (ii) Purchaser and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, and the Waiver is not in full force and effect at such date, and (iii) the Company has confirmed in writing to Purchaser that all conditions set forth in Section 8.3 have been satisfied (or that it would be willing to waive any unsatisfied conditions in Section 8.3 for purposes of consummating the Merger) and that the Company is ready, willing and able to consummate the Closing; or

(d) whether or not the Company has sought or is entitled to seek specific performance pursuant to Section 10.15, if (i) all conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time of the termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or the failure of which to be satisfied is attributable to a breach by Purchaser or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement), (ii) (A) the Waiver is in full force and effect, or Alternative Financing has been funded or will be funded at the date the Closing is required to have occurred pursuant to Section 1.2, or (B) the Waiver is not in full force and effect, and Alternative Financing has not been or cannot be funded, at the date the Closing is required to have occurred pursuant to Section 1.2 and such failure of effectiveness or funding is attributable to a breach by Purchaser or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement or in any other Contract related to the Financing, (iii) Purchaser and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (iv) the Company has confirmed in writing to Purchaser that all conditions set forth in Section 8.3 have been satisfied (or that it would be willing to waive any unsatisfied conditions in Section 8.3 for purposes of consummating the Merger) and that the Company is ready, willing and able to consummate the Closing.

9.4 Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned by Purchaser prior to the Effective Time, either before or after the Company Stockholder Approval has been obtained:

(a) if the Company Board or any committee thereof shall have made a Change of Recommendation; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) twenty (20) days after written notice thereof is given by Purchaser to the Company or (ii) the Outside Date; provided, that Purchaser is not then in material breach of this Agreement.

9.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability on the part of any Party (or of any of its respective directors, officers or other Representatives or Affiliates); provided, that (i) except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages resulting from any willful or knowing breach of this Agreement and (ii) the Confidentiality Agreement and the provisions set forth in the second sentence of Section 10.1 shall survive the termination of this Agreement.

(b) Company Termination Fee.

(i) If this Agreement is terminated (A) by Purchaser pursuant to Section 9.4(a), then the Company shall pay the Company Termination Fee to Purchaser in immediately available funds within five (5) Business Days after such termination or (B) by the Company pursuant to Section 9.3(a), then the Company shall pay the Company Termination Fee to Purchaser in immediately available funds concurrently with such termination.

(ii) If (A) this Agreement is terminated by Purchaser pursuant to Section 9.4(b) (but only if the failure to satisfy the condition specified therein results from an intentional breach by the Company of any of its representations, warranties, covenants or agreements contained herein), (B) after the date of this Agreement and prior to the earlier of (1) the date of such termination and (2) the Effective Time, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Stockholders and (C) within one (1) year following the date of such termination (1) the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal or (2) such Acquisition Proposal shall have been consummated, then the Company shall pay to Purchaser in immediately available funds, concurrently with the consummation of such Acquisition Proposal, the Company Termination Fee; provided, that for purposes of this Section 9.5(b)(ii), all references to “15%” in the definition of “Alternative Transaction” shall be deemed to be references to “50%”.

(iii) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) Purchaser Termination Fees.

(i) If this Agreement is terminated by the Company pursuant to Section 9.3(b) or Section 9.3(d), then Purchaser shall, or shall cause or procure one of its Affiliates to, pay the Purchaser Breach Termination Fee to the Company in immediately available funds within five (5) Business Days after such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 9.3(c), then Purchaser shall, or shall cause or procure one of its Affiliates to, pay the Purchaser Financing Termination Fee to the Company in immediately available funds within five (5) Business Days after such termination.

(d) Other Costs and Expenses. Each Party acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the Company, Purchaser and Merger Sub would have entered into this Agreement. Accordingly, if the Company or Purchaser, as the case may be, fails promptly to pay any amount due to Purchaser or the Company, as the case may be, pursuant to this Section 9.5, it shall also pay any costs and expenses (including attorneys’ fees)

incurred by the other Party in connection with a legal action to enforce this Agreement that results in a judgment against the paying Party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e) Notwithstanding anything to the contrary in this Agreement, if the Company fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder, then, except for (i) an order of specific performance as and only to the extent expressly permitted by Section 10.15 or (ii) money damages as expressly permitted by Section 9.5(g), Purchaser’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company Related Parties in respect of this Agreement, any Contract executed in connection herewith (other than the Confidentiality Agreement) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article IX and collect, if due, (1) the Company Termination Fee and (2) any interest and other amounts payable pursuant to Section 9.5(d) and, upon payment of such amounts in accordance with Section 9.5(b), except in connection with an order of specific performance as and only to the extent expressly permitted by Section 10.15 or money damages as expressly permitted by Section 9.5(g), (A) no Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (other than the Confidentiality Agreement) or the transactions contemplated hereby or thereby, (B) neither Purchaser nor any other Purchaser Related Party shall be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of or in connection with this Agreement, any Contract executed in connection herewith (other than the Confidentiality Agreement), any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) Purchaser shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any Contract executed in connection herewith (other than the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby, to the extent maintained by Purchaser, Merger Sub or another Purchaser Related Party against the Company, its Subsidiaries or any other Company Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (i) under no circumstances shall Purchaser and/or Merger Sub be entitled to collect the Company Termination Fee and any interest and other amounts payable pursuant to Section 9.5(d) on more than one occasion, (ii) under no circumstances shall Purchaser and/or Merger Sub be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 10.15 and any money damages, including all or any portion of the Company Termination Fee, and (iii) under no circumstances shall Purchaser and/or Merger Sub be permitted or entitled to receive both a grant of money damages and the Company Termination Fee.

(f) Notwithstanding anything to the contrary in this Agreement, if Purchaser and Merger Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 10.15, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Purchaser Related Parties in respect of this Agreement, any Contract executed in connection herewith (including the Equity Commitment

Letter, but excluding the Confidentiality Agreement and the Limited Guarantee) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article IX and collect, if due, (i) the Purchaser Breach Termination Fee or Purchaser Financing Termination Fee, as applicable, (ii) any interest and other amounts payable pursuant to Section 9.5(d) and (iii) any payments owing pursuant to the Limited Guarantee and, upon payment of such amounts in accordance with Section 9.5(c), except in connection with an order of specific performance as and only to the extent expressly permitted by Section 10.15, (A) no Purchaser Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter, but excluding the Confidentiality Agreement and the Limited Guarantee) or any of the transactions contemplated hereby or thereby, (B) neither the Company nor any other Company Related Party shall be entitled to bring or maintain any claim, action or proceeding against Purchaser, Merger Sub or any other Purchaser Related Party arising out of or in connection with this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter, but excluding the Confidentiality Agreement and the Limited Guarantee) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letter, but excluding the Confidentiality Agreement and the Limited Guarantee) or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or another Company Related Party against Purchaser, Merger Sub or any other Purchaser Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) under no circumstances shall the Company be entitled to collect the Purchaser Breach Termination Fee or Purchaser Financing Termination Fee, as applicable, on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 10.15 and the Purchaser Breach Termination Fee or Purchaser Financing Termination Fee, as applicable.

(g) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Purchaser pursuant to Section 9.4(b), and Purchaser is not entitled to a Company Termination Fee pursuant to Section 9.5(b)(ii) because the conditions to the payment of such Company Termination Fee set forth in Section 9.5(b)(ii)(B) and Section 9.5(b)(ii)(C) have not been met, then Purchaser shall be entitled to seek from the Company money damages (excluding punitive, lost profits, lost opportunity, benefit of the bargain, speculative or other damages to the extent that such other damages are not reasonably foreseeable), which damages may include, but need not be limited to, the amount of any documented, reasonable out-of-pocket costs and expenses actually incurred by Purchaser or Merger Sub in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.

ARTICLE X

Miscellaneous and General

10.1 Survival. This Article X and the agreements of the Company, Purchaser and Merger Sub contained in Section 2.1 (The Certificate of Incorporation), Article III (Effect of the Merger on Capital Stock; Exchange of Certificates; Transfer of Uncertificated Shares), Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), Section 6.4 (Employee Benefits and Compensation) and Section 7.8 (Expenses) shall survive the consummation of the Merger. This Article X and the agreements of the Company, Purchaser and Merger Sub contained in Section 4.1(r) (Brokers and Finders), Section 4.2(h) (Brokers and Finders), Section 4.2(m) (No Other Representations or Warranties; Investigation by Purchaser and Merger Sub; Company’s Liability), Section 5.3 (Financing Cooperation), Section 7.6 (Confidentiality), Section 7.7 (Publicity), Section 7.8 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, except that this Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.3 and Section 6.4.

10.2 Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, only by written agreement executed and delivered by duly authorized officers of the respective Parties.

10.3 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAW PRINCIPLES OF THE STATE OF DELAWARE.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS

CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(d) Notwithstanding anything in Section 10.5(a) to the contrary, each of the Parties agrees that it will not bring or support any Legal Action (whether at law, in equity, in contract, in tort or otherwise) against the lenders or any other Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including any joinder agreements or credit agreements relating thereto (each such Person, a “Debt Financing Source”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Waiver, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 10.5(d) shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns (“Lender Related Parties”).

10.6 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email (.pdf) transmission and in the case of telecopier, facsimile or email (.pdf) transmission, with copies by overnight courier service or registered mail to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

If to Purchaser or Merger Sub:

Golf Town USA Holdings, Inc.

c/o OMERS Private Equity Inc.

Royal Bank Plaza, South Tower

200 Bay Street, Suite 2010

Toronto, ON M5J 2J2

Attention: Benson Li and Chantal Thibault, Esq.

Fax:	(416) 864-3255
E-mail:	BLi@omerspe.com
CThibault@omerspe.com

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110-1848

Attention: Marilyn French, Esq.

Fax:	(617) 772-8333
E-mail:	marilyn.french@weil.com

If to the Company:

Golfsmith International Holdings, Inc.

11000 N IH 35

Austin, TX 78753

Attention:	General Counsel
Fax:	512-837-1019
E-mail:	jim.eliasberg@golfsmith.com

with, at all times prior to the Effective Time, a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attention:	John M. Reiss, Esq.
Gregory Pryor, Esq.
Fax:	(212) 354-8113
E-mail:	jreiss@ny.whitecase.com
gpryor@ny.whitecase.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

10.7 Entire Agreement. This Agreement (including any exhibits hereto), the Voting Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

10.8 No Third Party Beneficiaries. Except (i) from and after the Effective Time, for the rights of the Stockholders to receive the consideration set forth in Article III (with respect to which the Stockholders shall be Third Party beneficiaries), (ii) as provided in Section 2.1 (The Certificate of Incorporation), (iii) as provided in Section 6.3 (Indemnification; Directors’ and Officers’ Insurance) (with respect to which the Indemnified Parties shall be Third Party beneficiaries only), (iv) as provided in Section 9.5(e) (with respect to which the Company Related Parties (other than the Company) shall be Third Party beneficiaries only) and Section 9.5(f) (with respect to which the Purchaser Related Parties (other than Purchaser and Merger Sub) shall be Third Party beneficiaries only) and (v) as provided Section 10.5(d) (Governing Law and Venue) (with respect to which the Lender Related Parties shall be Third Party beneficiaries only), Purchaser and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto. Any inaccuracies in any representations and warranties set forth herein are subject to waiver by the Parties in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Third Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date and this Agreement does not create any third party beneficiaries or otherwise confer upon any Person other than the Parties any rights or remedies hereunder, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.

10.9 Obligations of Purchaser and of the Company. Whenever this Agreement requires a Subsidiary of Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger or the other transactions contemplated by this Agreement shall be paid by Purchaser when due.

10.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the economic, business and legal effect of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.12 Interpretation; Construction.

(a) Unless the express context otherwise requires:

(i) the table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof;

(ii) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii) where a reference in this Agreement is made to a Section, Subsection, Recital, Schedule or Exhibit, such reference shall refer, respectively, to a Section or Subsection of or Recital, Schedule or Exhibit to this Agreement;

(iv) where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of the Company or Purchaser, as applicable, such knowledge shall mean the actual knowledge of the individuals listed on Annex B or Annex C, as applicable;

(v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(vi) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(vii) the terms “Dollars” and “$” mean U.S. dollars;

(viii) references herein to any gender shall include each other gender;

(ix) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, that nothing contained in this Section 10.12 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(x) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(xi) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(xii) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof; and

(xiii) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean the date of this Agreement as indicated in the Preamble.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.

10.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties and any purported assignment in violation of this Agreement will be void ab initio; provided, however, that Purchaser or Merger Sub may with prior written notice to the Company, assign all or any of their rights and obligations hereunder to any parties providing Alternative Financing pursuant to the terms thereof for purposes of creating a security interest herein or other assignment as collateral in respect of such Alternative Financing or to an affiliate of Purchaser (provided, such assignment does not release or modify the obligations of Purchaser or Merger Sub hereunder or the Guarantor under the Limited Guarantee or the Equity Investor under the Equity Commitment Letter); provided, further, that Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a “constituent corporation” in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided, further, that any such designation shall not materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement or otherwise materially impede the rights of the Stockholders under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

10.14 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. Except as otherwise provided in this Agreement, the exercise by a Party of any one remedy shall not preclude the exercise by such Party of any other remedy.

10.15 Specific Performance. (a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and other equitable relief, including an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in accordance with Section 10.5, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) Notwithstanding anything in this Agreement to the contrary, however, the Parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Purchaser and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter only if (a) all conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time that the Company seeks specific performance pursuant to this Section 10.15, capable of being satisfied if the Closing were to occur at such time), (b) either the Waiver is in full force and effect or Alternative Financing has been funded or will be funded at the date the Closing is required to have occurred pursuant to Section 1.2, (c) Purchaser and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (d) the Company has confirmed in writing to Purchaser that all conditions set forth in Section 8.3 have been satisfied or that it would be willing to waive any unsatisfied conditions in Section 8.3 for purposes of consummating the Merger and it is ready, willing and able to consummate the Merger and (e) such specific performance would result in the consummation of the Merger in accordance with this Agreement substantially contemporaneously with the consummation of the Debt Financing (or alternative debt financing) and the Equity Financing.

(c) In the event that, pursuant to a claim for specific performance brought against Purchaser and/or Merger Sub pursuant to Section 10.15(b), a court rules that Purchaser and/or Merger Sub breached this Agreement in connection with their failure to effect the Closing in accordance with Section 1.2 and that the failure of any of the conditions necessary for specific performance set forth in Section 10.15(b) is attributable to such breach, but the court declines to enforce specifically the obligations of Purchaser and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter and/or to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, then, in addition to the right of the Company to terminate this Agreement pursuant to Section 9.3 and collect the Purchaser Breach Termination Fee or the Purchaser Financing Termination Fee, as the case may be, then the Company shall have the right to be paid the Company’s costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of Purchaser and Merger Sub’s obligations pursuant to this Agreement and/or the Financing Commitment Letters and all actions to collect such fee or expenses. In the event that, pursuant to a claim for specific performance brought against Purchaser and/or Merger Sub other than to cause Purchaser and/or Merger Sub to draw down the full proceeds of the Equity Financing pursuant to Section 10.15(b), a court rules that Purchaser and/or Merger Sub breached this Agreement, but the court declines to enforce specifically the obligations of Purchaser and/or Merger Sub, then, in addition to the right of the Company to terminate this Agreement pursuant to Section 9.3 and collect the Purchaser Breach Termination Fee or the Purchaser Financing Termination Fee, as the case may be, the Company shall have the right to be paid the Company’s costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of Purchaser and Merger Sub’s obligations pursuant to this Agreement and all actions to collect such fee or expenses.

(d) For the avoidance of doubt, in no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 10.15 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 9.3 and be paid the applicable Purchaser termination fee; provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the consummation of the Merger pursuant to this Section 10.15 and the payment of all or any portion of any Purchaser termination fee.

10.16 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term. In addition, for purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any Person making an Acquisition Proposal entered into prior to the date hereof, or if entered into on or after the date hereof, that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Affiliate” when used with respect to any Party means any Person who is an “affiliate” of that Party within the meaning of Rule 405 promulgated under the Securities Act.

“Affiliate Transaction” means a transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K under the Securities Act.

“Alternative Transaction” means any of the following events: (i) any tender or exchange offer (including a self-tender offer or exchange offer) that, if consummated, would result in a Third Party beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of the Company or of all of the equity or voting securities of any of its Subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company, (ii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, sale of substantially all the assets or other similar transaction involving the Company or any of its Subsidiaries whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company or (iii) the acquisition by a Third Party of fifteen percent (15%) or more of any class of equity or voting securities of the Company or of all of the equity or voting securities of any of its Subsidiaries whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company, or of fifteen percent (15%) or more of the consolidated assets or operations of the Company in a single transaction or a series of related transactions.

“Antitrust Authority” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Act, as amended; the Clayton Act, as amended; the HSR Act; the Federal Trade Commission Act, as amended; and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or Austin, Texas.

“Change of Recommendation” means to (i) withhold, withdraw, amend, modify or qualify (or publicly propose to or publicly state the intention to withhold, withdraw, amend, modify or qualify) in any manner adverse to Purchaser or Merger Sub the Company Recommendation; (ii) approve, recommend or declare advisable (or publicly propose to or publicly state the intention to approve, recommend or declare advisable) any Acquisition Proposal or Alternative Transaction; (iii) resolve by action of the Company Board or the Transaction Committee to take any such action described in clauses (i) or (ii); or (iv) cause or permit the Company to enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument (other than an Acceptable Confidentiality Agreement as permitted by Section 5.2) related to any Alternative Transaction; provided, that none of (A) the determination by the Company Board or Transaction Committee that an Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, (B) the disclosure by the Company of such determination or (C) the delivery by the Company of the notice required under Section 5.2(b) or Section 5.2(c), shall constitute a Change of Recommendation.

“Company Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that no effect resulting from any of the following shall constitute a Company Material Adverse Effect or be taken into account in determining whether or not there has been or is or would be reasonably expected to be a Company Material Adverse Effect:

(A) general economic, business or political conditions;

(B) conditions or changes in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (x) interest rates or currency exchange rates in the United States or any other country or region in the world and exchange rates for the currencies of any countries; and (y) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the counter market operating in the United States or any other country or region in the world;

(C) any change in any applicable Laws by any Governmental Entity or GAAP (or authoritative interpretations or enforcement thereof);

(D) changes or developments affecting generally the industries or markets in which the Company or any of its Subsidiaries conduct business;

(E) the announcement of this Agreement or the Voting Agreement and the transactions contemplated hereby and thereby or any communication by Purchaser or Merger Sub of their plans or intentions with respect to any of the businesses of the Company or any of its Subsidiaries;

(F) the pendency or consummation of the transactions contemplated by this Agreement or the Voting Agreement or any actions by Purchaser, Merger Sub or the Company taken as required by this Agreement or the Voting Agreement or any failure to take action that is restricted by this Agreement or the Voting Agreement;

(G) political conditions in the United States or any other country or region in the world or any natural or man-made disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

(H) any (x) change, in and of itself, in the market price or trading volume of the Shares or the credit rating of the Company or its Subsidiaries or any of their obligations or (y) failure, in and of itself, by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood, in each of (x) and (y), that the underlying facts giving rise to or contributing to such change or failure may be taken into account in determining whether or not there has been or is or would be reasonably expected to be a Company Material Adverse Effect, unless otherwise excluded from such determination pursuant to clauses (A) through (K) of this definition);

(I) any action taken or not taken at the written request of, or with the written consent or waiver of, Purchaser or Merger Sub;

(J) any litigation relating to this Agreement or the Voting Agreement or the transactions contemplated hereby or thereby; or

(K) any failure to satisfy a condition to borrowing, any default, or any prepayment or termination under the Revolving Credit Facility, in each case, in and of itself,

provided, that with respect to clauses (A), (D), and (G), such changes, circumstances, conditions, developments, effects, events, occurrences or states of facts do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries operate.

“Company Related Parties” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Company Termination Fee” means $3,800,000.

“Environmental Law” means any Law relating to pollution, contamination, wastes, Hazardous Substances or the protection of the environment, natural resources, human health or safety, or the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance.

“Hazardous Substances” means any and all substances, materials or wastes defined or regulated as “hazardous,” “toxic waste,” a “pollutant,” a “contaminant,” or words of similar meaning or effect under any applicable Environmental Law, including petroleum, petroleum products, pesticides, dioxin, infectious material, polychlorinated biphenyls, asbestos and asbestos containing materials, radioactive materials and radon.

“Intellectual Property” means all: (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals and extensions of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, substitutes, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, algorithms, schematics, methods (including business methods), compositions, formulae, drawings, prototypes, models, designs, specifications, technology, customer lists and supplier lists (collectively, “Trade Secrets”); and (iv) published and unpublished works of authorship, whether copyrightable or not (including software and databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Lazard” means Lazard Frères & Co. LLC and Lazard Middle Market LLC.

“Notification and Report Form” means a Notification and Report Form required under the HSR Act with respect to the Merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission.

“Permitted Liens” means (i) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (ii) Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or which are being contested in good faith and by appropriate proceedings with a maintenance of appropriate reserves on the balance sheet of the Company for payment of same in accordance with GAAP, (iii) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto, (iv) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to obligations which are not delinquent, and (v) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions or zoning, entitlement, building and other land use regulations imposed by Governmental Entities and other similar matters that have not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Purchaser Breach Termination Fee” means $8,200,000.

“Purchaser Financing Termination Fee” means $6,500,000.

“Purchaser Material Adverse Effect” means any effect that would reasonably be expected to prevent or materially delay or impede consummation by Purchaser or Merger Sub of the Merger or the other transactions contemplated by this Agreement or the Voting Agreement.

“Purchaser Related Parties” means (i) Purchaser, Merger Sub and the Guarantor, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Purchaser, Merger Sub or the Guarantor or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, agents, investment bankers, attorneys, accountants and other advisors or representatives.

“Revolving Credit Facility” means that certain credit facility by and among Golfsmith International, L.P., Golfsmith NU, L.L.C. and Golfsmith USA, L.L.C., as borrowers, the Company and the other Subsidiaries of the Company identified therein as credit parties and General Electric Capital Corporation, as administrative agent and lender.

“Solvent” means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (i) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, as of such date, as such amounts are determined in accordance with applicable Law governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liabilities of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (A) “debt” means liability on a “claim” and (B) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock Plan” means the Company’s 2006 Incentive Compensation Plan, and the 2002 Incentive Plan and Non-Employee Director Compensation Plan.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a written Acquisition Proposal (except that for purposes of this definition, references in the definition of Alternative Transaction to “fifteen percent (15%)” shall be “fifty percent (50%)”) which is otherwise on terms which the Company Board, upon the recommendation of the Transaction Committee, determines in good faith, after consultation with its outside legal counsel and a financial advisor, and taking into account all the terms and conditions of the Acquisition Proposal, (i) would result in a transaction that, if consummated, is more favorable to the Stockholders from a financial point of view than the Merger (or, if applicable, any proposal by Purchaser to amend the terms of this Agreement) and (ii) is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Tax” (including, with correlative meaning, the term “Taxes”) includes (i) all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, ad valorem, social security, estimated taxes, transfer, license, inventory, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, charges or assessments of any nature whatsoever, (ii) all interest, penalties and additions imposed with respect to such amounts described in clause (i) and any interest in respect of such penalties and additions; and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law or Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof, or any similar provision of Law).

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax authority relating to Taxes.

“Third Party” means any Person other than Purchaser, Merger Sub, the Company or any Affiliate thereof.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date hereof.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

By	/s/ Martin E. Hanaka
	Name:	Martin E. Hanaka
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

GOLF TOWN USA HOLDINGS INC.

By	/s/ David Spence
	Name:	David Spence
	Title:	Secretary

By	/s/ Michael Graham
	Name:	Michael Graham
	Title:	Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

MAJOR MERGER SUB, INC.

By	/s/ Benson Li
	Name:	Benson Li
	Title:	Vice President

By	/s/ Don Morrison
	Name:	Don Morrison
	Title:	Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

DEFINED TERMS

Terms	Section

Acceptable Confidentiality Agreement	10.16
Acquisition Proposal	5.2(a)
Affiliate	10.16
Affiliate Transaction	10.16
Agreement	Preamble
Alternative Financing	5.3(a)
Alternative Transaction	10.16
Antitrust Authority	10.16
Antitrust Laws	10.16
Applicable Date	4.1(e)(i)
Bankruptcy and Equity Exception	4.1(c)(i)
Benefit Plans	4.1(h)(i)
Business Day	10.16
Bylaws	2.2
Certificate	3.1(a)
Certificate of Merger	1.3
Change of Recommendation	10.16
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	3.2(g)
Common Stock	3.1(a)
Company	Preamble
Company Award Consideration	3.3(b)
Company Awards	3.3(b)
Company Board	Recitals
Company Disclosure Letter	4.1(a)
Company Intellectual Property	4.1(p)(ii)
Company Labor Agreements	4.1(o)
Company Material Adverse Effect	10.16
Company Option	3.3(a)
Company Recommendation	4.1(c)(ii)(B)
Company Related Parties	10.16
Company Reports	4.1(e)(i)
Company Stockholder Approval	4.1(c)(i)
Company Termination Fee	10.16
Confidentiality Agreement	7.6
Contract	4.1(d)(ii)(B)
Costs	6.3(a)
Current D&O Insurance	6.3(c)
Data Room	4.1(a)

Debt Financing	4.2(d)(ii)
Debt Financing Source	10.5(d)
DGCL	Recitals
Dissenting Stockholders	3.1(a)
Divestiture	7.3(c)(iv)
DSU Award Agreement	3.3(b)
Effective Time	1.3
Employees	4.1(h)(i)
Encumbrance	4.1(k)(iv)
Environmental Law	10.16
Equity Commitment Letter	4.2(d)(i)
Equity Financing	4.2(d)(i)
Equity Investor	4.2(d)(i)
ERISA	4.1(h)(i)
ERISA Affiliate	4.1(h)(ii)
Exchange Act	4.1(a)
Exchange Fund	3.2(a)
Excluded Share	3.1(a)
Financing	4.2(d)(ii)
Financing Commitment Letters	4.2(d)(ii)
GAAP	4.1(e)(iv)
Governmental Entity	4.1(d)(i)(F)
Guarantor	Recitals
Hazardous Substances	10.16
HSR Act	4.1(d)(i)(B)
Indemnified Parties	6.3(a)
Information Statement	4.1(t)
Intellectual Property	10.16
IRS	4.1(h)(ii)
Laws	4.1(i)
Lazard	10.16
Leased Real Property	4.1(k)(iii)
Legal Action	6.3(a)
Lender Related Parties	10.5(d)
Licenses	4.1(i)
Lien	4.1(a)
Limited Guarantee	Recitals
Material Contracts	4.1(j)(i)(K)
Maximum Premium	6.3(c)
Merger	Recitals
Merger Sub	Preamble
Merger Consideration	3.1(a)
NASDAQ	4.1(e)(ii)
Notice Period	5.2(c)
Notification and Report Form	10.16
Option Consideration	3.3(a)

Order	8.1(d)
Outside Date	9.2(a)
Owned Real Property	4.1(k)(i)(A)
Party	Preamble
Paying Agent	3.2(a)
Per Share Merger Consideration	3.1(a)
Performance Share Award Agreement	3.3(b)
Permitted Liens	10.16
Person	10.16
Principal Stockholder	Recitals
Purchaser	Preamble
Purchaser Approvals	4.2(c)(i)(F)
Purchaser Benefit Plans	6.4
Purchaser Breach Termination Fee	10.16
Purchaser Financing Termination Fee	10.16
Purchaser Material Adverse Effect	10.16
Purchaser Related Parties	10.16
Registered	10.16
Representatives	10.16
Revolving Credit Facility	10.16
RSU Award Agreement	3.3(b)
Sarbanes-Oxley Act	4.1(e)(iii)
SEC	4.1(e)(i)
Securities Act	4.1(e)(i)
Share	3.1(a)
Solvent	10.16
Stock Plan	10.16
Stockholder	Recitals
Subsidiary	10.16
Superior Proposal	10.16
Surviving Corporation	1.1
Takeover Statute	4.1(l)
Tax	10.16
Tax Return	10.16
Third Party	10.16
Trade Secrets	10.16
Transaction Committee	Recitals
Transaction Committee Recommendation	Recitals
Uncertificated Share	3.1(a)
Voting Agreement	Recitals
Waiver	4.2(d)(ii)
WARN	4.1(o)
Written Consent	7.9(a)

ANNEX B

COMPANY KNOWLEDGE PERSONS

1.	James Eliasberg

2.	Eli Getson

3.	Sue Gove

4.	Martin Hanaka

5.	Ron Ivanitch

6.	Anna Jobe

7.	Steve Larkin

8.	Andy Spratt

ANNEX C

PURCHASER KNOWLEDGE PERSONS

1.	Benson Li

2.	Don Morrison

3.	David Spence

EXHIBIT A

CHARTER

(see attached)

EXHIBIT A to Merger Agreement

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and generally knows as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST: The name of the Corporation (hereinafter called the “Corporation”) is Golfsmith International Holdings, Inc.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred and fifty thousand (250,000) shares of Common Stock, with a par value of $.0001 per share. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: The Corporation shall have perpetual existence.

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this

Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

1.	The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

2.	The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of Directors need be by written ballot.

3.

The Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation at any time after the original adoption of the Bylaws according to Section 109 of the General Corporation Law of the State of Delaware; provided, however, that any amendment to provide for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an amendment to this Certificate of Incorporation, in an initial Bylaw, or in a Bylaw adopted by the stockholders of the Corporation entitled to vote.

EIGHTH: (A) Indemnification of Former Directors and Officers. With respect to the directors and officers of the Corporation who served in such capacity prior to [insert Effective Time], 2012 (a “Former Indemnitee”), to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a Former Indemnitee of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Former Indemnitee of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate was a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation prior to [insert Effective Time], 2012.

Neither any amendment or repeal of any provision of this ARTICLE EIGHTH, nor the adoption of any amendment to this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE EIGHTH, shall eliminate or reduce the effect of this ARTICLE EIGHTH, in respect of any matter occurring, or any action or proceeding accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

(B) Indemnification of Current Directors and Officers. With respect to the directors and officers of the Corporation who (a) serve in such capacity and (b) are the subject of claims that arise in connection with facts and circumstances occurring, in each case, at [insert Effective Time], and thereafter appointed or elected, the Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

NINTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

TENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ELEVENTH: Notwithstanding any provision of law, the Corporation may, by contract, grant to some or all of the security holders of the Corporation pre-emptive rights to acquire stock of the Corporation, but no stockholder shall have any pre-emptive rights except as specifically so granted.

TWELFTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or any partner, member, director, stockholder, affiliate, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this      day of [—], 2012.

[ ]

ANNEX B

May 11, 2012

The Board of Directors

Transaction Committee of the Board of Directors

Golfsmith International Holdings, Inc.

11000 North IH-35

Austin, Texas 78753

Dear Board of Directors:

We understand that Golfsmith International Holdings, Inc., a Delaware corporation (“Golfsmith”), Golf Town USA Holdings Inc. (“OMERS Purchaser”), a Delaware corporation and affiliate of OMERS Private Equity Inc., the private equity arm of Ontario Municipal Employees Retirement System, a Canadian pension fund (collectively, “OMERS”), and Major Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of OMERS Purchaser (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of May 11, 2012 (the “Agreement”), pursuant to which OMERS will acquire Golfsmith (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Golfsmith and each outstanding share of the common stock, par value $0.001 per share, of Golfsmith (“Golfsmith Common Stock”), other than shares of Golfsmith Common Stock held by OMERS Purchaser or any of its subsidiaries, held by Golfsmith or any of its subsidiaries or by holders who are entitled to and properly demand an appraisal of their shares of Golfsmith Common Stock (such shares, collectively, “Excluded Shares”), will be converted into the right to receive $6.10 per share in cash (the “Consideration”). We further understand that Atlantic Equity Partners III, L.P., the principal stockholder of Golfsmith will enter into a voting agreement, and certain members of the management of Golfsmith may enter into certain investment or other arrangements, with OMERS Purchaser or an affiliate thereof in connection with the Transaction (such holders, together with holders of Excluded Shares, any other stockholders of Golfsmith that enter into voting agreements and/or investment or other arrangements with OMERS Purchaser or its affiliates in connection with the Transaction, and their respective affiliates, collectively, “Excluded Holders”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Golfsmith Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Golfsmith;

(iii)

Reviewed various financial forecasts and other data provided to us by Golfsmith relating to the business of Golfsmith and discussed with the Board of Directors of Golfsmith certain sensitivities to such forecasts and other data;

The Board of Directors

Golfsmith International Holdings, Inc.

May 11, 2012

(iv)	Held discussions with members of the senior management of Golfsmith with respect to the business and prospects of Golfsmith;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Golfsmith;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Golfsmith;

(vii)	Reviewed historical stock prices and trading volumes of Golfsmith Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Golfsmith or concerning the solvency or fair value of Golfsmith, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Golfsmith, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Golfsmith. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Golfsmith Common Stock may trade at any time subsequent to the announcement of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Golfsmith might engage or the merits of the underlying decision by Golfsmith to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Golfsmith, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Golfsmith, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Golfsmith or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Golfsmith obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in

The Board of Directors

Golfsmith International Holdings, Inc.

May 11, 2012

connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Middle Market LLC (“LMM”) and its parent, Lazard Frères & Co. LLC (“Lazard”), are acting as financial advisor to Golfsmith in connection with the Transaction and will receive a fee for such services, portions of which were payable during the course of the engagement, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. We and certain of our affiliates in the past have provided certain investment banking services to the Company, certain of the Company’s affiliates and certain of Buyer’s affiliates, for which we have received compensation. In the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and certain of their respective affiliates may actively trade securities of Golfsmith, OMERS and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and also may trade and hold securities on behalf of Golfsmith, OMERS and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of LMM.

Our engagement and the opinion expressed herein are for the benefit of the members of the Transaction Committee of the Board of Directors and the Board of Directors of Golfsmith (in their capacity as such) and our opinion is rendered to the Transaction Committee and the Board of Directors of Golfsmith in connection with their evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Golfsmith Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD MIDDLE MARKET LLC

By	/s/ David J. Solomon
David J. Solomon
Managing Director

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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